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Exhibit (a)(1)

                    , 2013
Shareholders of SYSWIN Inc.
Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

        You are cordially invited to attend an extraordinary general meeting of shareholders of SYSWIN Inc. (the "Company") to be held on                    , 2013 at              a.m. (Beijing time). The meeting will be held at 9th Floor, SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

        At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger dated December 24, 2012 (the "merger agreement"), among the Company, Brilliant Strategy Limited ("Parent") and Brilliant Acquisition Limited ("Merger Sub"), and approve the transactions contemplated by the merger agreement, including the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a British Virgin Islands business company which is and, at the effective time of the merger, will be beneficially owned by Mr. Liangsheng Chen ("Mr. Chen"), chief executive officer, president and a director of the Company, (Mr. Chen, together with Parent and Merger Sub, are collectively referred to herein as the "Buyer Group"). As of January 4, 2013, the Buyer Group beneficially owns approximately 59.98% of the Company's outstanding ordinary shares (the "Shares"). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and as the result of the merger, the Company's American depositary shares ("ADSs"), each representing four Shares, will no longer be listed on the New York Stock Exchange ("NYSE") and the American depositary shares program for the ADSs will terminate.

        If the merger agreement is approved by the requisite vote of the Company's shareholders and the merger is completed, each Share issued and outstanding immediately prior to the effective time of the merger, other than (a) the Shares and ADSs beneficially owned by the Buyer Group (the "Founder Shares") and (b) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law (the "Dissenting Shares"), will be cancelled in exchange for the right to receive $0.5125 and each ADS, each representing four Shares, will represent the right to receive $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes. The Founder Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their appraised or other agreed value as described in more detail below.

        A special committee of the board of directors of the Company, composed solely of directors unrelated to the Buyer Group or management of the Company (the "special committee"), has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair (both substantively and procedurally) to, and in the best interests of, the Company and its shareholders and ADS holders (other than the Buyer Group), (b) declared it advisable to enter into the merger agreement and (c) recommended that the board of directors of the Company approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its shareholders (other than the Buyer Group), and declared it advisable to enter into the merger agreement, (b) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (c) recommends that the Company's shareholders vote FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

        The Company's board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission ("SEC"), which are available for free at the SEC's website www.sec.gov.

        Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by a special resolution, being a resolution authorizing the merger passed by not less than two-thirds of the registered shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given, referred to herein as a "special resolution". Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                    , 2013 at             a.m. (Beijing time). Voting at the extraordinary general meeting will take place by poll voting, each shareholder having one vote for each Share held as of the close of business on                    , 2013 as the chairwoman of the Company's board of directors has undertaken to demand poll voting at the meeting.

        As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on                    , 2013, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                    , 2013. Pursuant to the deposit agreement, the Company plans to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date.

        Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that (i) it does not wish such proxy to be given, (ii) there exists substantial opposition or (iii) that would have a material adverse impact on the rights of the Company's shareholders. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company's shareholders. In addition, pursuant to the deposit agreement, the Company is required to provide the ADS depositary with an opinion of counsel in form and substance satisfactory to it with respect to the granting of the discretionary proxy. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on                    , 2013, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on                     , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON                    , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                    , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

        If you have any questions or need assistance voting your Shares, please contact Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

        Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
Zelai Zhang On behalf of the Special Committee	Xiaoling Hu Chairwoman of the Board of Directors

        The proxy statement is dated                    , 2013, and is first being mailed to the shareholders and to ADS holders on or about                    , 2013.

SYSWIN INC.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD
ON            , 2013

Dear Shareholder:

        Notice is hereby given that an extraordinary general meeting of the members of SYSWIN Inc. (the "Company") will be held on            , 2013 at             a.m. (Beijing time) at 9th Floor, SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

        Only registered holders of ordinary shares of the Company (the "Shares") at the close of business on            , 2013 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

  •
  as special resolutions:

          THAT the agreement and plan of merger dated December 24, 2012 (the "merger agreement"), among Brilliant Strategy Limited ("Parent"), Brilliant Acquisition Limited ("Merger Sub") and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

          THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

  •
  as an ordinary resolution:

          THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        A list of the shareholders of the Company will be available at its principal executive offices at 9th Floor, SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China, during ordinary business hours for the            business days immediately prior to the extraordinary general meeting.

        If you own American depositary shares of the Company ("ADSs"), each representing four Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on                , 2013 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary's fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Shares before the close of business in New York City on              , 2013, and become a holder of Shares by the close of business in the Cayman Islands on              , 2013. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

        After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company or any member of the Buyer Group (as defined in the accompanying proxy statement), the Company's board of directors approved the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        The Buyer Group has agreed to vote (or cause to be voted) all Shares that it owns (representing an aggregate of approximately 59.98% of the total outstanding Shares as of January 4, 2013) in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

        The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is              , 2013 at             a.m. (Beijing time). The proxy card is the "instrument appointing a proxy" as referred to in the Company's articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairwoman of the Company's board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on              , 2013.

        Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

        If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that pursuant to the deposit agreement, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, the Company plans to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on              , 2013. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company's shareholders. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company's shareholders. In addition, pursuant to the deposit agreement, the Company is required to provide the ADS depositary with an opinion of counsel in form and substance satisfactory to it with respect to the granting of the discretionary proxy.

        If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

        If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, FOR the authorization of the directors to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

        If you elect to dissent from the merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON              , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON              , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

        If you have any questions or need assistance voting your Shares, please contact Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

        The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

        Notes:

  1.
  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

  2.
  The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

  3.
  A proxy need not be a member (registered shareholder) of the Company.

  4.
  The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

  5.
  Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
Xiaoling Hu Chairwoman of the Board of Directors
, 2013

i

SUMMARY TERM SHEET

        This "Summary Term Sheet," together with the "Questions and Answers about the Extraordinary General Meeting and the Merger," highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in "Where You Can Find More Information" beginning on page 100. In this proxy statement, the terms "we," "us," "our," and the "Company" refer to SYSWIN Inc. and its subsidiaries. All references to "dollars" and "$" in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

        The Company is one of China's leading primary real estate service providers based on transaction value of properties sold, brand recognition and geographic presence. The Company primarily provides real estate sales agency services to property developers relating to new residential properties. It also provides real estate consultancy services, which include project consultancy services offered to developer clients and primary land development consultancy and agency services provided to primary land developers.

        We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 9th Floor, SYSWIN Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China. Our telephone number at this address is (86-10) 8497-8088. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

        As of the date of this proxy statement, we have an aggregate of 193,275,000 ordinary shares, par value $0.0000008 per share (each, a "Share" and collectively, the "Shares") issued and outstanding. In addition, 2,500,000,000 preferred shares of a par value of US$0.0000008 each are authorized.

        For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the "SEC") on April 5, 2012. Please see "Where You Can Find More Information" beginning on page 100 for a description of how to obtain a copy of our Annual Report.

Mr. Liangsheng Chen ("Mr. Chen")

        Mr. Chen is our founder and has served as a director and our chief executive officer since 2007. Mr. Chen is also currently serving as our president. Mr. Chen is a PRC citizen.

Parent

        Brilliant Strategy Limited ("Parent") is a company organized under the laws of the British Virgin Islands, and was formed by Mr. Chen, who is the sole shareholder of Parent. As of January 4, 2013, Parent held 115,917,456 Shares, representing approximately 59.98% of the total outstanding Shares. Parent is a holding company formed solely for the purpose of holding these Shares and the equity interest in Merger Sub (as defined below) and arranging the related investment transactions.

Merger Sub

        Brilliant Acquisition Limited ("Merger Sub") is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the merger.

        Mr. Chen, Parent and Merger Sub are collectively referred to in this proxy statement as the "Buyer Group."

The Merger (Page 66)

        You are being asked to vote to approve the merger and the agreement and plan of merger dated December 24, 2012 (the "merger agreement"), among the Company, Parent and Merger Sub, pursuant to which, once the merger agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the "merger"). The Company, as the surviving company, will continue to do business under the name "SYSWIN Inc." following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 66)

        Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding Share, other than (a) the Shares and ADSs beneficially owned by Mr. Chen prior to the effective time of the merger (the "Founder Shares") and (b) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters' rights under the Cayman Islands Companies Law (the "Dissenting Shares"), will be cancelled in exchange for the right to receive $0.5125 and each issued and outstanding ADS, other than the Founder Shares, will represent the right to receive $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes.

        Each outstanding Founder Share will be cancelled without payment of any consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. Such ordinary share will be the only issued share capital of the surviving company at the effective time of the merger.

        Each outstanding Dissenting Share will be cancelled for the appraised or agreed value under the Cayman Islands Companies Law.

Record Date and Voting (Page 61)

        You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on            , 2013 or if you are a holder of ADSs at the close of business in New York City on            , 2013, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on             , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary

general meeting by cancelling your ADSs before the close of business in New York City on            , 2013 and becoming a holder of Shares prior to the close of business in the Cayman Islands on             , 2013, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there would be            Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is            , 2013 at             a.m. (Beijing time). See "—Voting Information" below.

Shareholder Vote Required to Approve the Merger Agreement (Page 62)

        Approval of the merger agreement requires the approval by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

        Based on the number of Shares expected to be outstanding on the record date, approximately                        Shares must be voted in favor of the proposal to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

        As of January 4, 2013, Mr. Chen beneficially owned 115,917,456 Shares, which represented approximately 59.98% of the total outstanding Shares. In the event that Mr. Chen votes all of his shares to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, which he has agreed to do,                          Shares must be voted by other shareholders in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger, for the proposal to be approved.

        If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as "broker non-votes."

Voting Information (Page 61)

        Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is            , 2013 at              a.m. (Beijing time). If you hold ADSs, please complete, sign, date and return the ADS voting instructions card to the ADS depositary. If a broker holds your Shares or ADSs in "street name," your broker should provide you with instructions on how to vote your Shares or ADSs.

        If you own ADSs as of the close of business in New York City on            , 2013, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on            , 2013 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on            , 2013. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on            , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenters' Rights of Shareholders and ADS Holders (page 83)

        Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters' rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS' RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON            , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON            , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

        We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Purposes and Effects of the Merger (page 48-49)

        The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company's unaffiliated shareholders will be cashed out in exchange for $0.5125 per Share (or $2.05 per ADS). Please see "Special Factors—Purposes of and Reasons for the Merger" beginning on page 48 for additional information.

        ADSs representing the Shares are currently listed on the New York Stock Exchange (the "NYSE") under the symbol "SYSW." It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Mr. Chen. Following the completion of the merger, our ADSs will no longer be listed on any securities exchange or quotation system, including NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. Please see "Special Factors—Effects of the Merger on the Company" beginning on page 49 for additional information.

Plans for the Company after the Merger (Page 51)

        Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. The Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or NYSE compliance and reporting requirements and the related direct and indirect costs and expenses.

        Mr. Chen has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, Mr. Chen does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Recommendations of the Special Committee and Our Board of Directors (Page 29)

        The special committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its shareholders and ADS holders (other than the Buyer Group), (b) declared it advisable to enter into the merger agreement and (c) recommended that our board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders (other than the Buyer Group), and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

        The primary benefits of the merger to the Company's unaffiliated shareholders and ADS holders include, without limitation, (a) the receipt by such shareholders and ADS holders of $0.5125 per Share and $2.05 per ADS merger consideration in cash (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), which will be financed from the set of commitments as set forth under "Special Factors—Financing" in this proxy statement, representing a premium of 28.1% to the closing price of the ADSs on NYSE on September 6, 2012 and 42.7% over the Company's 60-trading day average closing price on September 6, 2012, the last trading day prior to the Company's announcement on September 7, 2012 that it had received a "going private" proposal from Mr. Chen and (b) the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

        The primary detriments of the merger to the Company's unaffiliated shareholders and ADS holders include, without limitation, (a) such shareholders and ADS holders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; (b) in general, the receipt of cash pursuant to the merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws and (c) after completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

        To the extent known by each Filing Person after making reasonable inquiry, except as set forth under "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" and "The Extraordinary General Meeting," no executive officer, director or affiliate of the Company or such Filing Person has made a recommendation either in support of or opposed to the transaction.

        Except as set forth under "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" and "Special Factors—Opinion of Oppenheimer, the Special Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders and ADS holders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction.

Opinion of Oppenheimer, the Special Committee's Financial Advisor (Page 43)

        On December 24, 2012, at a meeting of the special committee held to evaluate the merger, Oppenheimer & Co. Inc. ("Oppenheimer") rendered its oral opinion to and for the benefit of the special committee, which was subsequently confirmed in writing to the special committee on December 24, 2012, that, as of the date of such written opinion and based upon and subject to the assumptions, procedures, factors and limitations set forth therein, the consideration to be received by the holders of the Company's ordinary shares and ADSs, other than Mr. Chen and any person controlled by him, in the merger pursuant to the merger agreement was fair to such holders from a financial point of view.

        The full text of the Oppenheimer opinion dated December 24, 2012 is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. You are urged to read Oppenheimer's opinion carefully in its entirety.

Position of the Buyer Group as to Fairness (Page 37)

        Each member of the Buyer Group believes that the merger is fair (both substantively and procedurally) to the Company's unaffiliated shareholders and ADS holders. Their belief is based upon the factors discussed under the caption "Special Factors—Position of the Buyer Group as to the Fairness of the Merger" beginning on page 37.

        Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The view of each member of the Buyer Group as to the fairness of the merger is not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 53)

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $41.1 million, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Founder Shares which will be cancelled for no consideration pursuant to the merger agreement. This amount is expected to be funded through a combination of cash from the resources of the Company, its subsidiaries and the Buyer Group. See "Special Factors—Financing" beginning on page 53 for additional information.

Equity Commitment (Page 53)

        In connection with the merger, Mr. Chen has entered into an equity commitment letter with the Parent and agreed to provide up to $15,500,000 of equity financing to Parent, subject to certain terms and conditions, for Parent to fund, if needed and to the extent necessary, a portion of the aggregate merger consideration required to be paid by Parent to consummate the merger. See "Special Factors—Equity Commitment" beginning on page 53 for additional information.

Limited Guaranty (Page 53)

        In connection with the merger, Mr. Chen has entered into a limited guaranty in favor of the Company to guarantee the obligations of Parent under the merger agreement to pay, under certain circumstances in which the merger agreement is terminated, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company. Mr. Chen's aggregate liability under the limited guaranty will in no event exceed the amount equal to (a) the guaranteed obligations minus (b) any portion of the guaranteed obligations actually paid by Parent or Merger Sub. See "Special Factors—Limited Guaranty" beginning on page 53 for additional information.

Share Ownership of the Company's Directors and Executive Officers and Voting Commitments (Page 89)

        As of January 4, 2013, Mr. Chen, our chief executive officer and a director, beneficially owns approximately 59.98% of our outstanding Shares. See "Security Ownership of Certain Beneficial Owners and Management of the Company" beginning on page 89 for additional information. Parent has agreed to vote, or cause to be voted, all Shares beneficially owned by Mr. Chen in favor of the approval and adoption of the merger agreement.

Interests of the Company's Executive Officers and Directors in the Merger (Page 55)

        In considering the recommendations of the board of directors, the Company's shareholders should be aware that certain of the Company's directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's shareholders generally. These interests include, among others:

  •
  the ownership of all of the equity interests in Parent by Mr. Chen;

  •
  the potential enhancement or decline of share value for Parent, of which Mr. Chen is the sole owner, as a result of the merger and future performance of the surviving company;

  •
  continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

  •
  the compensation of members of the special committee in exchange for their services in such capacity at a rate of $3,000 per month for the chairman and $2,500 per month for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger); and

  •
  the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

        The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 55 for additional information.

Competing Transactions (Page 74)

        Until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their respective representatives may not:

  •
  solicit, initiate or encourage (including by way of furnishing any non-public information), or take any other action to facilitate, any inquiries or indication of interest or the making of any proposal or offer (including any proposal or offer to the Company's shareholders) with respect to, or that may reasonably be expected to lead to, a competing transaction;

  •
  enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any of its subsidiaries in furtherance of such inquiries or indication of interest or to obtain a proposal or offer with respect to a competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction (other than to state that the Company is not permitted to have such discussions);

  •
  agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer with respect to or that may reasonably be expected to lead to, a competing transaction, or that requires the Company to abandon the merger agreement or the merger; or

  •
  grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover statutes (and the Company shall promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or takeover statute).

        At any time prior to the time the Company's shareholders approve the merger agreement, (i) following receipt by the Company of a written bona fide proposal or offer from any person with respect to a competing transaction that did not result from a material breach of the Company's "no-shop" obligations described above, the Company and its representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of such proposal or offer so as to determine whether it constitutes or could reasonably be expected to result in a superior proposal (as defined in the merger agreement and further explained under the caption "Merger Agreement—Competing Transactions" beginning on page 74) and (B) notify such person of certain restrictions in the merger agreement; provided that the Company shall keep Parent informed on a reasonably current basis of such contact; and (ii) the Company and its representatives may, subject to compliance with the other provisions contained in the merger agreement and acting under the direction of the special committee, furnish information to, and enter into discussions with, a person who has made such proposal or offer, if, prior to furnishing such information and entering into such discussions, (x) the special committee has determined in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) that (A) such proposal or offer constitutes, or is reasonably likely to result in, a superior proposal and (B) the failure to furnish such information, or to enter into such discussions, with the person who made such proposal or offer would be inconsistent with the directors' fiduciary duties under applicable laws, (y) the Company promptly provides written notice to Parent of its intent to furnish information or enter into discussions with such person and discloses (and if applicable, promptly provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub, and (z) the Company has obtained from such person an acceptable confidentiality agreement.

        Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that the Company (acting through the board of directors of the Company and any committee thereof) will not (a) withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation with respect to the merger, (b) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any competing transaction, (c) fail to recommend against any competing transaction subject to Regulation 14D under the Securities Exchange Act of 1934, as amended, in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such competing transaction, (d) fail to include the Company board recommendation that shareholders of the Company approve the merger agreement in this proxy statement, or (e) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction, or enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction.

        Prior to the time the Company receives shareholder approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee) may make a change in the company recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, if (i) the Company has received a written, bona fide proposal or offer with respect to a competing transaction that did not result from a material breach of the Company's "no-shop" obligations described above that is not withdrawn and that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of its independent financial advisor and outside counsel) constitutes a superior proposal, and (ii) the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable laws, subject to certain notice and match rights of Parent.

Termination of the Merger Agreement (Page 79)

        The merger agreement may be terminated at any time, whether before or after shareholder approval has been obtained, under the following circumstances:

  •
  by mutual written consent of Parent and the Company (upon approval of the special committee);

  •
  by either Parent or the Company, if:

  •
  the merger has not been completed on or before September 24, 2013, provided that this termination right will not be available to any party whose breach of, or failure to fulfill, any of its obligations under the merger agreement, results in or has been a material cause of the failure to complete the merger by that date;

  •
  any competent court or governmental entity has enacted, issued, promulgated, enforced or entered any final, non-appealable law, rule or order which enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger, provided that this termination right will not be available to any party whose breach of, or failure to fulfill, any of its obligations under the merger agreement, results in or has been a material cause of the issuance of such law, rule or order; or

    •
    our shareholders do not approve the merger agreement or the merger or other transactions contemplated by the merger agreement at the duly-convened extraordinary general meeting or at any adjournment thereof;

  •
  by the Company, if:

  •
  Parent or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to the Company's obligation to complete the merger, and subject to specified notice and cure rights. This termination right will not be available to the Company if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to each party's, or Parent's and Merger Sub's, obligations to complete the merger;

  •
  all of the mutual conditions to completion of the merger and all of the conditions to Parent's and Merger Sub's obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing and Parent and Merger Sub fail to complete the closing within five (5) business days following the date the closing should have occurred pursuant to the merger agreement; or

  •
  prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the company recommendation in connection with a superior proposal and/or authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to such superior proposal in compliance with the terms of the merger agreement and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination;

  •
  by Parent, if:

  •
  the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent's and Merger Sub's obligations to complete the merger and subject to certain notice and cure rights. This termination right will not be available to Parent if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to each party's, or the Company's, obligations to complete the merger; or

  •
  the board of directors of the Company or any committee thereof has effected a change in the company recommendation; or the board of directors of the Company, acting through the special committee, notifies Parent or Merger Sub of its intention to effect a change in the company recommendation and/or authorize the Company to terminate the merger agreement in accordance with the merger agreement.

Termination Fees and Reimbursement of Expenses (Page 80)

        The Company is required to pay Parent a termination fee of $1,000,000 in the event that the merger agreement is terminated (a) by the Company, after the board of directors of the Company effects a change in the company recommendation in connection with a superior proposal and/or authorizes termination of the merger agreement to enter into an alternative acquisition agreement and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination, (b) by Parent, due to the Company's breach of the merger agreement that results in the failure of a condition to each party's, or Parent's and Merger Sub's, obligations to complete the merger, or (c) by Parent, if (i) the board of directors of the Company or any committee thereof has effected a change in the company recommendation or (ii) the board of directors of the Company, acting through the special committee, notifies Parent or Merger Sub of its intention to effect a change in the company recommendation and/or terminate the merger agreement in accordance with the merger agreement. In each case, the Company is also required to reimburse Parent for expenses of up to $500,000 incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement.

        Parent is required to pay the Company a termination fee of $2,000,000 in the event that the merger agreement is terminated (a) by the Company, due to breach of the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company's obligation to complete the merger, or (b) by the Company, if Parent and Merger Sub fail to complete the merger when all conditions to their obligations have been satisfied and the Company is ready, willing and able to complete the merger. In each case, Parent is also required to reimburse the Company for expenses of up to $500,000 incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Considerations (Page 91)

        The receipt of cash pursuant to the merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see "Material U.S. Federal Income Tax Considerations" beginning on page 91 for additional information. The tax consequences of the merger or the exercise of dissenters' rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Considerations (Page 95)

        The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the "EIT Law") or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters' rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters' rights to you, including any PRC tax consequences. Please see "Material PRC Income Tax Considerations" beginning on page 95 for additional information.

Material Cayman Islands Tax Considerations (Page 96)

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see "Material Cayman Islands Tax Considerations" beginning on page 96 for additional information.

Regulatory Matters (Page 57)

        The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 57)

        The merger is expected to be accounted for, at fair value, using the acquisition method in accordance with Accounting Standard Codification 805-10, "Business Combination—Overall."

Conditions to the Merger (Page 78)

        The respective obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

  •
  the merger agreement must have been duly approved by the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company; and

  •
  no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, rule, or order then in effect which enjoins, restrains, prohibits, or otherwise makes illegal the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of the Company set forth in the merger agreement (a) with respect to capitalization being true and correct in all material respects and (b) with respect to all other matters, being true and correct, subject to a material adverse effect exception, in each case as of the date of the merger agreement and as of the closing date;

  •
  the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date;

  •
  Parent having received a certificate of an executive officer of the Company certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of the Company under the merger agreement described above; and

  •
  there having not occurred a material adverse effect since the date of the merger agreement.

        The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Parent and Merger Sub set forth in the merger agreement, being true and correct, subject to a materiality exception, as of the date of the merger agreement and as of the closing date;

  •
  Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the effective time; and

  •
  the Company having received certificates signed by a director of each of Parent and Merger Sub certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of Parent and Merger Sub under the merger agreement described above.

Market Price of the ADSs (Page 59)

        The closing price of the Shares on NYSE on September 6, 2012, the last trading date immediately prior to the Company's announcement on September 7, 2012 that it had received a going private proposal from Mr. Chen, was $1.60 per ADS. The merger consideration of $2.05 per ADS to be paid in the merger represents a premium of approximately 28.1% over that closing price.

Fees and Expenses (Page 57)

        Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

 QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND
THE MERGER

        The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:    What is the proposed transaction?

A:
The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the merger, the ADSs will no longer be listed on NYSE, and the Company will cease to be a publicly traded company.

Q:    What will I receive in the merger?

A:
If you own Shares and the merger is completed, you will be entitled to receive $0.5125 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the value of each Share appraised pursuant to the Cayman Islands Companies Law).

  If you own ADSs and the merger is completed, you will be entitled to receive $2.05 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary's fees required for the cancellation of ADSs, and provide instructions for the registration of the corresponding Shares before the close of business in New York City on                    , 2013 and become a holder of Shares by the close of business in the Cayman Islands on                    , 2013 and (b) comply with the procedures and requirements for exercising dissenters' rights for the Shares under Section 238 of the Cayman Islands Companies Law.

  Please see "Material U.S. Federal Income Tax Considerations," "Material PRC Income Tax Considerations" and "Material Cayman Islands Tax Considerations" beginning on page 91 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:    After the merger is completed, how will I receive the merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the effective time of the merger, a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $0.5125 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your share certificates after completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your dissenters' rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the per Share merger consideration of $0.5125 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the merger.

  If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:    After the merger is completed, how will I receive the merger consideration for my ADSs?

A:
If your ADSs are represented by certificates, also referred to as American depositary receipts ("ADRs"), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

  If your ADSs are held in "street name" by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:    When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on                    , 2013, at             a.m. (Beijing time) at                                                                                                  .

Q:    What matters will be voted on at the extraordinary general meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•
to authorize the directors to do all things necessary to give effect to the agreement and plan of merger; and, if necessary

•
to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:    What vote of our shareholders is required to approve the merger agreement?

A:
The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt the merger agreement is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders. At the close of business on                    , 2013, the record date for the extraordinary general meeting,                 Shares were outstanding and entitled to vote at the extraordinary general meeting.

  Pursuant to the merger agreement, Parent has agreed to vote, or cause to be voted, all of the Shares beneficially owned by Mr. Chen in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. As of January 4, 2013, Mr. Chen, the sole shareholder of Parent, beneficially owned 115,917,456 Shares, which represented approximately 59.98% of the total outstanding Shares. In the event that Parent votes, or causes to be voted, all of such shares to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, which it has agreed to do,                Shares must be voted by other shareholders in favor of the merger agreement and the transactions contemplated by the merger agreement, including the merger, for the proposal to be approved.

Q:    How does the Company board of directors recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the special committee, our board of directors, by a unanimous vote, recommends that you vote:

•
FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•
FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement; and

•
FOR the proposal to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

  You should read "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 29 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See "Special Factors—Interests of Certain Persons in the Merger" beginning on page 55.

Q:    Who is entitled to vote at the extraordinary general meeting?

A:
The Share record date is                    , 2013. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is                    , 2013. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on                    , 2013 and become a holder of Shares by the close of business in the Cayman Islands on                    , 2013, the Share record date.

Q:    What constitutes a quorum for the extraordinary general meeting?

A:
The presence, in person or by proxy, of at least two shareholders representing not less than one-third in nominal value of the Company's total issued voting Shares on the Share record date throughout the extraordinary general meeting will constitute a quorum for the extraordinary general meeting.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible and currently expect the merger to close around the end of the first quarter of 2013. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:    What happens if the merger is not completed?

A:
If our shareholders do not approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE's listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

  Under specified circumstances, the Company may be required to pay Parent a termination fee and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than the Buyer Group) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption "The Merger Agreement—Termination Fees and Expenses" beginning on page 80.

Q:    What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:    How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

  Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:    How do I vote if I own ADSs?

A:
If you own ADSs as of the close of business in New York City on                    , 2013, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on                    , 2013. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

  Pursuant to the deposit agreement, the Company plans to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on                    , 2013. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company's shareholders. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company's shareholders. In addition, pursuant to the deposit agreement, the Company is required to provide the ADS depositary with an opinion of counsel in form and substance satisfactory to it with respect to the granting of the discretionary proxy.

  Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on                    , 2013 and become a holder of Shares by the close of business in the Cayman Islands on                    , 2013, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

  If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on                    , 2013 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the J.P. Morgan Chase Bank, N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:    If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:    What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that pursuant to the deposit agreement, the Company plans to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on                    , 2013. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company's shareholders. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company's shareholders. In addition, pursuant to the deposit agreement, the Company is required to provide the ADS depositary with an opinion of counsel in form and substance satisfactory to it with respect to the granting of the discretionary proxy.

Q:    May I change my vote?

A:
Yes, you may change your vote in one of three ways:

•
first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to us at SYSWIN Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

•
second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•
third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

  If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

  Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on                    , 2013. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

  If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxies or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:    Should I send in my share certificates or my ADRs now?

A:
No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

  All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

  If your Shares or your ADSs are held in "street name" by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:    Am I entitled to dissenters' rights?

A:
Yes. Shareholders electing to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters' rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise dissenters' rights with respect to your Shares.

  ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters' rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters' rights must surrender their ADSs to the ADS depositary, pay the ADS depositary's fees required for such surrender, provide instructions for the registration of the corresponding Shares before the close of business in New York City on                     , 2013, and become registered holders of Shares by the close of business in the Cayman Islands on                    , 2013. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and dissenters' rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

  We encourage you to read the section of this proxy statement entitled "Dissenters' Rights" beginning on page 83 as well as "Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238" to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters' rights.

Q:    If I own ADSs and seek to perfect dissenters' rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:
If you own ADSs and wish to exercise dissenters' rights, you must surrender your ADSs at the ADS depositary's office at 1 Chase Manhattan Plaza, Floor 58, New York, NY 100005-1401, U.S.A. Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

  The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on                    , 2013.

  You must become a registered holder of your shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

Q:    Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.

Q:    Do any of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:
Yes. Some of the Company's directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the ownership of all of the equity interests in Parent by Mr. Chen; (b) the potential enhancement or decline of share value for Parent, of which Mr. Chen is the sole owner, as a result of the merger and future performance of the surviving company; (c) continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (d) the compensation of members of the special committee in exchange for their services in such capacity at a rate of $3,000 per month for the chairman and $2,500 per month for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger); and (e) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 55 for a more detailed discussion of how some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:    How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:
Pursuant to the merger agreement, Parent agreed to vote, or cause to be voted, all of the Shares beneficially owned by Mr. Chen in favor of the approval and adoption of the merger agreement. As of January 4, 2013, Mr. Chen beneficially owns, in the aggregate, 115,917,456 Shares of the Company, representing approximately 59.98% of the outstanding Shares of the Company.

Q:    Who can help answer my questions?

A:
If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

SPECIAL FACTORS

Background of the Merger

        Our board of directors and senior management periodically review the Company's long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

        Between August 23, 2012 and September 6, 2012, Mr. Chen held a number of preliminary discussions with representatives of Wilson Sonsini Goodrich & Rosati P.C. ("WSGR") regarding the feasibility of a possible going private transaction with respect to the Company, as well as the proposed schedule for executing such a transaction and the SEC filings required in connection with such a transaction.

        On September 12, 2012, Parent formally executed an engagement letter with WSGR, appointing WSGR as its U.S. legal advisor in connection with a possible going private transaction with the Company.

        On September 7, 2012, the board of directors of the Company received a preliminary non-binding proposal letter from Mr. Chen expressing an interest in acquiring all of the outstanding Shares of the Company not already owned, legally or beneficially, by Mr. Chen and his affiliates, in a going private transaction at a price of $0.50 per Share and $2.00 per ADS in cash. In the proposal letter, Mr. Chen, among other things, (a) stated that he intended to fund the acquisition through a combination of debt and equity financing and (b) indicated to the board of directors of the Company that he was interested only in acquiring the outstanding Shares that he and his affiliates did not already own, and did not intend to sell his stake in the Company to a third party.

        Also on September 7, 2012, the Company issued a press release regarding its receipt of the proposal letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

        At a telephonic meeting convened on September 12, 2012, the Company's board of directors considered the proposal letter and decided that it was in the best interest of the Company to form a special committee consisting of the board's independent directors, Mr. Zelai Zhang, Mr. Xiaoya Zhang and Mr. Shulong Chu, to consider and attend to all matters in connection with the proposal letter from Mr. Chen, including to (a) establish, oversee and direct the process for the solicitation, evaluation and negotiation of the proposal, the transactions contemplated thereby and any other alternative proposals; (b) evaluate, communicate with relevant parties, negotiate, respond to, recommend the rejection and, if appropriate, recommend the approval and effectuation of the proposal and the transactions contemplated thereby and recommend whether the proposal is fair to, and is in the best interest of, the Company and its shareholders other than Mr. Chen and his affiliates; (c) make reports, recommendations and other communications to the Company's board of directors as the special committee considers appropriate; (d) execute any documentation necessary, advisable or appropriate for and on behalf of the Company in connection with the proposal or the transactions contemplated thereby; (e) appoint, retain and compensate advisors (legal, financial or otherwise) to assist the special committee on any matter and for any reason; and (f) exercise any other power that may be otherwise exercised by the board of directors of the Company and that the special committee may deem necessary or advisable to carry out its duties and responsibilities in connection with the proposal. Mr. Zelai Zhang was appointed as chairman of the special committee.

        Mr. Chen, after submitting the non-binding proposal letter to the board of directors of the Company on September 7, 2012, restricted his involvement in his capacity as president, chief executive officer and director of the Company in the board of directors' consideration of the proposed going private transaction. He recused himself from the meeting of the board of directors of the Company held on September 12, 2012 forming the special committee and the meeting on December 24, 2012 approving the merger agreement and the transactions contemplated thereby, including the merger.

        Between September 12 and October 12, 2012, the special committee interviewed and considered a number of law firms and investment banking firms to choose its legal and financial advisors. Members of the special committee considered the possible positive and negative qualifications of the candidate firms and retained Cleary Gottlieb Steen & Hamilton LLP ("Cleary") as U.S. legal counsel and Oppenheimer & Co. Inc. ("Oppenheimer") as financial advisor. On October 15, 2012, the Company issued a press release announcing the retention of Cleary and Oppenheimer as legal and financial advisors to the special committee to assist in evaluating the proposal set forth in the proposal letter. The press release was furnished as an exhibit to the Current Report on Form 6-K, filed the same day.

        On October 17, 2012, the special committee held an organizational telephonic meeting with Cleary and Oppenheimer to discuss the process of evaluating Mr. Chen's proposal. At the meeting, (a) Cleary advised the special committee of the key issues and best practices with respect to a Rule 13e-3 going private transaction under U.S. securities laws, and (b) Oppenheimer discussed an illustrative timetable for a Rule 13e-3 going private transaction. The special committee instructed Oppenheimer to begin due diligence of the Company and agreed to request the management of the Company to cooperate with Oppenheimer on such due diligence and to provide Oppenheimer with the Company's financial projections. The special committee also discussed the qualifications of law firms practicing the laws of the Cayman Islands and decided to retain Walkers as its Cayman Islands legal advisor. From time to time thereafter, Cleary discussed with Walkers the fiduciary duties imposed upon the directors and other legal requirements and considerations under the laws of the Cayman Islands for the proposed transaction. Also on October 17, 2012, Oppenheimer entered into a non-disclosure agreement with the Company after negotiation with Cleary.

        From October 22, 2012 to October 29, 2012, Oppenheimer met with the Company management in Beijing and began its due diligence of the Company. From time to time, Oppenheimer held discussions with the chief financial officer of the Company regarding the Company's financial projections. From October 24, 2012 to October 30, 2012, Oppenheimer also interviewed certain major clients of the Company.

        On November 22, 2012, Oppenheimer met with Mr. Chen in Beijing to discuss his proposal. During the meeting, Mr. Chen made it clear that he would only be interested in acquiring Shares he did not already own and would not be interested in selling his Shares or participating in any alternative transaction involving the Company. Mr. Chen also informed Oppenheimer of his plan to fund the transaction with a combination of his personal funds and a certain amount of cash available in the Company.

        On November 22, 2012, the management of the Company provided Oppenheimer certain financial projections for the period from the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2017 and stated to Oppenheimer that such financial projections were made based on the financial results of the Company for the first three quarters of fiscal year 2012. The management of the Company also informed Oppenheimer on November 22, 2012 that it may update such financial projections in December 2012 based on, among other factors, the Company's performance in the fourth quarter of fiscal year 2012 which may provide improved visibility into future performance.

        On November 26, 2012, WSGR provided an initial draft of the merger agreement to the special committee.

        On November 27, 2012, the special committee held a meeting in Beijing with Cleary and Oppenheimer to discuss Oppenheimer's preliminary financial analyses. At the meeting, Oppenheimer circulated the discussion materials and presented the special committee with its preliminary financial analyses of Mr. Chen's proposal to acquire all the Shares not beneficially owned by him at a purchase price of $0.50 per Share and $2.00 per ADS based on the latest market information of the Company's Shares represented by ADSs and the Company's financial projections, using the following methods: selected companies analysis, selected precedent transactions analysis, and discounted cash flow analysis. The preliminary analysis also included a premiums paid overview. Oppenheimer explained each of the analytical methods applied and considerations taken into account in preparing the preliminary financial analyses, and answered the special committee's questions about valuation methodologies and analyses. Oppenheimer also informed the Special Committee that, based on its preliminary analysis (which was subject to change based on refinement of the assumptions and financial information used in its analysis and which shall be qualified in all respects by its final written opinion to be delivered to the special committee), the current offer price of $0.50 per Share and $2.00 per ADS would exceed the upper end of the preliminary reference ranges implied by its preliminary analyses. During the meeting, Oppenheimer also reported to the special committee that Mr. Chen intends to fund the purchase price with his personal funds and cash available in the Company. Cleary also outlined the directors' fiduciary duty requirements under the laws of the Cayman Islands, as advised by Walkers.

        The special committee then discussed at this meeting whether to conduct a pre-signing market check. After taking into account several factors, including (a) Mr. Chen's stated position against selling his Shares or joining in any alternative transactions and his ability, with his beneficial ownership of over 59% of the total outstanding Shares, to block any alternative transaction, (b) Mr. Chen's offer price exceeding the upper end of the preliminary reference ranges implied by Oppenheimer's preliminary financial analyses and (c) absence of any indication of interest to Oppenheimer or the special committee by any potential bidder in making an alternative offer since the public announcement of Mr. Chen's proposal on September 7, 2012, the special committee decided not to conduct a market check before signing but to instead seek a higher price from Mr. Chen. The special committee then instructed Oppenheimer to begin negotiation with Mr. Chen for a higher offer price and Cleary to begin review of the draft merger agreement furnished by the Buyer Group's counsel.

        On November 30, 2012, Cleary provided to the special committee an issues list based on its review of the draft of the merger agreement provided by WSGR. On December 3, 2012, the special committee held a telephonic meeting with Cleary and Oppenheimer. At the meeting, Cleary explained the structure and key terms of the draft merger agreement to the special committee. The special committee, Cleary and Oppenheimer then discussed the key issues identified in the draft merger agreement, the effect and implications of different provisions and the proposed positions of the special committee as to those terms. Among other things, the special committee and its advisors discussed (a) whether the obligations of Parent and Merger Sub under the merger agreement should be guaranteed by Mr. Chen, (b) whether the merger should be conditioned upon approval by a majority of shareholders not affiliated with Parent (the "majority of the unaffiliated shareholders" vote), (c) the special committee's rights and limitations in dealing with any competing proposals from third parties, including a "go-shop" right to solicit alternative offers after signing, (d) the Buyer Group's financing commitments, (e) the capped premium of the D&O insurance to be purchased by the Company after completion of the merger, (f) the qualification of the Company's representations and warranties by the knowledge of Mr. Chen, (g) the qualification of the Company's representations, warranties, covenants and agreements by actions or inactions undertaken by the Company at the direction of Mr. Chen, (h) the right of the board of directors of the Company to make a change in the Company's recommendation and terminate the merger agreement for reasons other than a superior proposal, (i) certain closing conditions, including holders of no more than 5% of the Shares exercising the dissenters' rights (the "dissenting shareholder condition") and availability of a certain amount of funds from the Company (the "financing out"), and (j) the amounts of the termination fee and reverse termination fee, the amount of reimbursable expenses and related triggering events.

        After a lengthy discussion in which Cleary and Oppenheimer answered questions posed by the special committee, the special committee instructed Cleary to negotiate with WSGR and seek certain terms in the merger agreement, including, among other things: (i) a personal guarantee from Mr. Chen of all of the obligations of Parent and Merger Sub under the merger agreement, (ii) the "majority of the unaffiliated shareholders" vote, (iii) a "go-shop" right, (iv) a financing covenant from the Buyer Group, including an equity commitment letter to be executed by Mr. Chen and Parent's obligation to procure backup financing, (v) no "dissenting shareholder condition" and no "financing out", and (vi) a reverse termination fee of $2,000,000 in considering a proposed termination fee of $1,000,000, in addition to a certain amount of reimbursable expenses.

        In the course of negotiation of the merger agreement, Walkers provided, from time to time, comments to the draft merger agreement with respect to the Cayman Islands law issues.

        On December 5, 2012, Cleary provided a revised draft merger agreement to WSGR reflecting the special committee's positions on the terms. The revised draft merger agreement included, among other terms, (a) a guarantee of the obligations of Parent and Merger Sub under the merger agreement by Mr. Chen, (b) a "majority of the unaffiliated shareholders" vote condition, (c) a "go-shop" right to allow the special committee to actively solicit offers from third parties after entering into the merger agreement, (d) certain financing covenants on the Buyer Group, including an equity commitment letter to be executed by Mr. Chen and the obligation of Parent to obtain backup financing if the planned cash from the Company is not available or the Buyer Group otherwise has insufficient funds to complete the transaction, (e) no "dissenting shareholder condition" and no "financing out", (f) qualification of the Company's representations and warranties by the knowledge of Mr. Chen, (g) qualification of the Company's representations, warranties, covenants and agreements by actions or inactions undertaken by the Company at the direction of Mr. Chen, (h) an increase of the capped premium of the D&O insurance from 200% to 300%, (i) the ability of the board of directors of the Company to change its recommendation for superior proposals as well as for other reasons and to terminate the merger agreement, (j) an increase of the reverse termination fee from $1,000,000 to $2,000,000, (k) no "force the vote" provision, (l) continuation of current employee compensation and benefits for at least one year after the merger and (m) the ability of the Company to specifically enforce the Parent's obligation to cause the equity commitment letter to be funded and the Parent's financing covenant under the merger agreement.

        On December 11, 2012, WSGR provided Cleary with a revised draft of the merger agreement which reflected that the Buyer Group agreed to accept the special committee's request for no "force the vote" provision as well as certain changes to the legal terms proposed by Cleary, but would not accept certain other terms requested by the special committee.

        On December 13, 2012, the management of the Company provided an updated set of financial projections to Oppenheimer (which financial projections are provided under "Special Factors—Certain Financial Projections"). The management of the Company stated to Oppenheimer that such financial projections updated the financial projections previously provided to Oppenheimer on November 22, 2012, and were based on, among other factors, the Company's financial results for the fiscal period from January 1, 2012 through November 30, 2012.

        On December 14 and 15, 2012, Cleary and WSGR had multiple conference calls to discuss at length the outstanding issues in the merger agreement, including the terms proposed by Cleary in the draft of merger agreement dated December 5, 2012 that were not accepted by WSGR in its draft dated December 11, 2012.

        On December 16, 2012, Cleary provided to the special committee an issues list based on its review of the revised draft merger agreement of December 11, 2012 and its discussions with WSGR. On December 17, 2012, the special committee held a telephonic meeting with Cleary and Oppenheimer. At the meeting, Oppenheimer informed the special committee that it held discussions with Mr. Chen regarding an increase in his offer price from $2.00 to $2.10 per ADS, but Mr. Chen indicated that $0.50 per Share and $2.00 per ADS was the best price that he would offer. Oppenheimer also informed the special committee that it would update its financial analyses based on the latest financial results of the Company for the period from January 1, 2012 through November 30, 2012 provided by the Company on December 13, 2012 and the updated financial projections it received from the Company on December 13, 2012. Cleary then explained the outstanding issues of the revised draft merger agreement. After discussions with Cleary and Oppenheimer, the special committee instructed Oppenheimer and Cleary to continue negotiations with Mr. Chen and WSRG for a price increase to $2.05 per ADS as well as the terms of the merger agreement that are more favorable to the Company.

        On December 18, 2012, Cleary sent a revised draft of the merger agreement to WSGR reflecting the special committee's positions, together with other comments in response to the draft circulated by WSGR on December 11, 2012 and subsequent negotiations between the legal advisors, including requiring (a) a limited guarantee by Mr. Chen for the obligations of Parent and Merger Sub to pay the reverse termination fee and reimburse certain amount of the Company's expenses under the merger agreement, (b) the "majority of the unaffiliated shareholders" vote condition, (c) a "go-shop" right, (d) qualification of the Company's representations and warranties by the knowledge of Mr. Chen, (e) qualification of the Company's representations, warranties, covenants and agreements by actions or inactions undertaken by the Company at the direction of Mr. Chen, (f) certain financing covenants on the Buyer Group, including an equity commitment letter to be executed by Mr. Chen and Parent's obligation to obtain backup financing if the planned cash from the Company is not available or the Buyer Group otherwise has insufficient funds to complete the transaction, (g) a cap of the D&O insurance premium of 300%, (h) continuation of current employee compensation and benefits for at least one year after the merger, (i) no "dissenting shareholder condition" and no "financing out", (j) the ability of the board of directors of the Company to change its recommendation for superior proposals as well as for other reasons and to terminate the merger agreement, (k) a reverse termination fee of $2,000,000, and (l) the ability of the Company to specifically enforce the Parent's obligation to cause the equity commitment letter to be funded and the Parent's financing covenant under the merger agreement.

        On December 19, 2012, WSGR provided Cleary with a revised draft of the merger agreement which reflected the Buyer Group's agreement to (a) a limited guarantee by Mr. Chen of the obligations of Parent and Merger Sub under the merger agreement, (b) qualification of the Company's representations and warranties by the knowledge of Mr. Chen as of the date of signing, but limited for the purposes of Parent's right of termination and the Company's obligation to pay termination fee, (c) qualification of the Company's representations, warranties, covenants and agreements by actions or inactions undertaken by the Company at the direction of Mr. Chen, (d) certain financing covenants on the Buyer Group, including an equity commitment letter to be executed by Mr. Chen and the obligation to obtain backup financing if the planned cash from the Company is not available or the Buyer Group otherwise has insufficient funds to complete the transaction, (e) a cap of the D&O insurance premium of 300%, (f) no "financing out", (g) an increase in the threshold in the "dissenting shareholder condition" from 5% to 10%, (h) a reverse termination fee of $1,200,000 and a termination fee of $1,000,000, and (i) the ability of the Company to specifically enforce the Parent's obligation to cause the equity commitment letter to be funded and the Parent's financing covenant under the merger agreement.

        On December 20, 2012, at WSGR's request, Cleary provided initial drafts of Mr. Chen's limited guaranty and equity commitment letter to WSGR. On the same day, WSGR provided Cleary with its comments to the drafts of the limited guaranty and the equity commitment letter. On December 19 and 20, 2012, the legal advisors to the Buyer Group and the special committee held multiple negotiations on the terms and the outstanding issues of the merger agreement, the limited guaranty and the equity commitment letter.

        On December 21, 2012, the special committee held a telephonic meeting with Cleary and Oppenheimer to discuss the terms and the remaining outstanding issues of the merger agreement,

including Mr. Chen's offer price. At the special committee's request, Oppenheimer provided an oral update of its financial analyses based on the financial results of the Company for the eleven-month period ended November 30, 2012 plus projections for the month of December 2012 through the fiscal year ending December 31, 2017, which Oppenheimer received from the Company on December 13, 2012. Oppenheimer informed the special committee that based on its updated analyses, which remained preliminary and subject to qualification in all respects by its final written opinion to be delivered to the special committee, Mr. Chen's offer price of $2.00 per ADS would exceed the upper end of the reference ranges implied by the selected companies analysis and the discounted cash flow analysis and would fall within the reference range implied by the selected precedent transactions analysis. Oppenheimer also noted that the offer price would exceed the reference range shown in the premiums paid overview. The special committee took into account the results of the four analyses and determined that a price increase to $2.05 per ADS would be appropriate. After discussions with its financial and legal advisors, the special committee agreed to compromise on the following terms: (a) the "majority of the unaffiliated shareholders" vote condition, (b) the "go-shop" right and (c) the requirement to maintain employee benefits for one year after the merger, provided that Mr. Chen would agree to (i) an increase of the offer price to $0.5125 per Share and $2.05 per ADS, (ii) an increase of the reverse termination fee to $2,000,000, (iii) no claim of failure of the closing conditions by Parent based on any breach of or inaccuracy in the Company's representations and warranties that is within Mr. Chen's knowledge as of the date of signing, (iv) no "dissenting shareholder condition" and (v) the board of directors of the Company has the right to make a change in the Company's recommendation and terminate the merger agreement for reasons other than a superior proposal. In proposing the package of terms, the special committee (A) took note that under the laws of the Cayman Islands, affirmative vote of shareholders representing two-thirds of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting is required for approving a merger and directors are not required to seek the "majority of the unaffiliated shareholders" vote condition in order to carry out their fiduciary duties, (B) reasonably expected that the exercise of the "go-shop" right was unlikely to generate any superior proposals, given Mr. Chen's stated position against selling his Shares or joining in any alternative transactions and his ability, with his beneficial ownership of over 59% of the total outstanding Shares, to block any alternative transactions, but (C) focused on seeking a higher price for the unaffiliated shareholders and increasing the certainty of the transaction by removing the "dissenting shareholder condition" and ensuring that the Buyer Group cannot claim the failure of its closing conditions based on any breach of or inaccuracy in the Company's representations and warranties that is within Mr. Chen's knowledge.

        After the call, Oppenheimer and Cleary engaged in further negotiations with Mr. Chen and his counsel regarding the package of terms proposed by the special committee. On behalf of Mr. Chen, WSGR finally agreed to the package of terms proposed by the special committee, except that the right of the board of directors of the Company to make a change in the Company's recommendation and terminate the merger agreement should be limited for reasons of a superior proposal only. Finally, the special committee agreed to the Buyer Group's proposal after discussion with its U.S. and Cayman Islands legal advisors, recognizing (i) that the special committee still retains the right to recommend a superior proposal to the Company's shareholders and to terminate the merger agreement for a superior proposal and (ii) the Buyer Group's agreement to other terms in the package of terms proposed by the special committee, including an increase in the offer price and the removal of certain of the Buyer Group's closing conditions. Also on December 21, 2012, WSGR provided Cleary with a draft of Parent's disclosure schedule.

        On December 22, 2012, Cleary provided WSGR with a revised draft of the merger agreement reflecting the discussions and the agreed terms with WSGR, along with a draft of the Company's disclosure schedule.

        On December 23, 2012, WSGR circulated the final drafts of the merger agreement, the limited guaranty and the equity commitment letter.

        On December 24, 2012, the special committee held a telephonic meeting with Cleary and Oppenheimer. At the request of the special committee, Oppenheimer presented in detail its updated financial analyses with respect to the Company and the transactions proposed by Mr. Chen to acquire the Shares at a purchase price of $0.5125 per Share and $2.05 per ADS. Oppenheimer then rendered its oral opinion, as of December 24, 2012, based upon and subject to the factors, limitations and assumptions set forth in its written opinion, as to the fairness to holders of Shares and ADSs (other than the Shares and ADSs representing any portion of the Shares beneficially owned by Mr. Chen), from a financial point of view, of the $0.5125 per Share and $2.05 per ADS merger consideration to be received by holders of such Shares and ADSs. Please see "Special Factors—Opinion of Oppenheimer, the Special Committee's Financial Advisor" beginning on page 43 for additional information regarding the financial analyses performed by Oppenheimer for the special committee and the opinion rendered by Oppenheimer to the special committee. Oppenheimer delivered to the special committee later on December 24, 2012 its written opinion, the full text of which is attached as Annex B to this proxy statement. Cleary then reviewed the terms of the draft merger agreement with the special committee. Following a comprehensive discussion of the proposed terms of the merger agreement, as well as Oppenheimer's financial presentation and fairness opinion, the special committee unanimously resolved to recommend that the Company's board of directors approve the proposed merger agreement and the transactions contemplated thereby, including the merger. Following the meeting of the special committee, a meeting of the board of directors of the Company was held on the same day to receive the report from the special committee, including Oppenheimer's financial presentation and fairness opinion and Cleary's presentation of the terms of the merger agreement. Based upon the unanimous recommendation of the special committee, the board of directors of the Company adopted resolutions approving the terms of the merger agreement and the transactions contemplated thereby, and recommending that the Company's shareholders vote to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. See "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" below for a description of the resolutions of our board of directors at this meeting.

        Also on December 24, 2012, the equity commitment letter was executed by Mr. Chen and accepted by Parent. Mr. Chen delivered the equity commitment letter to the special committee. On the same day, (a) Parent and Merger Sub executed the merger agreement and Mr. Zelai Zhang, as chairman of the special committee, executed the merger agreement on behalf of the Company and (b) the Company and Mr. Chen executed the limited guaranty. The Company issued a press release announcing the execution of the documents on December 24, 2012 and furnished the press release, together with the merger agreement, the limited guaranty and the equity commitment letter, as exhibit to its Current Report on Form 6-K, filed on December 27, 2012.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

        The special committee and the Company's board of directors believe that, as a privately held company, the Company's management may have greater flexibility to focus on improving the Company's financial performance without the constraints caused by the public equity market's valuation of the Company and emphasis on period-to-period performance. In particular, as a primary real estate service provider, the Company's business is heavily affected by changes in PRC government policies and regulatory measures for the real estate industry and is highly correlated with macroeconomic cycles, which requires the management to adopt plans with a focus on the long-term impact from such policies and macroeconomic factors. However, as a publicly traded company, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term might lead to a reduction in the share price of its publicly traded equity securities. In addition, due to the restrictive policies and credit tightening measures on the real estate industry by the PRC government in the recent periods, the Company has to manage its short-term financial performance in order to deal with the significant downward pressure of its ADS trading prices and to comply with NYSE's continued listing standards with respect to minimum trading prices, and such effort may not be conducive to the Company's long-term financial performance.

        Furthermore, as a SEC-reporting company, the Company is required to disclose a considerable amount of business and financial information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us, make it more difficult for us to negotiate favorable terms with them, or facilitate legal claims against us as the case may be.

        The special committee and the Company's board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Shares at this time because (a) the offer price of $0.5125 per Share and $2.05 per ADS represents a premium over recent market prices and (b) the limited trading volume of the ADSs on NYSE does not justify the costs of remaining a public company, including the cost of complying with SOX and other U.S. federal securities laws, which totalled appropximately $2.05 million for the year ended December 31, 2011. With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company's management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

        Based on the foregoing considerations, the Company's board of directors concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

        Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than Mr. Chen, chief executive officer, president and a director of the Company), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

        The special committee unanimously recommended that our board of directors adopt resolutions that:

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  determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its shareholders and ADS holders (other than the Buyer Group), and declare it advisable to enter into the merger agreement;

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  approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

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  recommend the approval of the merger agreement by the holders of the Shares and ADSs.

        Our board of directors unanimously approved the resolutions recommended by the special committee.

        In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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  global economic conditions since the second half of 2008, which have resulted in reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and lack of market confidence, and that the uncertainty and volatility of credit and capital markets and the overall slowdown in the PRC economy have presented greater risks to China's real estate industry and our business, financial condition and results of operations;

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  restrictive policies and credit tightening measures on the real estate industry by the PRC government to curb the rise of housing prices, which have negatively affected the real estate market in China and caused a reduction in transactions in the real estate market, and which have adversely affected our results of operations, business, growth prospects and the market price of our ADSs;

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  estimated forecasts of our future financial performance prepared by our management, together with our management's view of our financial condition, results of operations, business, prospects, competitive position, industry and policy conditions generally in the PRC, indicating that the Company may face a tightening regulatory environment, higher operating costs, especially labor costs, and uncertain prospects of business in the PRC markets;

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  our board of directors recognizing that the proposed merger presents unaffiliated shareholders and ADS holders with the opportunity to realize immediate liquidity for their holdings at a price premium without having to take the risks and uncertainties that the Company may face;

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  the limited trading volume of our ADSs on NYSE;

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  the Buyer Group's financing arrangements and the ability of the Buyer Group to consummate the merger assuming the availability of such financing;

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  the belief of the special committee that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

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  the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares;

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  the current and historical market prices of our ADSs, including the fact that the $0.5125 per Share and $2.05 per ADS merger consideration offered to our unaffiliated shareholders and ADS holders represent a 28.1% premium over the closing price of $1.60 per ADS on September 6, 2012 and a 42.7% premium over the 60-trading day average closing price for the period ended on September 6, 2012, the last trading day prior to the Company's announcement on September 7, 2012 that it had received a "going private" proposal from Mr. Chen;

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  the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain at least the per ADS merger consideration of $2.05, as adjusted for the time value of money, and the possibility that such value might never be attained, particularly in light of the trading price of the Company's ADSs;

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  the negotiations with respect to the merger consideration that, among other things, led to an increase in the offer price from $0.50 per Share and $2.00 per ADS to $0.5125 per Share and $2.05 per ADS and the special committee's determination that, following extensive negotiations with the Buyer Group, $0.5125 per Share and $2.05 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors and that based on the financial analyses presented by Oppenheimer to the special committee on December 24, 2012, the $0.5125 per Share and $2.05 per ADS merger consideration exceeded the upper end of the value ranges resulting from the selected companies analysis, discounted cash flow analysis and premium paid overview and fell around the mid-point of the value range from the selected precedent transaction analysis;

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  the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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  the fact that Parent had obtained the signed equity commitment letter from Mr. Chen for the transaction and the limited number and nature of the conditions to the financing, both of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

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  the absence of a financing condition in the merger agreement;

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  the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

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  the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a reverse termination fee of $2,000,000 and reimbursement of the Company's expenses of up to $500,000 and the guarantee of such payment obligation by Mr. Chen, pursuant to the limited guaranty;

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  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval in order to enter into an alternative transaction proposed by a third party that is a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement—Competing Transactions" beginning on page 74);

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  our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to approve the merger agreement;

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  the financial analysis reviewed and discussed with the special committee by representatives of Oppenheimer, as well as the oral opinion of Oppenheimer rendered to the special committee on December 24, 2012 (which was subsequently confirmed in writing by delivery to the special committee of Oppenheimer's written opinion dated December 24, 2012) with respect to the fairness, from a financial point of view, of the $0.5125 per Share and $2.05 per ADS merger consideration to be received by holders of the Shares or ADSs (other than the Shares and ADSs representing any portion of the Shares beneficially owned by Mr. Chen) in the merger, as of December 24, 2012, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion. Please see "Special Factors—Opinion of Oppenheimer, the Special Committee's Financial Advisor" beginning on page 43 for additional information;

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  the special committee reasonably believed that it was unlikely that any transaction with a third party could be completed at this time given the fact that Mr. Chen beneficially owns over 59% of the Shares, the express intention of Mr. Chen not to sell his Shares or participate in any alternative transaction, and the fact that the special committee did not receive any indication of interest for an alternative transaction after the public announcement of Mr. Chen's proposal on September 7, 2012; and

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  the Company's ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement, including specific performance of Parent's obligation to cause the Buyer Group's equity financing to be funded.

        In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and ADS holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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  the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three (3) independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee's authority;

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  in considering the transaction with the Buyer Group, the special committee acted solely to represent the interests of the Company and unaffiliated shareholders and ADS holders, and the special committee had independent control of the extensive negotiations with the Buyer Group and his legal advisor on behalf of such unaffiliated shareholders or ADS holders;

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  all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders or ADS holders other than the members' receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

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  the special committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by Oppenheimer, Cleary and Walkers, its financial advisor, United States law legal advisor and Cayman Islands legal advisor, respectively;

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  the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Chen and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

  •
  the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Buyer Group and his advisors, on the other hand, which, among other things, resulted in an increase in the offer price from $2.00 per ADS to $2.05 per ADS;

  •
  the special committee had the authority to reject the terms of any strategic transaction, including the merger;

  •
  the special committee held meetings regularly, in person or telephonically, to consider and review the terms of the merger and other relevant factors;

  •
  the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Group or any other transaction;

  •
  the recognition by the special committee and our board of directors that, in accordance with the terms of the merger agreement, it has the ability to provide information to or participate in discussions or negotiations with persons making unsolicited acquisition proposals until the date our shareholders vote upon and approve the merger agreement;

  •
  the ability of the Company to terminate the merger agreement prior to the receipt of shareholder approval in order to enter into an acquisition agreement relating to a "superior proposal" (as defined in the merger agreement and further explained under the caption "The Merger Agreement—Competing Transactions" beginning on page 74) subject to compliance with the terms and conditions of the merger agreement;

  •
  the recognition by the special committee that because the approval of the merger agreement requires the approval of holders representing two-thirds of the Company's shares present and voting at the extraordinary general meeting in person or by proxy as a single class, the Buyer Group does not have sufficient votes to unilaterally approve the merger agreement and shareholders holding approximately 13,090,308 Shares that are unaffiliated with the Buyer Group (constituting approximately 6.77% of the Shares owned by the unaffiliated shareholders) are required to approve the merger agreement at the extraordinary general meeting, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting;

  •
  the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by special appraisers.

        The special committee and our board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  •
  the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company's unaffiliated Shares;

  •
  the fact that the Company's unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

  •
  the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

  •
  the fact that Mr. Chen, the Company's chief executive officer, president and director, beneficially owning approximately 59.89% of the total outstanding Shares as of December 21, 2012, has expressed unwillingness to consider a sale of his stake to or participate in alternative transacitons with any third party and that Mr. Chen's consistent role in management and customer relationship matters, which may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  •
  the Company will be required to, under certain circumstances, pay Parent and, therefore indirectly, Mr. Chen as beneficial owner of Parent, a termination fee of $1,000,000 and reimbursement of Parent's expenses of up to $500,000, in connection with the termination of the merger agreement;

  •
  the fact that since the Company became publicly listed on November 24, 2010, the highest historical closing price of our ADSs ($7.84 per ADS) exceeds the merger consideration offered to our unaffiliated shareholders and ADS holders;

  •
  the terms of the Buyer Group's participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders. Please see "Special Factors—Interests of Certain Persons in the Merger" beginning on page 55 for additional information;

  •
  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management and marketing personnel;

  •
  the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders that are U.S. holders for U.S. federal income tax purposes;

  •
  subject to any equitable remedies the Company may be entitled to, the Company's remedies in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a reverse termination fee of $2,000,000 and reimbursement of the Company's expenses of up to $500,000 in connection with the termination of the merger agreement, and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

  •
  the fact that Parent and Merger Sub are corporations with essentially no assets other than the Shares and ADSs representing any portion of the Shares beneficially owned by Mr. Chen and the financing commitments of Mr. Chen, which may limit the Company's ability to seek specific performance by Parent and Merger Sub of their obligations under the merger agreement; and

  •
  the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub fail to comply with their financing obligations set forth in the merger agreement or if Mr. Chen fails to comply with his equity commitment or if Parent or Merger Sub choose not to complete despite the availability of financing.

        The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

        In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated shareholders and ADS holders and its decision to recommend the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, the special committee considered financial analyses presented by Oppenheimer as an indication of the going concern value of the Company. These analyses included, among others, selected companies analysis, selected precedent transactions analysis, premiums paid overview and discounted cash flow analysis. These analyses are summarized below under the caption "Special Factors—Opinion of Oppenheimer, the Special Committee's Financial Advisor" beginning on page 43. The special committee expressly adopted these analyses and the opinion of Oppenheimer, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

        Neither the special committee nor our board of directors considered the liquidation value of the Company's assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and our board of directors believe that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and our board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and our board of directors also considered the historical market prices of our Shares represented by ADSs as described under the caption "Market Price of the Company's ADSs, Dividends and Other Matters" beginning on page 59. Neither the special committee nor our board of directors considered the Company's net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and our board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company's net book value per Share as of December 31, 2011 was $0.67 based on the weighted average number of outstanding Shares during 2011. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the provision of primary real estate sales and consultancy services or the business risks inherent in competing with other companies in that industry.

        Neither the special committee nor our board of directors considered firm offers made by any unaffiliated person and, other than the proposal by Mr. Chen as described in this proxy statement, the Company is not aware of any firm offers made by any other persons during the two years prior to the date of the merger agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company's assets, or (iii) a purchase of the Company's securities that would enable such person to exercise control of the Company.

        In addition, the special committee and our board of directors did not consider the purchase prices paid for the Company's Shares in the past two years by Mr. Chen and his affiliates as the purchase prices paid were in accordance with the prevailing trading prices of the ADSs at the time of the relevant transactions.

        In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

        To the extent known by each Filing Person after making reasonable inquiry, except as set forth under "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" and "The Extraordinary General Meeting," no executive officer, director or affiliate of the Company or such Filing Person has made a recommendation either in support of or opposed to the transaction.

        Except as set forth under "Special Factors—Background of the Merger," "Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" and "Special Factors—Opinion of Oppenheimer, the Special Committee's Financial Advisor," no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

        Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Buyer Group does not rely on or adopt the analysis of the special committee or Oppenheimer in considering the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holders of the Company as to how that shareholder or holder of ADSs should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the caption "—Interests of Certain Persons in the Merger—Interests of the Buyer Group" beginning on page 55.

        The Buyer Group believes the interests of the Company's unaffiliated shareholders and ADS holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company's unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee's independent legal or financial advisors as to, the fairness of the merger to the Company's unaffiliated shareholders and ADS holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company's unaffiliated shareholders and ADS holders.

        Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company's senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the board of directors of the Company discussed under the caption "—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors" beginning on page 29, the Buyer Group believes that the merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

  •
  the merger consideration of $2.05 per ADS represents a premium of 28.1% over the closing price on September 6, 2012 and a premium of 42.7% over the Company's 60-trading day average closing price for the period ended on September 6, 2012, the last trading day prior to the Company's announcement on September 7, 2012 that it had received a going private proposal from Mr. Chen;

  •
  the Company's Shares traded as low as $0.61 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

  •
  the members of the special committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders, other than the members' receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee's or the board's recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

  •
  the special committee and, based in part upon the unanimous recommendation of the special committee, the Company's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company's shareholders and ADS holders (other than the Buyer Group);

  •
  the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

  •
  notwithstanding that the Buyer Group may not rely upon the opinion provided by Oppenheimer to the special committee, the special committee received an opinion from Oppenheimer stating that, as of the date of the merger agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Oppenheimer in preparing its opinion, the $0.5125 per Share and $2.05 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger was fair, from a financial point of view, to such holders;

  •
  the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the Company's unaffiliated shareholders and ADS holders; and

  •
  the consideration to be paid to the Company's unaffiliated shareholders and ADS holders in the merger is all cash, allowing the Company's unaffiliated shareholders and ADS holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

        The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the shares as an indication of the Company's going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

        The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger.

        The Buyer Group did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company's unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure.

        The members of the Buyer Group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

        The Buyer Group did not perform or receive any independent reports, opinions, or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions, or appraisals in determining the substantive and procedural fairness of the merger to the Company's unaffiliated shareholders and ADS holders.

        The Buyer Group believes that the merger is procedurally fair to the Company's unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

  •
  the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger;

  •
  the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company's unaffiliated shareholders and ADS holders, other than the members' receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee's or board's recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

  •
  the special committee and the Company's board of directors had no obligation to recommend the approval of the merger agreement and the other transactions contemplated thereby, including the merger;

  •
  the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  •
  the special committee retained and was advised by independent legal counsel and an independent financial advisor, both of whom are experienced in advising committees such as the special committee in similar transactions;

  •
  the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between the Buyer Group and the special committee and their respective legal and financial advisors;

  •
  the special committee unanimously recommended that the board of directors of the Company approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

  •
  the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company's unaffiliated shareholders and ADS holders;

  •
  under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

  •
  the ability of the Company to terminate the merger agreement prior to the receipt of shareholder approval if the board of directors of the Company determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, subject to compliance with the terms and conditions of the merger agreement;

  •
  the ability of the Company to terminate the merger agreement under the terms of the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement; and

  •
  the availability of dissenters' rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters' rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

        Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

        The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to the Company's unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the Company's unaffiliated shareholders and ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

        The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company's unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the merger agreement.

Certain Financial Projections

        The Company's management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2012 through the fiscal year ending December 31, 2017 to Oppenheimer. Please see "—Background of the Merger" beginning on page 23 for additional information. These financial projections, which were based on our management's projection of our future financial performance as of the date provided, were prepared by the Company's management for internal use and for use by Oppenheimer in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles ("U.S. GAAP").

        The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company's management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

        Our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian CPAs Limited Company ("PwC"), has neither examined, compiled, nor performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, PwC does not express an opinion or any other form of assurance on such information or its achievability. The PwC report accompanying our audited consolidated financial statements included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011 incorporated by reference in this proxy statement refers exclusively to the Company's historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his or her Shares.

        The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the special committee, any of their respective financial advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Buyer Group, the special committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of the Company, the Buyer Group, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

        The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Buyer Group or the special committee that they are viewed by the Company or the Buyer Group or the special committee as material information of the Company, and in fact the Company, the Buyer Group and the special committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

        The following table summarizes the financial projections provided by our management to Oppenheimer:

	Management Projections
	2012E(1)	2013E	2014E	2015E	2016E	2017E
	(RMB in ten thousands)
Net Revenues	52,037	59,195	70,527	82,286	92,859	101,190
Growth	-12.5%	13.8%	19.1%	16.7%	12.8%	9.0%
Gross Profit	23,469	26,787	31,942	36,827	40,809	43,934
% Margin	45.1%	45.3%	45.3%	44.8%	43.9%	43.4%
Costs and Expenses	50,920	57,165	67,848	79,445	90,394	98,899
Operating Income before tax	1,117	2,030	2,678	2,841	2,465	2,291
% Margin	2.0%	3.2%	3.6%	3.3%	2.5%	2.1%
Net Income	288	1,523	2,009	2,131	1,849	1,718
% Margin	0.5%	2.4%	2.7%	2.4%	1.9%	1.6%
Growth	-96.0%	429.5%	31.9%	6.1%	-13.2%	-7.1%

(1)
These projections were prepared by our management prior to the closing of the books for the fourth quarter of 2012, taking into consideration the third quarter financial results reviewed by the Company's auditors and were based on the financial results of the Company for the fiscal period from October 1, 2012 through November 30, 2012 including a portion of the fourth quarter of fiscal year 2012. Accordingly, management estimates for 2012 may vary from our actual results.

        Oppenheimer, as the financial advisor to the special committee, reviewed certain financial analyses which were based, in part, on the financial projections above. For additional information on Oppenheimer's analysis, please see "Discussion Materials prepared by Oppenheimer & Co. Inc. for discussion with the special committee of the board of directors of the Company, dated December 24, 2012" filed as Exhibit (c)-(2) to the Company's transaction statement on Schedule 13E-3 and "—Opinion of Oppenheimer, the Special Committee's Financial Advisor" beginning on page 43.

        NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

        BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

        The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see "Cautionary Note Regarding Forward-Looking Statements" beginning on page 38 and "Item 3. Key Information—D. Risk Factors" included in our Annual Report on Form 20-F for the year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of Oppenheimer, the Special Committee's Financial Advisor

        The special committee of our board of directors has engaged Oppenheimer as its financial advisor in connection with the merger. In connection with this engagement, the special committee requested that Oppenheimer evaluate the fairness, from a financial point of view, of the $0.5125 per ordinary share cash consideration to be received in the merger by holders of our ordinary shares, other than Mr. Chen and any person controlled by him, and $2.05 per ADS cash consideration to be received in the merger by holders of our ADSs, other than Mr. Chen and any person controlled by him. On December 24, 2012, at a meeting of the special committee held to evaluate the merger, Oppenheimer rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated December 24, 2012, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of our ordinary shares and ADSs, other than Mr. Chen and any person controlled by him, under the merger agreement was fair, from a financial point of view, to such holders.

        The full text of Oppenheimer's written opinion, dated December 24, 2012, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer's opinion was provided to the special committee in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion did not address, the underlying business decision of the Company to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Oppenheimer's opinion does not constitute a recommendation to a shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. The summary of Oppenheimer's opinion described below is qualified in its entirety by reference to the full text of its opinion.

        In arriving at its opinion, Oppenheimer:

  •
  reviewed the draft, dated December 21, 2012, of the merger agreement;

  •
  reviewed (i) audited financial statements of the Company for the years ended December 31, 2009, 2010 and 2011; (ii) unaudited interim financial statements of the Company for the nine months ended September 30, 2012, and (iii) certain other unaudited interim financial information prepared by management of the Company;

  •
  reviewed financial forecasts and estimates relating to the Company prepared by the management of the Company;

  •
  reviewed the historical market prices and trading volumes of the ADSs;

  •
  held discussions with the senior management of the Company with respect to the business and prospects of the Company;

  •
  reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating the Company;

  •
  reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

  •
  analyzed the estimated present value of the future cash flows of the Company based on financial forecasts and estimates prepared by the management of the Company;

  •
  reviewed other public information concerning the Company; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

        In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by the Company and the Company's employees, representatives and affiliates or publicly available to or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to the Company utilized in its analyses, Oppenheimer relied on, at the direction of the Company and with the special committee's consent, without independent verification or investigation, the assurance from the management of the Company that such forecasts and estimates were reasonably prepared in accordance with industry practice on bases reflecting the best available information, estimates and judgments of the management of the Company as to the future financial condition and operating results of the Company and the other matters covered thereby, and that the financial results in such forecasts and estimates would be achieved at the times and in the amounts projected. Oppenheimer expressed no opinion or view as to any such forecasts or estimates or the assumptions on which they were based. Oppenheimer also assumed that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by it. Oppenheimer also assumed, with the special committee's consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of the Company.

        Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of the Company or the price at which our ordinary shares or ADSs would trade at any time. Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the fairness of merger consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the ability of the Parent and Merger Sub to fund the consideration to be paid in the merger, or the fairness of the amount or nature of the compensation resulting from the merger (if any) to any individual officers, directors or employees of the Company, or class of such persons, relative to the merger consideration. In addition, Oppenheimer expressed no view as to, and its opinion did not address, the Company's underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. In connection with its engagement, Oppenheimer was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company. Oppenheimer's opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion. Oppenheimer was not legal, tax, regulatory or accounting advisor and relied on the assessments made by the Company and the Company's advisors with respect to such issues. Oppenheimer's opinion did not address any legal, tax, regulatory or accounting matters. In addition, Oppenheimer's opinion did not constitute a solvency opinion or a fair value opinion, and it did not evaluate the solvency or fair value of the Company under any federal or state laws relating to bankruptcy, insolvency or similar matters.

        This summary is not a complete description of Oppenheimer's opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer's analyses and opinion.

        In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the Company's control. No company, business or transaction used in the analyses is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

        The assumptions and estimates contained in Oppenheimer's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer's analyses are inherently subject to substantial uncertainty.

        Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between us and Parent, and the decision to enter into the transaction was solely that of our board of directors (upon the recommendation of the special committee). Oppenheimer's opinion and financial presentation were only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee or our board of directors with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses reviewed with the special committee in connection with Oppenheimer's opinion dated December 24, 2012. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer's financial analyses.

  Selected Companies Analysis

        Oppenheimer reviewed financial and stock market information of the Company and the following eight public companies with operations in the real estate service industry in China that are listed in the U.S. (in the case of the first six companies) or Hong Kong (in the case of the last two companies). Although none of the companies listed below is directly comparable to the Company, Oppenheimer selected these companies on the basis that each was a publicly traded company listed in the U.S. or Hong Kong with operations in the real estate service industry in China, which is the industry in which the Company operates, and because the Company is listed in the U.S. The companies listed below are referred to as the selected companies.

  •
  China HGS Real Estate Inc.

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  China Housing and Land Development, Inc.

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  E-House (China) Holdings Limited

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  IFM Investment Limited

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  SouFun Holdings Ltd.

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  Xinyuan Real Estate Co., Ltd.

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  Hopefluent Group Holdings Ltd.

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  Midland Holdings Ltd.

        Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted market value based on closing stock prices on December 21, 2012, plus debt, less cash and other adjustments, as multiples of estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the calendar years 2012, 2013 and 2014. Oppenheimer then applied a range of selected multiples of estimated EBITDA for the calendar years 2012, 2013 and 2014 of 3.6x to 4.8x, 3.4x to 4.6x and 2.6x to 3.6x, respectively, derived from the selected companies to corresponding data of the Company, to determine per share equity reference ranges. Financial data for the selected companies was based on certain publicly available research analysts' estimates, public filings and other publicly available information. The range of selected multiples of EBITDA represented plus or minus 15% of the median EBITDA multiple from the relevant analysis. Financial data for the Company was based on publicly available information and data provided by our management. This analysis indicated the following implied per ADS equity value reference range which was based on the average of the results of the estimated calendar year 2012, 2013 and 2014 EBITDA of the selected companies, as compared to the per ADS merger consideration:

Implied per ADS Reference Range	Per ADS Merger Consideration
$1.74 - $1.85	$2.05

  Selected Precedent Transactions Analysis

        Oppenheimer reviewed the enterprise values of the following eight transactions involving companies with operations in the real estate industry. The transactions listed below are referred to as the selected precedent transactions.

Closed Date	Company	Acquiror
October 2012	Hersing Corp. Ltd.	Chua Wah Eng Harry, Chairman
April 2012	China Real Estate Information Corporation	E-House (China) Holdings Limited
December 2011	Central Bingo Group Limited	Shi Feng Ling
November 2011	Marsh & Parsons Limited	LSL Property Services Plc
May 2011	King Sturge LLP	Jones Lang LaSalle Incorporated
November 2010	Mutiara Goodyear Development Bhd	ATIS Corp Bhd
May 2010	Los Portales SA	Grupo ICA
February 2010	Sansiri pcl	TS Star Co Ltd

        Oppenheimer reviewed, among other things, enterprise values for the selected precedent transactions, calculated as the purchase price paid for the target companies in the selected precedent transactions, plus debt, less cash and other adjustments, as a multiple of such target companies' latest

12 months EBITDA publicly available at the time of the announcement of the relevant transaction. Oppenheimer then applied a range of selected multiples of EBITDA for the latest twelve month period of 5.8x to 7.8x derived from the selected precedent transactions to corresponding data of the Company, to determine per share equity reference ranges. The range of selected multiples of EBITDA represented plus or minus 15% of the median EBITDA multiple from the relevant analysis. Financial data for the selected precedent transactions were based on publicly available information at the time of the announcement of the relevant transaction. Financial data for the Company was based on publicly available information and data provided by our management. This analysis indicated the following implied per ADS equity value reference range for the Company as compared to the per ADS merger consideration:

Implied per ADS Reference Range	Per ADS Merger Consideration
$1.97 - $2.15	$2.05

  Discounted Cash Flow Analysis

        Oppenheimer performed a discounted cash flow analysis on the Company, calculating the estimated present value of the unlevered, after-tax free cash flow that the Company was forecasted to generate during the fiscal year 2013 through fiscal year 2017 based on internal estimates of our management. Oppenheimer calculated terminal values for the Company by applying a range of EBITDA multiples of 6.0x to 8.0x to the Company's fiscal year 2017 estimated EBITDA. The range of EBITDA multiples represent an approximation of the EBITDA multiple range derived from the Selected Precedent Transactions. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 15.4% to 17.4%, reflecting estimates of the Company's weighted average cost of capital using the capital asset pricing model and assuming that the selected companies' median capital structure represents the optimal capital structure. This analysis indicated the following implied per ADS reference ranges for the Company, as compared to the per ADS merger consideration:

Implied per ADS Reference Range	Per ADS Merger Consideration
$1.74 - $1.86	$2.05

  Other Factors

        Oppenheimer also reviewed, for informational purposes, certain other factors, including:

  •
  the premiums paid in certain completed all-cash "going private" transactions in U.S. listed Chinese companies announced since October 2010 and applied to the closing prices of our ADS one day, one week and four weeks prior to September 7, 2012 (a selected range of premiums derived from corresponding pre-announcement periods for such transactions), which indicated an implied per ADS equity value reference range for the Company of approximately $1.61 to $1.97 per ADS; and

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  historical trading prices of our ADS during the 52-week period ended on December 21, 2012, noting that the low and high closing prices of ADS for such period were $0.61 and $2.19 per ADS, respectively.

  Miscellaneous

        We agreed to pay Oppenheimer for its financial advisory services in connection with the merger (i) an engagement fee of $20,000 which was payable within five business days following Oppenheimer's initial retention, (ii) an opinion fee of $200,000 which was payable within five business days following delivery of Oppenheimer's opinion (regardless of the conclusions reached therein), and (iii) a transaction fee of $180,000 which is payable within five business days following consummation of the merger. We also have agreed to reimburse Oppenheimer for its reasonable expenses for certain designated items approved by us, and to indemnify Oppenheimer and related parties against liabilities relating to, or arising out of, its engagement.

        Oppenheimer and its affiliates in the past have performed investment banking and other services for the Company unrelated to the merger, for which services Oppenheimer and its affiliates have received compensation, Notably, Oppenheimer acted as a co-managing underwriter in the Company's initial public offering in the United States consummated on November 26, 2010. In the ordinary course of business, Oppenheimer and its affiliates may actively trade securities of the Company for its and its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer may also seek to provide financial advisory services to the Company in the future, for which Oppenheimer would expect to receive compensation.

        The special committee selected Oppenheimer to act as its financial advisor in connection with the merger based on Oppenheimer's reputation and experience and its familiarity with the Company and its business. Oppenheimer is an internationally recognized investment banking firm and, as part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer's opinion was approved by an authorized committee of Oppenheimer.

Purposes of and Reasons for the Merger

        Under the SEC rules governing going private transactions, each member of the Buyer Group may be deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the merger to the Company's unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Founder Shares and the Dissenting Shares) will be cashed out in exchange for $0.5125 per Share or $2.05 per ADS, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company's operations or acquisitions of other businesses. In addition, with respect to Mr. Chen, the merger will allow Mr. Chen to increase his investment in the Company through his ownership in Parent as described in this proxy statement under the "Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group" section and at the same time enable Mr. Chen to maintain a leadership role with the surviving company.

        The Buyer Group believes that, as a privately-held entity, the Company's management will have greater flexibility to focus on improving the Company's long-term profitability without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company's value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term.

        Furthermore, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

        The Buyer Group decided to undertake the going private transaction at this time because its wants to take advantage of the benefits of the Company's being a privately held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

Effects of the Merger on the Company

Private Ownership

        The Company's ADSs are currently listed on NYSE under the symbol "SYSW." It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by Mr. Chen. Following the completion of the merger, the ADSs will cease to be listed on NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company's ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

        Upon completion of the merger, each issued and outstanding Share and ADS, other than the Founder Shares and the Dissenting Shares (please see "—Dissenters' Rights" below), will be cancelled in exchange for the right to receive $0.5125 per Share and $2.05 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, the Shares and ADSs owned by the Buyer Group will be cancelled for no consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, our shareholders and ADS holders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

        If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, Article I of the articles of association of the surviving company will be amended to read as follows: "The name of the corporation is SYSWIN Inc."). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in "Annex D—Directors and Executive Officers of the Company and Each Entity in the Buyer Group") will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

        The primary benefits of the merger to the Company's unaffiliated shareholders and ADS holders include, without limitation, the following:

  •
  the merger consideration of $0.5125 per Share and $2.05 per ADS in cash representing a premium of 28.1% over the closing price on September 6, 2012 and a premium of 42.7% over the Company's 60-trading day average closing price for the period ended on September 6, 2012, the last trading day prior to the Company's announcement on September 7, 2012 that it had received a going private proposal from Mr. Chen;

  •
  the avoidance of the risk associated with any possible decreases in our future revenues and free cash flow, growth or value following the merger; and

  •
  the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Company's unaffiliated shareholders and ADS holders include, without limitation, the following:

  •
  such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company's ordinary shares, if any;

  •
  in general, the receipt of cash pursuant to the merger or through the exercise of dissenters' rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See "Material U.S. Federal Income Tax Considerations"; and

  •
  after the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

        The primary benefits of the merger to the Buyer Group include the following:

  •
  if the Company successfully executes its business strategies, the value of the Buyer Group's equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

  •
  the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

  •
  the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

  •
  the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts' quarterly expectations;

  •
  the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

  •
  there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

        The primary detriments of the merger to the Buyer Group include the following:

  •
  all of the risk of any possible decreases in our revenues, free cash flow or value following the merger will be borne by Parent;

  •
  the business risks facing the Company, including increased competition and government regulation, will be borne by Parent;

  •
  an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

  •
  following the merger, there will be no trading market for the surviving company's equity securities.

The Company's Net Book Value and Net Earnings

        The table below sets out the indirect interest in the Company's net book value and net earnings for Mr. Chen before and after the merger, based on the historical net book value and net earnings of the Company as of, and for the year ended, December 31, 2011.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$'000%		$'000%		$'000%		$'000%
Liangsheng Chen	75,124	58.41	696	58.41	128,616	100	1,192	100

Plans for the Company after the Merger

        Following the completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

        Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NYSE compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

        Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

  •
  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

  •
  any other material changes in the Company's business, including with respect to the Company's corporate structure or business.

Alternatives to the Merger

        The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on September 12, 2012, in response to the receipt of the going private proposal letter from Mr. Chen on September 7, 2012. In light of Mr. Chen's beneficial ownership of 58.41% of the Shares as of March 31, 2012 and express intention not to sell his Shares or participate in any alternative transactions, the special committee determined that there was no viable alternative involving a sale transaction to the proposed sale of the Company to the Buyer Group, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company's receipt of the proposal letter from Mr. Chen, which was publicly announced and filed with the SEC on September 7, 2012, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company's assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee of $1,000,000 and reimbursement of Parent's expenses of up to $500,000, as set forth in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company's shareholders).

        The special committee did not consider any other form of transaction such as a tender offer, odd-lot offer or reverse stock split because the special committee believed that the merger was the most direct and least confusing deal structure to unaffiliated shareholders and ADS holders.

Effects on the Company if the Merger is Not Completed

        If the merger agreement is not approved by the Company's shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a publicly traded company, the Shares will continue to be listed and traded on NYSE, provided that the Company continues to meet NYSE's listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company's shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

        Under certain circumstances set forth in the merger agreement, the Company may be required to pay Parent and, therefore indirectly, Mr. Chen as the beneficial owner of Parent, a termination fee of $1,000,000 and reimbursement of Parent's expenses of up to $500,000, or Parent may be required to pay the Company a termination fee of $2,000,000 and reimbursement of the Company's expenses of up to $500,000, in each case, as described under the caption "The Merger Agreement—Termination Fees and Expenses" beginning on page 80.

        If the merger is not completed, from time to time, the Company's board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the Company's shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

        The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $41.1 million, assuming no exercise of dissenters' rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Founder Shares which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Company's unaffiliated shareholders and holders of ADSs, as well as the related costs and expenses, in connection with the merger and the related transactions.

        The merger and the related transactions are expected to be funded through a combination of cash from the resources of the Company, its subsidiaries and the Buyer Group.

        For addition information regarding such cancellation, please see "—Cancellation of Shares and ADSs of the Buyer Group" beginning on page 53.

Equity Commitment

        In connection with the merger, Mr. Chen has entered into an equity commitment letter with the Parent and agreed to provide up to $15,500,000 of equity financing to Parent, subject to certain terms and conditions, for Parent to fund, if needed and to the extent necessary, a portion of the aggregate merger consideration required to be paid by Parent to consummate the merger. The obligation of Mr. Chen to fund the equity commitment will terminate upon the earliest to occur of (a) the valid termination of the merger agreement, (b) the closing, provided that Mr. Chen shall have fully funded and paid to Parent the equity commitment at or prior to the closing and (c) the funding of the equity commitment. The equity commitment letter provides that the Company is a third party beneficiary of the equity commitment letter.

Limited Guaranty

        In connection with the merger, Mr. Chen has entered into a limited guaranty in favor of the Company to guarantee the obligations of the Parent under the merger agreement to pay, under certain circumstances in which the merger agreement is terminated, a reverse termination fee to the Company and reimburse certain expenses incurred by the Company. Mr. Chen's aggregate liability under the limited guaranty will in no event exceed the amount equal to (a) the guaranteed obligations minus (b) any portion of the guaranteed obligations actually paid by Parent or Merger Sub. The Limited Guaranty will terminate as of the earliest of: (i) the effective time of the merger and (ii) six (6) months from the date of the termination of the merger agreement if the Company has not presented a bona fide written claim for payment of any guaranteed obligations to Mr. Chen by such date provided, that, if the Company has presented such a bona fide written claim by such date, the limited guaranty shall terminate upon the date that such claim is finally satisfied or otherwise resolved.

Cancellation of Shares and ADSs of the Buyer Group

        Pursuant to the merger agreement, Parent has agreed that, at the effective time, the Shares and ADS that it owns will automatically be cancelled without conversion or the payment of any consideration in respect thereof.

Remedies

        In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the Company's right to receive the applicable termination fee and expense reimbursement from Parent and certain indemnification obligations of Parent under the merger agreement will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the merger agreement or any of the transactions contemplated thereby.

        In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, Parent's right to receive the termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the merger agreement or any of the transactions contemplated thereby.

        In this section of the proxy statement, the "Company Group" refers to, collectively, the Company, its subsidiaries and their respective direct or indirect shareholders, affiliates and representatives (excluding members of the Parent Group).

        In this section of the proxy statement, the "Parent Group" refers to, collectively, Parent, Merger Sub, their respective direct and indirect shareholders and affiliates and any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent and Merger Sub.

        The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. Without limiting the forgoing, the Company is entitled to obtain an injunction, specific performance or other equitable relief to (i) enforce the Parent's obligation to cause the Parent's equity financing to be funded at the effective time, if (A) all of the mutual conditions to the obligations of the parties to close the merger, and all the conditions to the obligation of Parent to close the merger, are satisfied (other than those conditions that by their nature are to be satisfied at the closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (B) the Company delivers to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing, and (C) Parent and Merger Sub fail to complete the closing in accordance with the merger agreement and (ii) enforce the obligations of Parent and Merger Sub set forth in merger agreement with respect to financing. While Parent and Merger Sub, on the one hand, or the Company, on the other hand, may pursue both a grant of specific performance and the payment of the applicable termination fee, neither the Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance and payment of such amounts, and upon the payment of such amounts, the remedy of specific performance will not be available against the party making such payment and any other member of the Parent Group or the Company Group, as applicable.

Interests of Certain Persons in the Merger

        In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company's board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

        As the result of the merger, Parent will own 100% of the equity interest in the surviving company immediately following the completion of the merger. Mr. Chen will hold 100% of the equity interest in Parent prior to and following the completion of the merger. Because of Parent's equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent's investment in the surviving company will be illiquid, with no public trading market for the surviving company's shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price will arise in the future, or that dividends paid by the surviving company will be sufficient to recover its investment.

        The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Indemnification and Insurance

        Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

  •
  The indemnification, advancement of expenses and exculpation provisions of certain indemnification agreements and employment agreements by and among the Company or its subsidiaries and their respective directors and executive officers, as in effect at the effective time of the merger, will survive the merger and will not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.

  •
  From and after the effective time of the merger, the surviving company will (and will cause its subsidiaries to) comply with the Company's and such subsidiaries' obligations to indemnify and hold harmless the current and former directors or officers of the Company or any of its subsidiaries against liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to such persons' services as directors, officers or employees of the Company or its subsidiaries, or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time.

  •
  The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company and its subsidiaries as those contained in the memorandum and articles of association of the Company as in effect on December 24, 2012, except to the extent prohibited by the Cayman Islands Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

    •
    The surviving company will, and Parent will cause the surviving company to maintain the Company's and its subsidiaries' existing directors and officers liability insurance for a period of six (6) years after the effective time of the merger on terms with respect to coverage and amount no less favorable than such insurance in effect on December 24, 2012; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year "tail" prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company.

The Special Committee

        On September 12, 2012, our board of directors established a special committee of directors to consider the proposal from Mr. Chen and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors—Mr. Zelai Zhang, Mr. Xiaoya Zhang and Mr. Shulong Chu, and Mr. Zelai Zhang was designated to act as the chairman of the special committee. Other than their receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee's or our board of directors' recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby that is different form that of the unaffliated shareholders or ADS holders and none of them is related to the Buyer Group. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

        We have compensated, and will continue to compensate, the members of the special committee in exchange for their service in such capacity at a rate of $3,000 per month for the chairman of the special committee and $2,500 per month for each other member of the special committee, inclusive of their regular compensation as directors of the board, until the completion of the merger or the termination of the merger agreement.

Position with the Surviving Company

        After completion of the merger, Mr. Chen expects to continue to serve as chief executive officer, president and a director of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

        We entered into a lease agreement with the related party entity controlled by Mr. Chen to lease back an aggregate gross floor area of 7,118 square meters of the building for our headquarters office space. The term of the lease is three years and expires on August 26, 2013. Under the agreement, the lessor granted us the preferential right to lease the relevant portion of the Syswin Building upon the expiration of such lease. For the year ended December 31, 2012, the total consideration we paid for such lease amounted to RMB7.3 million.

        Except for the arrangements discussed above or in connection with the merger discussed elsewhere in this proxy statement, the Company and its affiliates did not enter into any transaction during the past two years with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, nor did the Company or any member of the Buyer Group enter into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $60,000 with any executive officer, director or affiliate of the Company that is a natural person.

        For more information, please see "Item 7. Major Shareholders and Related Party Transactions" included in our Annual Report on Form 20-F for the year ended December 31, 2011, incorporated by reference into this proxy statement. Please see "Where You Can Find More Information" for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

        Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financial advisor fees and expenses and other professional fees	$400,000
Legal fees and expenses	$850,000
Special committee fees	$40,000
Miscellaneous (including filing fees, printing fees and mailing costs)	$90,000
Total	$1,380,000

        These expenses will not reduce the merger consideration to be received by the shareholders of the Company. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will be responsible for such costs and expenses, except as otherwise provided in the merger agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

        Pursuant to the merger agreement, Parent has agreed to vote, or cause to be voted, all of the Shares and ADSs beneficially owned by the Buyer Group in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. As of January 4, 2013, the Buyer Group, as a group, owns 115,917,456 Shares, which represent approximately 59.98% of the total outstanding Shares.

Litigation Related to the Merger

        We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

        The merger is expected to be accounted for, at fair value, using the acquisition method in accordance with Accounting Standard Codification 805-10, "Business Combination—Overall."

Regulatory Matters

        The Company does not believe that any material U.S. federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger being published in the Cayman Islands Gazette.

Appraisal Rights

        Please see "Dissenters' Rights—Requirements for Exercising Dissenters' Rights" beginning on page 83.

Certain Material U.S. Federal Income Tax Considerations

        Please see "Material U.S. Federal Income Tax Considerations" beginning on page 91.

Material PRC Income Tax Considerations

        Please see "Material PRC Income Tax Considerations" starting on page 95.

Material Cayman Islands Tax Considerations

        Please see "Material Cayman Islands Tax Considerations" starting on page 96.

 MARKET PRICE OF THE COMPANY'S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

        The following table provides the high and low sales prices for our ADSs on the New York Stock Exchange (the "NYSE") under the symbol "SYSW," for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2010
Fourth quarter	6.75	5.73
2011
First quarter	8.15	4.55
Second quarter	6.41	2.80
Third quarter	3.30	1.83
Fourth quarter	2.07	0.87
2012
First quarter	1.10	0.61
Second quarter	2.19	0.84
Third quarter	2.00	1.16
Fourth quarter	1.98	1.69
2013
First quarter (through January 4, 2013)	1.94	1.90

        On September 6, 2012, the last trading day immediately prior to the Company's announcement on September 7, 2012 that it had received a going private proposal, the reported closing price of our ADSs on the NYSE was $1.60 per ADS. The merger consideration of $0.5125 per Share, or $2.05 per ADS, represents a premium of 28.1% over the closing price of $1.60 per ADS on September 6, 2012, and a 42.7% premium over the Company's 60 trading day average closing price on September 6, 2012. On January 4, 2013, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $1.94 and $1.91, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

        We have not paid any dividend during the past two years. We do not expect to pay dividends in the foreseeable future and, under the terms of the merger agreement, are prohibited from doing so without Parent's prior written approval. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our Shares, or indirectly on our ADSs, in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

        As we are a holding company, we rely, in part, on dividends paid to us by our subsidiary in China for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In China, the payment of dividends is subject to limitations. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Under current PRC laws and regulations, our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Such subsidiary is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund and enterprise expansion fund, although the amount to be set aside, if any, is determined at the discretion of the board. These reserves may not be distributed as cash dividends. Our PRC subsidiary, Beijing Syswin Zhi Di Technology Limited ("Syswin Zhi Di") was established in July 2010, and has not set aside any amount for such statutory reserve. As a result, any future dividend or distribution that Syswin Zhi Di may declare or make is subject to such statutory reserve requirement until such reserve reaches 50% of its registered capital of RMB289.6 million, as well as any employee welfare fund contribution made at the discretion of its board of directors. The amounts set aside pursuant to the applicable PRC laws and regulations by Beijing Syswin Xing Ye Real Estate Brokerage Company Limited ("Syswin Xing Ye"), our consolidated variable interest entity, amounted to RMB15.1 million and RMB6.0 million in 2010 and 2011, respectively. Further, if our subsidiary in China incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

        Moreover, cash transfers from our PRC subsidiary to us are subject to the PRC government's currency conversion policy, and our PRC subsidiary may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the PRC State Administration of Foreign Exchange ("SAFE") with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiary' ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiary and consolidated entities, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

        We may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax arrangement between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See "Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be classified as a 'resident enterprise' for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC Shareholders." in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

        We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company's board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

        The extraordinary general meeting will be held on            , 2013, at             a.m. (Beijing time) at 9th Floor, SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

        At the meeting, you will be asked to consider and vote upon:

  •
  as special resolutions:

        THAT the merger agreement dated December 24, 2012, among Parent, Merger Sub and the Company (a copy of which is attached as Annex A to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

        THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

  •
  as an ordinary resolution:

        THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

        At the effective time of the merger, all of the Shares will be cancelled and cease to exist. If the merger is completed, each issued and outstanding Share and ADS, other than the Founder Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive the per Share merger consideration of $0.5125 and the per ADS merger consideration of $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Founder Share will be cancelled for no consideration. At the effective time, each issued and outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

Our Board's Recommendation

        Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

  •
  determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair (both substantively and procedurally) to, and in the best interests of, the Company and its shareholders and ADS holders (other than the Buyer Group), and declared it advisable to enter into the merger agreement;

  •
  approved the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

  •
  recommends that the Company's shareholders vote FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement.

Record Date; Shares and ADSs Entitled to Vote

        You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the Cayman Islands on             , 2013, the Share record date for voting at the extraordinary general meeting. On the Share record date,             Shares are expected to be issued and outstanding and held by approximately            holders of record. If you own Shares at the close of business in New York City on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2013 at             a.m. (Beijing time). If you own ADSs at the close of business in New York City on            , 2013, the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on            , 2013 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, you may vote at the extraordinary general meeting if you held ADSs as of the ADS record date, you cancel your ADSs by the close of business in New York City on            , 2013, and become a holder of Shares by the close of business in the Cayman Islands on            , 2013, the Share record date. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See "—Procedures for Voting" below.

Quorum

        A quorum of our shareholders is necessary to have a valid shareholders' meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the record date. We expect, as of the record date, there will be            Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement.

Vote Required

        Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement is approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Parent has agreed to vote (or cause to be voted) all Shares beneficially owend by the Buyer Group (representing an aggregate of approximately 59.98% of the total outstanding Shares as of January 4, 2013) in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

Procedures for Voting

Shares

        Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is            , 2013 at              a.m. (Beijing time).

        Shareholders who hold their Shares in "street name," meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

        Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

ADSs

        If you own ADSs as of the close of business in New York City on            , 2013, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on            , 2013. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on            , 2013 and become a holder of Shares by the close of business in the Cayman Islands on            , 2013, the Share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

        If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares) and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank, N.A. Hong Kong, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder by            , 2013, you need to provide your ADSs and all applicable documentation and payments to the ADS depositary by the close of business in New York City on            , 2013. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

        If the ADS depositary timely receives valid voting instructions from an ADS owner which fails to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS owner, such ADS owner is deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. Pursuant to the deposit agreement, the Company plans to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on            , 2013. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company's shareholders. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company's shareholders. In addition, pursuant to the deposit agreement, the Company is required to provide the ADS depositary with an opinion of counsel in form and substance satisfactory to it with respect to the granting of the discretionary proxy.

Voting of Proxies and Failure to Vote

        All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

        Brokers or other nominees who hold our Shares in "street name" for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers' Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

        Registered holders of our Shares may revoke their proxies in one of three ways:

  •
  First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to us at SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

  •
  Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

  •
  Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

        If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder's Shares, the shareholder must follow directions received from the broker to change those instructions.

        Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on            , 2013. A holder of ADSs can do this in one of two ways:

  •
  First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

  •
  Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary

        If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

        Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

        ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS' RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY'S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON            , 2013, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON            , 2013. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

        If you need assistance, including help in changing or revoking your proxy, please call Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

Solicitation of Proxies

        We do not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

        We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

        This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

  Structure and Completion of the Merger

        The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the fifth business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands. The merger will become effective at the time when the plan of merger has been registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time within 90 days of the date of registration of the plan of merger, as Merger Sub and the Company may agree and specify in the plan of merger in accordance with the Cayman Islands Companies Law.

        We expect that the merger will be completed around the end of the first quarter of 2013, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

  Memorandum and Articles of Association; Directors and Officers of the Surviving Company

        Upon completion of the merger, the memorandum and articles of association annexed to the plan of merger, will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company, unless otherwise determined by Parent prior to the effective time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the memorandum and articles of association.

  Merger Consideration

        Each issued and outstanding Share other than the Excluded Shares, as described below, will be cancelled in exchange for the right to receive $0.5125 in cash, without interest and net of any applicable withholding taxes. Each issued and outstanding ADS, other than ADSs representing the Excluded Shares, will represent the right to receive $2.05 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes.

        Each Founder Share will, by virtue of the merger and without any action on the part of its holder, be cancelled and cease to exist at the effective time of the merger, and no consideration or distribution will be paid or payable in exchange therefor. Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. The Dissenting Shares, together with the Founder Shares, are referred to herein as the "Excluded Shares". At the effective time, each issued and outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

        A Company shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members maintained by the Company or (b) notice of the Company extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. Monies unclaimed after a period of seven (7) years from the date of the notice of the extraordinary general meeting shall be forfeited and shall revert to the surviving company.

  Payment for Shares

        At or prior to the effective time, Parent will deposit with the paying agent for the benefit of the holders of the Shares and ADSs, an amount in cash which, when aggregated with the amount of available cash of the Company (as discussed under "—Financing"), is sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of the Shares (other than holders of the Excluded Shares) (a) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions regarding how to surrender your share certificates in exchange for the applicable merger consideration. You will receive the per Share merger consideration for your Shares from the paying agent (or, in the case of an ADS holder, the per ADS merger consideration for the ADSs from the ADS depositary) after you comply with these instructions.

        Unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, upon surrender of your share certificates to the paying agent in accordance with the terms of the letter of transmittal or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $0.5125 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of your share certificates or book-entry Shares after the completion of the merger.

        If your Shares are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee regarding how to surrender your Shares and receive the merger consideration for those Shares.

  Representations and Warranties

        The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by Parent and the Company, respectively, in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

        The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  •
  due organization, existence, good standing and authority to carry on the Company's businesses;

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  the memorandum and articles of association, bylaws or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

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  the Company's capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations with respect to the Company and its subsidiaries, the absence of any debt securities that give its holders the right to vote with the Company's shareholders and the absence of encumbrances on the Company's ownership of the equity interests of its subsidiaries;

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  the Company's corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

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  the vote of the Company's shareholders required to approve the merger agreement;

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  the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the approval of the merger agreement and the merger by the board of directors of the Company;

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  the absence of violations of, default under, or material breach of, (a) the governing documents of the Company and its subsidiaries, (b) applicable law regarding the Company and its subsidiaries and (c) certain contracts to which the Company or its subsidiaries is a party, as a result of the Company's execution of, or consummation of the merger or transactions contemplated by, the merger agreement;

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  required governmental consents and approvals in connection with the transactions contemplated by the merger agreement;

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  the absence of secured creditors;

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  the Company's SEC filings since November 4, 2010 and the financial statements included therein;

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  the Company's disclosure controls and procedures and internal controls over financial reporting;

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  compliance with the applicable rules and regulations of NYSE;

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  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

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  compliance with applicable laws, licenses and permits;

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  the absence of certain undisclosed liabilities;

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  the absence of a "Company Material Adverse Effect" (as defined below) and the absence of certain other changes or events since June 30, 2012;

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  the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

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  employee benefits plans;

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  material contracts and the absence of any default under, or termination of, any material contract;

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  real property;

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  environmental matters;

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  tax matters;

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  labor and employment matters;

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  intellectual property;

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  insurance matters;

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  the receipt of an opinion from Oppenheimer;

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  the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the merger; and

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  the absence of any undisclosed broker's or finder's fees.

        Many of the representations and warranties in the merger agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, a "Company Material Adverse Effect" means any fact, event, circumstance, change, condition or effect that has or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following and no change, effect, event, circumstance or occurrence, alone or in combination, related to or arising out of any of the following, will be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect may exist:

            (i)  changes affecting the economy, financial, credit or securities markets or political conditions generally in the PRC or the United States;

           (ii)  changes in GAAP or any interpretation thereof after the date of the merger agreement;

          (iii)  changes in any applicable laws, rules or regulations (or interpretations thereof), or directives or policies of a governmental authority of general applicability that are binding on the Company or any of its subsidiaries;

          (iv)  effects resulting from the consummation of the transactions, public announcement of the merger agreement or the identity of Parent and its affiliates, including, without limitation, the initiation of litigation or other legal proceeding related to the merger agreement or the transactions contemplated thereby or any losses of customers or employees;

           (v)  natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities , or similar events;

          (vi)  changes in the market price or trading volume of the Shares (although the underlying cause contributing to such change in stock price or trading volume may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

         (vii)  actions or omissions of the Company or any of its subsidiaries taken (a) that are required by the merger agreement, or (b) with the written consent or at the request of Parent, Merger Sub or Mr. Chen;

        (viii)  any breach of the merger agreement by Parent or Merger Sub;

          (ix)  effects affecting the industry in which the Company and its subsidiaries operate;

           (x)  any failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (although the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

          (xi)  any change or prospective change in the Company's credit ratings (although the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur);

provided, however, that any effect referred to in clauses (i), (ii), (iii), (v) and (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if and to the extent such effect has a materially disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate.

        The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

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  their due organization, existence and good standing;

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  their memorandum and articles of association being in full force and effect;

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  their capitalization and ownership structure;

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  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

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  the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

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  required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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  the operations of Merger Sub;

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  sufficiency of funds necessary to pay the merger consideration;

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  delivery of the equity commitment letter and the absence of any breach or default thereunder;

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  the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letter;

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  ownership of the Founder Shares by Parent;

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  the absence of legal proceedings against Parent or Merger Sub that would impair or prevent the consummation of the transactions contemplated by the merger agreement;

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  the absence of secured creditors of Merger Sub;

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  the absence of any undisclosed broker's or finder's fees;

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  solvency of the surviving company immediately following completion of the merger, subject to certain assumptions;

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  the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent or Merger Sub;

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  the execution and the validity and enforceability of the limited guaranty provided by Mr. Chen of certain obligations of Parent and the lack of any default thereunder;

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  non-reliance on the Company's estimates;

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  independent investigation of the Company; and

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  the absence of certain agreements or compensation or equity arrangements.

  Conduct of Business Prior to Closing

        Under the merger agreement, the Company has agreed that, subject to the requirements of applicable law and certain exceptions in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, between the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, unless with Parent's prior written consent, (i) the Company and its subsidiaries will conduct their businesses in the ordinary course consistent with past practice and (ii) the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact their existing assets, and business organization, keep available the services of their current officers and key employees, preserve their current relationships with customers, suppliers and distributors and other with whom the Company or any of its subsidiaries has material business relationships, and comply with applicable law, in each case of (i) and (ii), in all material respects.

        In addition to and without limiting the foregoing, subject to the requirements of applicable law and certain exceptions set forth in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, unless with Parent's prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed), neither the Company nor any of its subsidiaries will take any of the following actions:

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  amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

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  issue, sell, pledge, terminate, dispose of, or encumber any share capital or other ownership interests of the Company or any of its subsidiaries, or any agreement, contract or instrument amounting to control over or enabling control of the Company or any of its subsidiaries or any options, warrants, convertible securities or rights of any kind to acquire, any share capital or other ownership interest of the Company or any of its subsidiaries;

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  sell, pledge, dispose of, or encumber any assets of the Company or any of its subsidiaries having a current value in excess of $3,000,000, except in the ordinary course of business and in a manner consistent with past practice;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends paid by any of the Company's direct or indirect subsidiaries to the Company or any of its other subsidiaries;

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  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital;

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  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company's subsidiaries;

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  acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding $3,000,000;

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  incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except for indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its subsidiaries), does not exceed $5,000,000 or its equivalent in the aggregate for the Company and its subsidiaries;

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  authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $3,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

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  create any new subsidiary;

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  engage in the conduct of any new line of business outside of its existing business segments material to the Company and its subsidiaries;

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  make any material changes with respect to accounting policies or procedures;

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  settle any legal proceeding, other than settlements (a) in the ordinary course of business and consistent with past practice, (b) requiring the Company and its subsidiaries to pay monetary damages not exceeding $3,000,000, and (c) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

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  enter into, materially amend or modify, or consent to the termination of any material contract specified in the merger agreement, or enter into, amend, waive, modify or consent to the termination of the Company's or any of its subsidiaries' material rights under such a material contract, other than in the ordinary course of business and consistent with past practice;

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  make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

  •
  except as required pursuant to existing written employee benefits plans or contracts in effect as of the date of the merger agreement or as otherwise required by applicable law or carried out in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any executive officer or director of the Company or any of its wholly owned subsidiaries, (b) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any officer, employees, director or independent contractor of the Company or any of its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice, (c) establish, adopt, materially amend or terminate any employee benefits plan (except as required by law) or amend the terms of any outstanding equity-based awards, (d) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefits plan, to the extent not already required in any such plan or contemplated by the merger agreement, (e) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefits plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, or (f) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

  •
  fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended or the rules and regulations promulgated thereunder; or

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  agree, authorize commit, or enter into any formal agreement to do any of the foregoing.

  Financing

        The Company and Parent estimate that the total amount of funds required to pay the aggregate merger consideration is anticipated to be approximately $41.1 million. This amount is expected to be funded from the cash contribution by Mr. Chen and to the extent available, cash available in the Company.

        As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed equity commitment letter pursuant to which Mr. Chen has committed, subject to the terms and conditions set forth therein, to invest in Parent, the cash amount of $15,500,000 ("equity financing"). Each party also agrees to use its reasonable best efforts to ensure that the aggregate amount of cash of the Company in U.S. dollars held in non-PRC bank accounts, free of any encumbrances and available as a source of funds for use by Parent and Merger Sub to pay the cash merger consideration and their fees and expenses ("available cash"), equals $25,600,000 ("available cash financing"). If (i) any portion of the available cash financing becomes unavailable on a timely basis, (ii) any governmental approval required for the available cash financing has not been obtained by March 5, 2013 or (iii) Parent has breached the covenant not to transfer any portion of the shares owned by it, then Parent will arrange to obtain backup financing in an aggregate amount sufficient , when added to any funds available under the available cash financing and the equity financing, to consummate the transaction ("backup financing"). The equity commitment letter and the backup financing documents (if applicable) are together referred to herein as the "financing documents", and the equity financing together with the backup financing (if applicable) are referred to herein as the "financing".

        Parent and Merger Sub will use their reasonable best efforts to:

  •
  satisfy on a timely basis all conditions to funding in the financing documents;

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  cause the financing to be funded at or prior to the closing of the merger, including through litigation in good faith; and

  •
  draw upon and consummate the financing and available cash financing at or prior to the closing of the merger.

        Neither Parent nor Merger Sub will agree to or permit any amendment or modification to, or grant any waiver of any condition or other provision under, the financing documents without the prior consent of the Company.

        Parent will give the Company prompt notice of (a) any material breach or threatened material breach by any party under the financing documents or the termination of any financing documents and (b) keep the Company reasonably informed of the status of Parent and Merger Sub's efforts to arrange the financing.

        In the event the merger agreement is terminated, Parent will promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in obtaining the available cash financing and the financing, and shall indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the available cash financing and the financing and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries). Parent and Merger Sub agree that the Company and its subsidiaries and their respective representatives (other than the Buyer Group) shall not, prior to the effective time of the merger, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the merger agreement.

  Shareholders' Meeting

        The Company is required to take all action necessary to call an extraordinary general meeting of its shareholders as soon as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, which incorporates by reference this proxy statement.

        The Company may postpone or adjourn the general meeting of its shareholders for up to thirty (30) calendar days (but in any event no later than five (5) business days prior to the end date (which is September 24, 2013), (i) with the consent of Parent, (ii) if at the time the general meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business, or (iii) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such general meeting.

        If the Company Board makes a change in board recommendation and/or authorizes the Company to terminate the merger agreement to enter into an alternative acquisition agreement for a superior proposal pursuant to the merger agreement, the Company will not be required to convene the shareholders meeting and submit the merger agreement to the holders of the Shares for approval.

  Competing Transactions

        Until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their respective representatives may not:

  •
  solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or that may reasonably be expected to lead to, any competing transaction;

  •
  enter into, maintain, continue or otherwise engage or participate in, any discussions or negotiations with, or provide any non-public information concerning the Company or any subsidiary to, any person in furtherance of such inquiries or to obtain a proposal or offer with respect to, or that may reasonably be expected to lead to, a competing transaction;

  •
  agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction; or

  •
  grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes.

        At any time prior to the time the Company's shareholders approve the merger agreement, if the Company receives a written bona fide proposal or offer with respect to a competing transaction that did not result from a material breach of the Company's "no-shop" obligations described above, the Company and its representatives may, subject to compliance with the other provisions contained in the merger agreement and acting under the direction of the special committee, furnish information to, and enter into discussions with, a person who has made such proposal or offer, if, prior to furnishing such information and entering into such discussions, the special committee has (a) determined in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) that (i) such proposal or offer constitutes, or is reasonably likely to result in, a superior proposal and (ii) the failure to furnish such information to, or to enter into such discussions with, the person who made such proposal or offer would be inconsistent with the directors' fiduciary duties under the Cayman Islands laws and discloses any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub, (b) promptly provided notice to Parent of its intent to furnish information or enter into discussions, and (c) obtained from such person a confidentiality agreement with terms no less favorable to the Company than those contained in the merger agreement.

        The Company must, within forty-eight (48) hours after the Company attains knowledge thereof, notify Parent in writing, after the receipt by the Company or any of its subsidiaries of any written proposal, inquiry, offer or request with respect to a competing transaction including any written request for discussions or negotiations and any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries. The Company must, within forty-eight (48) hours after receipt by the Company, provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company must keep Parent reasonably informed, on a prompt basis, of the status and material details of any such proposal, inquiry, offer or request and any information requested of or provided by the Company pursuant to the merger agreement. The Company will provide Parent with at least forty-eight (48) hours prior notice of any meeting of the board of directors of the Company or the special committee at which the board of directors of the Company or special committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto. The Company will, within forty-eight (48) hours, provide to Parent any material nonpublic information concerning the Company that may be made available pursuant to the merger agreement to any other person in response to any such proposal, inquiry, offer or request.

        Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that the Company (acting through the board of directors of the Company and any committee thereof) will not (a) withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation with respect to the merger, (b) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any competing transaction, (c) fail to recommend against any competing transaction subject to Regulation 14D under the Securities Exchange Act of 1934, as amended, in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such competing transaction, (d) fail to include the Company board recommendation that shareholders of the Company approve the merger agreement in this proxy statement, or (e) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction (any action listed in (a) through (e) is referred to in this proxy statement as a "change in the company recommendation"), or enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction (an "alternative acquisition agreement").

        Prior to the time the Company receives shareholder approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee) may make a change in the company recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, if (i) the Company has received a written, bona fide proposal or offer with respect to a competing transaction that did not result from a material breach of the Company's "no-shop" obligations described above that is not withdrawn and that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of its independent financial advisor and outside counsel) constitutes a superior proposal, and (ii) the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable laws; provided that prior to effecting a change in the company recommendation in connection with a superior proposal and/or terminating the merger agreement to enter into an alternative acquisition agreement, in each case as permitted by the above provisions of the merger agreement, (A) the Company shall have provided written notice to Parent and Merger Sub (a "Notice of Superior Proposal") advising Parent and Merger Sub that the Company board has received a superior proposal, stating that the Company board intends to make a change in the company recommendation and/or terminate the merger agreement to enter into an alternative acquisition agreement, (B) the Company shall have negotiated, and shall have caused its representatives to, during the five business day period following receipt by Parent and Merger Sub of the Notice of Superior Proposal (the "Notice Period"), negotiate, with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate), to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal, and (C) following the end of the Notice Period, the Company board (upon recommendation of the special committee) shall have determined in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) that the superior proposal giving rise to the Notice of Superior Proposal continues to constitute a superior proposal.

        In this proxy statement, a "competing transaction" means any transaction or series of related transactions (other than the merger contemplated by the merger agreement) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving an acquisition of the Company (or any of its subsidiaries whose business constitutes more than 15% of the net revenues, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole), (b) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or businesses of the Company and its subsidiaries that constitute or represent more than 15% of the net revenues, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity or voting securities of the Company or any of its significant subsidiaries, (d) any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) becoming the beneficial owner of more than 15% of the Shares, or (e) any combination of the foregoing.

        In this proxy statement, a "superior proposal" means a written bona fide offer or proposal (with all of the percentages included in the definition of "competing transaction" increased to fifty percent (50%)) made by a third party with respect to a competing transaction that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment, after having received the advice of its independent financial advisor and outside legal counsel, to be (a) more favorable, including from a financial point of view, to the shareholders of the Company (other than holders of shares that are beneficially owned by each of Parent and its direct or indirect shareholders, including Mr. Chen, or the Founder Shares) than the merger contemplated by the merger agreement (after taking into account any change to the terms of the transactions contemplated by the merger agreement made or proposed by Parent pursuant to Parent's notice and negotiation rights described above prior to the time of determination) and (b) reasonably likely to be consummated, after taking into account all financing, legal and regulatory aspects of the offer or proposal and the identity of the person making the offer or proposal.

  Indemnification; Directors' and Officers' Insurance

  •
  The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company or its subsidiaries and their respective directors and executive officers, as in effect at the effective time, will survive the merger and will not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors or officers of the Company or its subsidiaries.

  •
  The memorandum and articles of association of the surviving company will contain provisions with respect to indemnification of present and former directors or officers of the Company that are at least as favorable to the current or former directors or officers of the Company or its subsidiaries as those set forth in the Company's memorandum and articles of association as of the date of the merger agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of five (6) years after the effective time in any manner that would adversely affect the rights of the Company's or any of its subsidiaries' current or former directors or officers, unless required by law.

  •
  From and after the effective time, the surviving company will comply with all of the Company's obligations and will cause its subsidiaries to comply with their respective obligations to indemnify current and former director and officer of the Company and each subsidiary against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim or action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) the fact that such indemnified party is or was a director or officer of the Company or such subsidiary, or (ii) any acts or omissions occurring before or at the effective time, including the approval of the merger agreement or the other related transactions or arising out of or pertaining to such transactions, to the extent provided under the Company and its subsidiaries' respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law.

  •
  The surviving company will, and Parent will cause the surviving company to, maintain the Company's and its subsidiaries' existing directors' and officers' liability insurance for a period of six (6) years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company, at Parent's request, may purchase a six-year "tail" prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company.

  Parent Ownership

        Parent will not sell or otherwise transfer any Shares legally and beneficially owned by it as of the date of the merger agreement.

  Actions Taken at the Direction of the Chief Executive Officer; Knowledge of Parent

        The Company will not be deemed to be in breach of any representation, warranty, covenant or agreement in the merger agreement if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, including Mr. Chen, without the approval or direction of the board (acting with the concurrence of the special committee) or the special committee.

        Parent will not have any right to (i) terminate the merger agreement, (ii) claim any damage or seek any other remedy at law or in equity or (iii) claim that any closing conditions have not been satisfied, in each case by reason of any breach or inaccuracy in the representations and warranties made by the Company to the extent any officer or director of Parent, including Mr. Chen, has knowledge, as of the date of the merger agreement, of such breach or inaccuracy.

  Other Covenants

        The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  access by Parent's officers and other authorized representatives to the Company's employees, properties, books, contracts and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

  •
  delisting and deregistration of the Shares;

  •
  coordination of press releases and other public announcements or filings relating to the merger;

  •
  notification of certain events;

  •
  resignation of the Company's directors pursuant to Parent's request;

  •
  participation in litigation relating to the merger;

  •
  matters relating to takeover statutes; and

  •
  allocation of expenses.

  Conditions to the Merger

        The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible under applicable laws) of the following conditions:

  •
  the merger agreement must have been duly approved by the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company; and

  •
  no court or governmental entity having enacted, issued, promulgated, enforced or entered any law, rule or order then in effect which enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger.

        The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  •
  the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, for certain representations and warranties, subject to a materiality exception and for other representations and warranties, subject to a Company Material Adverse Effect exception;

  •
  the Company having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the closing date;

  •
  the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions above; and

  •
  since the date of the merger agreement, there shall not have occurred, a Company Material Adverse Effect.

        The obligation of the Company to consummate the merger is subject to the satisfaction, or waiver by the Company, of the following conditions:

  •
  the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date, subject to a de minimis or a materiality exception, as the case may be;

  •
  each of Parent and Merger Sub having performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the merger agreement prior to or at the time of closing; and

  •
  each of Parent and Merger Sub having delivered to the Company a certificate, dated the closing date, signed by a director of each of Parent and Merger Sub, certifying as to the satisfaction of the conditions above.

  Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained, under the following circumstances:

  •
  by mutual written consent of Parent and the Company (upon approval of the special committee);

  •
  by either Parent or the Company, if:

  •
  the merger is not completed by the end date (which is September 24, 2013), provided that this termination right is not available to a party where breach of, or failure to fulfill, any of its obligations under the merger agreement resulted in, or was a material cause of, the failure of the effective time to occur on or before the end date;

  •
  any competent court or governmental entity has enacted, issued, promulgated, enforced or entered any final, non-appealable law, rule or order which enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a material cause of the issuance of such law, rule or order; or

  •
  our shareholders do not approve the merger agreement at the extraordinary general meeting or any adjournment thereof.

  by the Company, if:

  •
  Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall be untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within thirty (30) business days after written notice of such breach; provided, that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied;

  •
  all of the mutual conditions to completion of the merger and all of the conditions to Parent's and Merger Sub's obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing and Parent and Merger Sub fail to complete the closing within five (5) business days following the date the closing should have occurred pursuant to the merger agreement;

  •
  prior to obtaining shareholder approval of the merger, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the Company recommendation and/or authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement, and the Company has concurrently with or immediately after the termination of the merger agreement entered into an alternative acquisition agreement with respect to such superior proposal.

  by Parent, if:

  •
  the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent's and Merger Sub's obligations to complete the merger and subject to specified notice and cure rights. This termination right will not be available to Parent if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to the Company's obligation to complete the merger,

  •
  the board of directors of the Company or any committee thereof has effected a change in the company recommendation, or

  •
  the board of directors of the Company acting through the special committee notifies Parent or Merger Sub that it intends to effect a change in the company recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement for a superior proposal.

  Termination Fees and Expenses

        The Company is required to pay Parent a termination fee of $1,000,000 if the merger agreement is terminated, in each case as described above (a) by the Company, after the board of directors of the Company effects a change in the company recommendation in connection with a superior proposal and/or authorizes the Company to terminate the merger agreement to enter into an alternate acquisition agreement, and the Company has concurrently with or immediately after the termination of the merger agreement entered into an alternative acquisition agreement in connection with such superior proposal, (b) by Parent, due to the Company's breach of the merger agreement that results in the failure of a condition to Parent's and Merger Sub's obligation to complete the merger, or (c) by Parent, if (i) the board of directors of the Company or any committee thereof has effected a change in the company recommendation or (ii) the Company notifies Parent or Merger Sub of its intention to effected a change in the company recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement for a superior proposal in accordance with the terms of the merger agreement. In each case, the Company is also required to reimburse Parent for expenses of up to $500,000 incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement.

        Parent is required to pay the Company a termination fee of $2,000,000 if (a) the merger agreement is terminated by the Company as described above, due to the breach the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company's obligations to complete the merger; or (b) the merger agreement is terminated by the Company as described above, because all of the mutual closing conditions to the completion of the merger and the conditions to the obligations of Parent and Merger Sub to consummate the merger are otherwise satisfied and the merger shall not have been completed within five (5) business days after the date the closing should have occurred. In each case, Parent is also required to reimburse the Company for expenses of up to $500,000 incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement.

  Amendment

        The merger agreement may be amended in writing with the approval of the respective boards of directors of the parties to the merger agreement (with respect to the board of the Company, upon the recommendation of the special committee) at any time prior to the effective time. After the shareholders of the Company approve the merger agreement, no amendment that, under the applicable laws or in accordance with the rules of NYSE, requires further approval of the shareholders may be made unless such approval is obtained.

  Extension and Waiver

        At any time before the consummation of the merger, each of the parties to the merger agreement may extend the time for the performance of their respective obligations and waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

  Remedies

        In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the receipt of the termination fee and expense reimbursement by Parent from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. The Company will not otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby.

        In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the receipt of the applicable termination fee and expense reimbursement by the Company from Parent and certain indemnification obligations of Parent under the merger agreement will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company against the Parent for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Parent will not otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby.

        The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. Without limiting the forgoing, the Company is entitled to obtain an injunction, specific performance or other equitable relief to (i) enforce the Parent's obligation to cause the Parent's equity financing to be funded at the effective time, if (A) all of the mutual conditions to the obligations of the parties to close the merger, and all the conditions to the obligation of Parent to close the merger, are satisfied (other than those conditions that by their nature are to be satisfied at the closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (B) the Company delivers to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing, and (C) Parent and Merger Sub fail to complete the closing in accordance with the merger agreement and (ii) enforce the obligations of Parent and Merger Sub set forth in merger agreement with respect to financing. While Parent and Merger Sub, on the one hand, or the Company, on the other hand, may pursue both a grant of specific performance and the payment of the applicable termination fee, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance and payment of such amounts, and upon the payment of such amounts, the remedy of specific performance will not be available against the party making such payment.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

 DISSENTERS' RIGHTS

        The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares ("dissenters' rights"). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect your dissenters' rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters' rights.

Requirements for Exercising Dissenters' Rights

        A dissenting shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

        The exercise of your dissenters' rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters' rights, the following procedures must be followed:

            (i)  you must give written notice of objection to the Company prior to the vote to approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

           (ii)  within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization ("Approval Notice") to all dissenting shareholders who have served a notice of objection;

          (iii)  within twenty (20) days immediately following the date on which the Approval Notice is given (the "Dissent Period"), any dissenting shareholder who elects to dissent must give a written notice of his decision to dissent (a "Notice of Dissent") to the Company stating his name and address and the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A dissenting shareholder must dissent in respect of all the Shares which he holds;

          (iv)  within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies, whichever is later, the Company, as the surviving company, must make a written offer (a "Fair Value Offer") to each dissenting shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

           (v)  if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder's Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the "Grand Court") for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

          (vi)  if a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters' rights, (b) the fair value of the Shares held by those shareholders and (c) the costs of the proceeding and the allocation of such costs upon the parties.

        All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder's name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters' rights attached to the Shares.

        You must be a registered holder of Shares in order to exercise your dissenters' rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the dissenters' rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters' rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary's office at 1 Chase Manhattan Plaza, Floor 58, New York, NY 100005-1401, U.S.A.

        If you do not satisfy each of these requirements, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company at SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

        If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $0.5125 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $0.5125 is equal to the fair value of each of your Shares.

        The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters' rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters' rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

        The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2010 and 2011. The historical financial information as of December 31, 2010 and 2011 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, at pages F-1 through F-57, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

	For the year ended December 31,
	2010 RMB	2011 RMB	2011 US$
	(in thousands, except for Shares and per Share data)
Consolidated Statement of Operations Data:
Net revenue	629,022	594,619	94,475
Cost of revenues	(197,619)	(307,056)	(48,786)

Gross profit	431,403	287,563	45,689
Selling, marketing and administrative expenses	(151,724)	(261,373)	(41,528)
Other operating income, net	3,662	4,261	677

Income from operations	283,341	30,451	4,838
Interest income	2,340	5,507	875
Foreign currency exchange loss	(1,486)	(13,651)	(2,169)
Other (expenses) / income, net	(467)	2,597	412

Income from continuing operations before income tax	283,728	24,904	3,956
Income tax	(74,088)	(17,649)	(2,804)

Income from continuing operations	209,640	7,255	1,152
Loss from discontinued operations, net	(20,054)	—	—

Net income	189,586	7,255	1,152
Add: Net loss attributable to non-controlling interest	—	250	40

Net income attributable to SYSWIN Inc.'s ordinary shareholders	189,586	7,505	1,192
Amount attributable to SYSWIN Inc.'s ordinary shareholders
Income from continuing operations	209,640	7,505	1,192
Loss from discontinued operations, net	(20,054)	—	—

Net income attributable to SYSWIN Inc.'s ordinary shareholders	189,586	7,505	1,192
Income per share from continuing operations attributable to SYSWIN Inc.'s ordinary shareholders, basic and diluted	1.32	0.04	0.01
Loss per share from discontinued operations, net attributable to SYSWIN Inc.'s ordinary shareholders, basic and diluted	(0.13)	—	—
Net income attributable to SYSWIN Inc.'s ordinary shareholders per share, basic and diluted	1.19	0.04	0.01
Weighted average number of ordinary shares used in calculating income per share, basic and diluted	158,872,808	193,275,000	193,275,000

	December 31,
	2010 RMB	2011 RMB	2011 US$
Consolidated Balance Sheet Data
ASSETS
Current assets:
Cash and cash equivalents	581,765	479,001	76,106
Restricted cash	3,000	3,000	477
Accounts receivable, net	281,374	366,050	58,159
Prepaid expenses—related party	625	7,968	1,266
Other receivables	15,877	15,884	2,524
Deferred tax assets	24,230	31,793	5,051

Total current assets	906,871	903,696	143,583

Non-current assets:
Property and equipment, net	50,165	40,067	6,366
Intangible assets, net	3,507	24,426	3,881
Deferred tax assets	2,954	18,889	3,001
Prepaid expenses—related party	—	5,312	844
Other non-current assets	19,300	28,250	4,488

Total non-current assets	75,926	116,944	18,580

Total assets	982,797	1,020,640	162,163

Current liabilities:
Accrued expenses and other current liabilities	134,256	171,043	27,176
Income tax payable	28,109	24,362	3,870
Dividend payable	15,197	12,153	1,931

Total current liabilities	177,562	207,558	32,977

Non-current liabilities:
Deferred revenue	2,434	1,521	242
Deferred tax liabilities	—	2,065	328

Total non-current liabilities	2,434	3,586	570

Total liabilities	179,996	211,144	33,547

Commitments and contingencies
Shareholders' equity:
Preferred shares (US$0.0000008 par value, 2,500,000,000 shares authorized; no shares issued and outstanding)	—	—	—
Ordinary shares (US$0.0000008 par value, 60,000,000,000 shares authorized as of December 31, 2010 and 2011; 193,275,000 shares issued and outstanding as of December 31, 2010 and 2011)	1	1	—
Additional paid-in capital	637,289	635,029	100,896
Statutory reserve	37,669	43,659	6,937
Retained earnings	127,842	129,357	20,553

Total SYSWIN Inc.'s shareholders' equity	802,801	808,046	128,386
Non-controlling interest	—	1,450	230

Total shareholders' equity	802,801	809,496	128,616

Total liabilities and shareholders' equity	982,797	1,020,640	162,163

Ratio of Earnings to Fixed Charges

        The Company does not have fixed charges during the two most recent fiscal years.

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, related notes and other financial information included in the Company's Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated into this proxy statement by reference. Please see "Where You Can Find More Information" for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

        The net book value per Share as of December 31, 2011 was $0.67 based on the weighted average number of outstanding Shares during 2011.

 TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Buyer Group

        On March 19, 2012, the Company's board of directors approved the adoption by Mr. Chen, through Brilliant Strategy Limited, of a share purchase program, under which Brilliant Strategy Limited may purchase up to $2,000,000 of the Company's ADSs over the course of 12 months on the open market, in negotiated transactions off the market, in block trades or other legally permissible ways pursuant to a Rule 10b5-1 plan. As of January 6, 2013, Brilliant Strategy Limited had purchased 3,238,884 Shares represented by 809,721 of our ADSs under such share purchase program.

        The following table summarizes the purchases of ADSs by Mr. Chen for each quarter during the past two years:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2011
First Quarter	—	$—	$—
Second Quarter	—	$—	$—
Third Quarter	—	$—	$—
Fourth Quarter	—	$—	$—
Total	—	$—	$—
2012
First Quarter	54,724	$0.80 - 1.03	$0.94
Second Quarter	641,174	$0.85 - 1.85	$1.31
Third Quarter	57,759	$1.19 - 1.98	$1.64
Fourth Quarter	36,278	$1.77 - 1.98	$1.91
2013
First Quarter (through January 6, 2013)	19,786	$1.90 - 1.94	$1.93
Total	809,721	$0.80 - 1.98	$1.35

Prior Public Offerings

        In November 2010, we completed our initial public offering of ADSs. We have not made any underwritten public offering of our securities since.

Transactions in Prior 60 Days

        During the past 60 days from November 8, 2012 to January 6, 2013, Mr. Chen purchased an aggregate of 48,582 ADSs (representing 194,328 Shares) through Brilliant Strategy Limited under his share purchase program. The prices paid per ADS ranged from $1.78 to $1.98, and the average purchase price was $1.91.

        Except as described in the foregoing, there was no transaction in the Company's Shares during the past 60 days by the Company or Mr. Chen, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

        The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own more than 5.0% of the total outstanding Shares.

	Ordinary Shares Beneficially Owned
Name	Number(1)		Percent(1)
Directors and Executive Officers:
Xiaoling Hu	—		—
Liangsheng Chen(2)	115,917,456	(7)	59.98%
Xiaoya Zhang	—		—
Shulong Chu	—		—
Zelai Zhang	—		—
Ray Han	—		—
Peng Zhang	—		—
Shi'en Liu	—		—
Jianhua Liao	—		—
Wu Ding	—		—

All Directors and Executive Officers as a group	115, 917,456		59.98%

5% and above Shareholders(3):
Brilliant Strategy Limited(4)	115, 917,456	(7)	59.98%
JPMorgan Chase Bank, N.A.(5)	38,400,000		19.87%
China Rebro Limited(6)	29,875,000		15.46%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person or the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of January 6, 2013, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)
These ordinary shares are held through Brilliant Strategy Limited, a company with limited liability incorporated in the British Virgin Islands and wholly owned by Mr. Chen.

(3)
According to a beneficial ownership report on Schedule 13G filed on February 4, 2011 and the amendment thereto filed on January 31, 2012, Royce & Associates LLC beneficially owned 6.21% of our outstanding ordinary shares as of December 31, 2011. We have not independently confirmed this beneficial ownership information.

(4)
Brilliant Strategy Limited is a company with limited liability incorporated in the British Virgin Islands, wholly owned by Mr. Chen.

(5)
An owner of record for American depositary shares.

(6)
China Rebro Limited is wholly owned by CDH China Fund III, L.P., a Cayman Islands exempted limited partnership ("CDH Fund III"). CDH III Holdings Company Limited, a Cayman Islands exempted limited liability company ("CDH III Holdings"), is the general partner of CDH Fund III and has the power to direct CDH Fund III as to the voting and disposition of shares directly and indirectly held by CDH Fund III. All decisions related to the voting and disposition of shares directly and indirectly held by CDH Fund III require approval by the investment committee of CDH III Holdings, which currently consists of Shangzhi Wu, Shuge Jiao and Xinlai Liu. Changes to the investment committee require the approval of the directors of CDH III Holdings. The directors of CDH III Holdings are nominated by the principal shareholders of CDH III Holdings, which consist of CZI II GP Holdings, L.P., Prowell Ventures Pte. Ltd., and China Diamond Holdings III, L.P. CZI II GP Holdings, L.P. is 99.48% owned by ZG Investments IV, LTD and 0.52% owned by Capital Z Employees II, L.P. ZG Investments IV, LTD is wholly owned by Zurich Financial Services, a publicly traded company. Capital Z Employees II, L.P. is controlled by senior members of its management / investment team. Prowell Ventures Pte. Ltd. is wholly owned by the Government of Singapore Investment Corporation (Ventures) Pte Ltd., and China Diamond Holdings III, L.P. is a British Virgin Islands limited partnership controlled by senior members of the CDH Fund III investment team. The business address for China Rebro Limited is Kinston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

(7)
In March 2012, Mr. Chen, through Brilliant Strategy Limited, adopted an ADS purchase program, under which Brilliant Strategy Limited may repurchase up to $2,000,000 of our ADSs pursuant to a Rule 10b5-1 plan. As of January 4, 2013, Brilliant Strategy Limited had purchased 3,238,884 Shares represented by 809,721 of our ADSs under such purchase program.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of material U.S. federal income tax consequences to the U.S. Holders described below of the exchange of Shares or ADSs for cash pursuant to the merger agreement. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder's particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding Shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  partnerships or entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including "individual retirement accounts" or "Roth IRAs";

  •
  persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

  •
  persons who received or acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

  •
  persons that continue to own after the merger, indirectly or constructively, shares of the Company.

        If a partnership or an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the disposition of the Company's Shares or ADSs.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. The discussion does not address any aspect of U.S. federal non-income, state, local or non-U.S. tax laws that may be applicable to a U.S. Holder or the tax consequence of transactions occurring prior to or after the merger (whether or not such transactions are in connection with the merger).U.S. Holders should consult their tax advisers to determine the particular U.S. federal income tax consequences to them of the transactions contemplated by the merger agreement, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        Exchange of Shares or ADSs for Cash.    The exchange of the Company's Shares or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. An exchanging or dissenting U.S. Holder will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the Shares or ADSs surrendered. Subject to the discussion in "—Passive Foreign Investment Company Rules" below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Shares or ADSs for more than one year. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates. The deductibility of a capital loss may be subject to limitations.

        As described in "Material PRC Income Tax Considerations," if the Company were deemed to be a resident enterprise under PRC tax law, any gain from the disposition of Shares or ADSs may be subject to PRC tax. Although any such gain would generally be characterized as U.S.-source income, U.S. Holders eligible for the benefits of the income tax treaty between the United States and China may be able to treat the disposition gain as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the income tax treaty between the United States and China and the creditability of any PRC tax on the disposition of Shares or ADSs in their particular circumstances.

  Passive Foreign Investment Company Rules.

        In general, a non-U.S. corporation will be considered a passive foreign investment company ("PFIC") for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. For this purpose, cash, including cash held as working capital, is in general categorized as a passive asset. A non-U.S. corporation will be treated as owning a proportionate share of the assets and receiving directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder owns shares (or American depositary shares) of that corporation, it generally will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which the U.S. Holder holds the securities.

        The Company's PFIC status depends on a number of different factors, including in part the value of its ADSs and ordinary shares and the amount of assets, including cash, it holds. Because it is not entirely clear whether Syswin Xing Ye, an entity the Company controls via VIE agreement, will be treated as owned by the Company for purposes of the PFIC rules, and because of the uncertainty with respect to valuation of the Company's assets, the Company may be a PFIC for 2012 or 2013, and may have been a PFIC for one or more of its previous taxable years. Because PFIC status is a fact-intensive determination that is made annually after the end of each fiscal year of the Company and because there are uncertainties in the application of the relevant rules, there can be no assurance with respect to the Company's PFIC status for 2012 or 2013.

        If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC), any gain recognized by the U.S. Holder on the disposition of the Company's Shares or ADSs will be allocated ratably over the U.S. Holder's holding period for the Shares or ADSs. The amounts allocated to the taxable year of the merger and to any year before the Company became a PFIC will be taxed as ordinary income. The amounts allocated to each other taxable year will be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax liability for each such taxable year. Furthermore, a U.S. Holder will be required to file Internal Revenue Form 8621 with respect to the Company, generally with the U.S. Holder's federal income tax return for the year in which the merger closes.

        Alternatively, if the Company is a PFIC (or has been treated as a PFIC with respect to a U.S. Holder because it has been a PFIC) and certain conditions relating to the regular trading of the Company's ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a mark-to-market election with respect to the U.S. Holder's ADSs. If a U.S. Holder has previously made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the merger would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder made a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.

        Because a mark-to-market election cannot be made for any subsidiaries of the Company that may have been PFICs, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. Each U.S. Holder is urged to consult its tax advisor regarding the application and effect of the mark-to-market election.

        Subject to certain limitations, a U.S. person may make a "qualified electing fund" election ("QEF election"), which serves as a further alternative to the foregoing rules, with respect to its investment in a PFIC in which the U.S. person owns shares (directly or indirectly) of the PFIC. Because we did not and do not intend to provide U.S. Holders with the information needed to make such an election, the QEF election has not been and will not be available to U.S. Holders.

        Each U.S. Holder is urged to consult its tax advisor regarding the PFIC classification of the Company, the consequences to such U.S. Holder of such PFIC classification, and the consequences of having made certain elections to mitigate such consequences.

  Information Reporting and Backup Withholding.

        Cash payments to a U.S. Holder generally will be subject to information reporting and may be subject to backup withholding if made within the United States or through certain U.S. related financial intermediaries, unless: (i) the U.S. Holder is an exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

        Certain U.S. Holders are required to report information with respect to their investment in our ordinary shares or ADSs not held through a custodial account with a U.S. financial institution to the Internal Revenue Service. In general, U.S. taxpayers holding "specified foreign financial assets" (which generally would include our ordinary shares or ADSs) with an aggregate value exceeding $50,000 will report information about those assets (including the disposition of those assets) on new Internal Revenue Service Form 8938, which must be attached to the taxpayer's annual income tax return. Higher asset thresholds apply to U.S. taxpayers who file a joint tax return or who reside abroad. Investors who fail to report required information could become subject to substantial penalties. Each U.S. Holder should consult its tax advisor concerning its obligation to file new Form 8938. U.S. Holders should consult their tax advisers regarding their reporting obligation with respect to the disposition of their Shares or ADSs.

  Additional Tax on Investment Income

        For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or taxable disposition of the ADSs or ordinary shares of the Company, subject to certain limitations and exceptions.

 MATERIAL PRC INCOME TAX CONSIDERATIONS

        Under the PRC Enterprise Income Tax Law, which took effect on January 1, 2008, enterprises established outside of China whose "de facto management bodies" are located in the PRC are considered "resident enterprises," and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the "de facto management body" as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the PRC Enterprise Income Tax Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a "non-resident enterprise" from transfer of its equity in a PRC resident enterprise, provided that the "non-resident enterprise" (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

        Although there has not been a definitive determination of the Company's status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises' Equity Transfer Income ("Circular 698," Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company's shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

        You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

        The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

 FUTURE SHAREHOLDER PROPOSALS

        If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders' meeting. However, if the merger is not completed, an annual general meeting is expected to be held in the second half of 2013.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as "believes," "anticipates," "expects," "estimates," "intends," "may," "plans," "predicts," "projects," "will," "would" and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

        The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

  •
  the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the cash position of the Company and its subsidiaries, at the effective time of the merger;

  •
  financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

  •
  the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

  •
  the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

  •
  diversion of our management's attention from our ongoing business operations;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

  •
  the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

  •
  other risks detailed in our filings with the SEC, including the information set forth under the caption "Item 3D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2011. Please see "Where You Can Find More Information" beginning on page 100 for additional information.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC's website at http://www.sec.gov.

        You also may obtain free copies of the documents the Company files with the SEC by going to the "Investor Relations" section of our website at http://www.syswin.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

        Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

        Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company's annual report on Form 20-F filed with the SEC on April 5, 2012 is incorporated herein by reference. The Company's reports on Form 6-K furnished to the SEC since April 5, 2012, including, without limitation, the reports on Form 6-K filed with the SEC on May 16, 2012, May 22, 2012, May 31, 2012, June 5, 2012, August 24, 2012, September 7, 2012, September 13, 2012, October 15, 2012, October 25, 2012, December 6, 2012 and December 27, 2012 are incorporated herein by reference.

        We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of our filings should be directed to Investor Relations, SYSWIN Inc., at +86-10-84728783 or write to the address at: SYSWIN Building, No.316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, People's Republic of China.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED            , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BRILLIANT STRATEGY LIMITED,

BRILLIANT ACQUISITION LIMITED

and

SYSWIN INC.

Dated as of December 24, 2012

A-i

A-ii

A-iii

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of December 24, 2012 among Brilliant Strategy Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands ("Parent"), Brilliant Acquisition Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned Subsidiary of Parent ("Merger Sub"), and SYSWIN Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Company").

        WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the "Merger") with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly-owned Subsidiary of Parent as a result of the Merger;

        WHEREAS, the board of directors of the Company (the "Company Board"), acting upon the unanimous recommendation of a special committee of the Company Board comprising three independent directors (the "Special Committee"), has unanimously (i) determined that it is in the best interests of the Company and its shareholders (other than holders of Founder Shares), and declared it advisable, for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (the "Transactions"), and (iii) resolved to recommend the approval and adoption of this Agreement and the Transactions by the shareholders of the Company;

        WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the Transactions, including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement; and

        WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company's willingness to enter into this Agreement, Mr. Liangsheng Chen, chief executive officer, president and a director of the Company ("Mr. Chen" or the "Guarantor"), has delivered a limited guarantee in favor of the Company (the "Guarantee") to guarantee the due and punctual performance and discharge of certain of the obligations of Parent and Merger Sub under this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01.    Definitions.

          (a)   As used herein, the following terms have the following meanings:

        "Acceptable Confidentiality Agreement" means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms at least as restrictive with respect to such Person as those contained in Section 10.08.

        "Action" means any litigation, suit, claim, action, proceeding or investigation.

        "Affiliate" means, in relation to any party, any entity controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties.

        "Available Cash" means cash of the Company in US dollars in a US dollar denominated bank account of the Company opened at a bank outside of the PRC, net of issued but uncleared checks and drafts, available free of any Encumbrance at the Effective Time for use by Parent and Merger Sub as a

source of funds to pay the Per Share Merger Consideration for all Shares other than the Founder Shares and for Parent and Merger Sub to pay the fees and expenses payable by them in connection with the Transactions.

        "beneficial owner", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

        "Business Day" means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, the British Virgin Islands, Hong Kong or the PRC.

        "Cayman Companies Law" means the Companies Law (2012 Revision) of the Cayman Islands, as may be further amended, restated, supplemented or otherwise modified from time to time.

        "Company Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

        "Company Group" means the Company, its Subsidiaries and their respective direct or indirect shareholders, Affiliates and Representatives (excluding members of the Parent Group).

        "Company Material Adverse Effect" means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has or would reasonably be expected to have a materially adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) changes affecting the economy, financial, credit or securities markets or political conditions generally in the PRC or the United States; (ii) changes in GAAP or any interpretation thereof after the date hereof; (iii) changes in applicable Laws (or any interpretation thereof) or directives or policies of a Governmental Authority of general applicability that are binding on the Company or any of its Subsidiaries; (iv) effects resulting from the consummation of the Transactions, or the public announcement of this Agreement or the identity of Parent and its Affiliates, including the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, or any losses of customers or employees; (v) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, or similar events; (vi) changes in the market price or trading volume of Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes in this clause (vi) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); (vii) actions or omissions of the Company or any of its Subsidiaries that are (x) required by this Agreement or (y) taken with the written consent, or at the request, of Parent, Merger Sub or Mr. Chen; (viii) any breach of this Agreement by Parent or Merger Sub; (ix) effects affecting the industry in which the Company and its Subsidiaries operate; (x) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); or (x) any change or prospective change in the Company's credit ratings (it being understood that the underlying cause of such change may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur); provided that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii), (iii), (v) and (ix) above may be taken into account in determining whether a "Company Material Adverse Effect" has occurred or would reasonably be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Company Material Adverse Effect has occurred or would be reasonably expected to occur).

        "Company Permits" means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and Orders of any Governmental Authority.

        "Company Recommendation" means the recommendation of the Company Board, acting upon the recommendation of the Special Committee, that the shareholders of the Company approve and adopt this Agreement and the Transactions (including the Merger).

        "Company Shareholder Approval" means the approval and adoption of this Agreement and the Transactions (including the Merger) at the Company Shareholders' Meeting by the Required Company Vote.

        "Company Shareholders' Meeting" means the meeting of the Company's shareholders (including any adjournments or postponements thereof) to be held, in accordance with the applicable Law and the memorandum and articles of association of the Company, to consider and vote upon the proposals to approve and adopt this Agreement and the Transactions (including the Merger).

        "Competing Transaction" means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to, (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose business constitutes more than 15% of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any Person or group of Persons (other than Parent and its Affiliates) acquiring assets or businesses of the Company and its Subsidiaries that constitute or represent more than 15% of the net revenue, net income or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose business constitutes more than 10% of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (d) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) becoming the beneficial owner of more than 15% of the Shares; or (e) any combination of the foregoing.

        "Confidential Information" means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party's business, financial condition, proprietary technology, research and development and other confidential matters, including any confidential or proprietary information provided under this Agreement. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 10.08 or other obligation of confidentiality, (ii) was available to the receiving party on a nonconfidential basis prior to its disclosure by the disclosing party or the disclosing party's Representatives, or (iii) becomes available to the receiving party on a nonconfidential basis from a Person (other than the disclosing party or the disclosing party's Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party's Representatives.

        "Contract" means any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

        "control" (including the terms "controlled by" and "under common control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

        "Encumbrances" means mortgages, pledges, liens, security interests, encumbrances, charges or other adverse claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

        "End Date" means the date that falls nine months after the date of this Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934 of the United States of America, as amended.

        "Expenses" means all out-of-pocket fees and expenses (including all reasonable fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other similar regulations and all other matters related to the closing of the Merger and the other Transactions.

        "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time applied consistently throughout the periods involved.

        "Governmental Authority" means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

        "Hazardous Substances" means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive materials.

        "Indebtedness" means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all indebtedness of such Person for the deferred purchase of property or services; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

        "Intellectual Property" means all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other proprietary rights.

        "Knowledge of the Company" or "Company's Knowledge" means the actual knowledge after due inquiry of the chief financial officer of the Company and the members of the Special Committee.

        "Knowledge of Parent" or "Parent's Knowledge" means the knowledge after due inquiry of any officer or director of Parent.

        "Law" means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

        "Lease" means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

        "NYSE" means the New York Stock Exchange.

        "Order" means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

        "Parent Disclosure Schedule" means the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company simultaneously with the signing of this Agreement.

        "Parent Group" means Parent, Merger Sub, their respective direct and indirect shareholders and Affiliates and any lender or prospective lender, arranger, agent or Representative of or to Parent and Merger Sub.

        "Parent Termination Fee" means an amount in cash equal to US$2,000,000.

        "Permitted Encumbrances" means: (i) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Laws; (v) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; and (viii) Encumbrances securing Indebtedness or liabilities that (x) are reflected in the Company SEC Reports filed or furnished prior to the date hereof or (y) securing Indebtedness or liabilities that have otherwise been disclosed to Parent; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; and (xi) any other Encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

        "PRC" means the People's Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

        "Representatives" means, with respect to any Person, such Person's officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

        "SEC" means the Securities and Exchange Commission of the United States of America.

        "Securities Act" means the Securities Act of 1933 of the United States of America, as amended.

        "Service Provider" means each of the officers, employees and directors of the Company and each of its wholly-owned Subsidiaries.

        "Software" means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership or similar entity of which (x) such party or any other Subsidiary of such party is a general partner, (y) at least a majority of the voting securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (z) such party controls through VIE Contracts.

        "Superior Proposal" means a bona fide, written offer or proposal made by a Person with respect to a Competing Transaction that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment, after having considered the advice of its independent financial advisor and outside legal counsel, to be (a) more favorable, from a financial point of view, to the shareholders of the Company (other than holders of Founder Shares) than the Merger (after taking into account any change to the terms of the Transactions made or proposed by Parent pursuant to Section 7.03(e) prior to the time of determination) and (b) reasonably likely to be consummated, after taking into account all financing, legal and regulatory aspects of the offer or proposal and the identity of the Person making the offer or proposal. For purposes of the definition of "Superior Proposal", each reference to "15%" in the definition of "Competing Transaction" shall be replaced with "50%".

        "Tax" or "Taxes" means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

        "Tax Return" shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Fee" means an amount in cash equal to US$1,000,000.

        "Trademarks" means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

        "US Dollar" or "US$" means the legal currency of the United States of America.

        "VIE" means Beijing Syswin Xing Ye Real Estate Brokerage Company Limited.

        "VIE Contracts" means the following agreements:

            (i)  Exclusive Technical Consulting and Service Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010;

           (ii)  Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Qingling Company Limited dated August 4, 2010;

          (iii)  Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Beijing Syswin International Real Estate Consulting Company Limited dated August 4, 2010;

          (iv)  Equity Interest Pledge Agreement between Beijing Syswin Zhi Di Technology Limited and Chengzhi Investment Group Limited dated May 4, 2012;

           (v)  Exclusive Purchase Option Agreement among Syswin Limited, Beijing Syswin International Real Estate Consulting Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010;

          (vi)  Exclusive Purchase Option Agreement among Syswin Limited, Qingling Company Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated August 4, 2010;

         (vii)  Exclusive Purchase Option Agreement among Syswin Limited, Chengzhi Investment Group Limited and Beijing Syswin Xing Ye Real Estate Brokerage Company Limited dated May 4, 2012;

        (viii)  Power of Attorney executed by each of Qingling Company Limited and Beijing Syswin International Real Estate Consulting Company Limited to Beijing Syswin Zhi Di Technology Limited, dated August 4, 2010; and

          (ix)  Power of Attorney executed by Chengzhi Investment Group Limited to Beijing Syswin Zhi Di Technology Limited dated May 4, 2012.

            (b)   Each of the following terms is defined in the Sections set forth opposite such term:

Term	Section
ADS	3.01(a)
Agreement	Preamble
Alternative Acquisition Agreement	7.03(d)
Arbitration Rules	10.07(b)
Articles of Association	2.05
Available Cash Financing	7.14(a)
Backup Financing	7.14(b)
Backup Financing Documents	7.14(b)
Bankruptcy and Equity Exception	4.04(a)
Cayman Plan of Merger	2.03
Centre	10.07(b)
Change in the Company Recommendation	7.03(d)
Closing	2.02
Closing Date	2.02
Company	Preamble
Company Affiliate	4.06(b)
Company Board	Recitals
Company Intellectual Property	4.14(a)
Company SEC Reports	4.07(a)
Damages	7.05(b)
Deposit Agreement	3.02(i)
Depositary	3.02(i)
Dispute	10.07(b)
Dissenting Shares	3.01(a)
Dissenting Shareholders	3.01(a)
Effective Time	2.03
Environmental Law	4.16
Environmental Permits	4.16(a)
Equity Commitment Letter	Section 5.07(a)
Equity Financing	Section 5.07(a)
Excluded Shares	3.01(a)
Financing	Section 7.14(c)
Financing Documents	Section 7.14(c)
Founder Shares	3.01(a)
Guarantee	Recitals
Guarantor	Recitals
Government Official	4.06(b)
Indemnified Parties	7.05(a)
Leased Real Property	4.13(b)
Material Contracts	4.17(a)
Merger	Recitals
Merger Consideration	3.02(a)
Merger Sub	Preamble
Mr. Chen	Recitals
Notice of Superior Proposal	7.03(e)
Notice Period	7.03(e)
Owned Real Property	4.13(a)
Parent	Preamble

Term	Section
Paying Agent	3.02(a)
Per ADS Merger Consideration	3.01(a)
Per Share Merger Consideration	3.01(a)
Plans	4.11(a)
PRC Subsidiaries	4.22(a)
Proxy Statement	4.05(b)
Real Property Leases	4.13(b)
Record Date	7.02(b)
Required Company Vote	4.04(c)
Restraint	8.01(b)
Schedule 13E-3	4.05(b)
Shares	3.01(a)
Share Certificates	3.02(b)
Special Committee	Recitals
specified currency	1.02
Surviving Company	2.01
Takeover Statute	4.21
Transactions	Recitals

        Section 1.02.    Interpretation; Headings.     Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All capitalized terms used in any Exhibit, Appendix or Schedule shall have the meaning as defined in this Agreement, unless otherwise defined therein. The words "hereof", "herein" and "hereunder" and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. Where this Agreement specifies an amount in a given currency (the "specified currency") or its "equivalent", the "equivalent" is a reference to the amount of any other currency which, when converted into the specified currency utilizing the spot rate of exchange quoted by China Merchants Bank, acting through its Hong Kong branch, for the purchase of the specified currency with that other currency at the relevant time, is equal to the relevant amount in the specified currency.

 ARTICLE II
THE MERGER

        Section 2.01.    The Merger.     Upon the terms and subject to the conditions in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the Cayman Companies Law, whereupon the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving company (the "Surviving Company") in the Merger.

        Section 2.02.    Closing.     The closing for the Merger (the "Closing" and the date on which it occurs, the "Closing Date") shall take place at the office of Wilson Sonsini Goodrich & Rosati P.C., Unit 1001, 10/F Henley Building, 5 Queens Road Central, Hong Kong, on the fifth Business Day following the day on which the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other date, time or place as agreed to in writing by Parent and the Company.

        Section 2.03.    Effective Time.     Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the "Cayman Plan of Merger") substantially in the form set forth in Exhibit A attached hereto and the Company shall file the Cayman Plan of Merger and such other documents as required by the Cayman Companies Law in connection with the Merger with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law. The Merger shall become effective at such time (the "Effective Time") as the Cayman Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time within 90 days of the date of registration of the Cayman Plan of Merger as Merger Sub and the Company may agree and specify in the Cayman Plan of Merger.

        Section 2.04.    Effect of the Merger.     At the Effective Time, the Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

        Section 2.05.    Memorandum and Articles of Association.     At the Effective Time, the memorandum and articles of association of the Surviving Company then in effect shall be the memorandum and articles of association annexed to the Cayman Plan of Merger (the "Articles of Association").

        Section 2.06.    Directors and Officers.     The parties hereto shall take all actions necessary so that from and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Company and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Company, unless otherwise determined by Parent prior to the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

ARTICLE III
CONVERSION OF SHARES; PAYMENT

        Section 3.01.    Conversion of Shares.     At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

          (a)    Shares of the Company.    Each ordinary share, par value US$0.0000008 per share, of the Company (a "Share" or, collectively, the "Shares"), including Shares represented by American Depositary Shares, each representing four Shares (the "ADSs"), issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to be outstanding or exist and the register of members of the Company shall be amended accordingly. Each Share, other than Excluded Shares (as defined below), shall thereafter represent only the right to receive US$0.5125 in cash per Share without interest (the "Per Share Merger Consideration"). As each ADS represents four Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent solely the right to receive US$2.05 in cash without interest (the "Per ADS Merger Consideration") pursuant to the terms and conditions set forth in the Deposit Agreement (as defined below). For the purposes of this Agreement, "Excluded Shares" means, collectively, (i) Shares, including Shares represented by ADSs, beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by each of Parent, its direct and indirect shareholders and their respective Affiliates, including Mr. Chen, prior to the Effective Time ("Founder Shares") and (ii) Shares ("Dissenting Shares") owned by record holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law ("Dissenting Shareholders").

          (b)    Cancellation of Founder Shares.    Each Founder Share shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be cancelled without any consideration and no payment or distribution shall be made with respect thereto.

          (c)    Dissenting Shares.    Each Share outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder shall be cancelled and shall thereafter represent only the right to receive either (i) the Per Share Merger Consideration, if and when such Dissenting Shareholder has effectively withdrawn or lost his appraisal rights under the Cayman Companies Law or (ii) the payment resulting from the procedure in Section 238 of the Cayman Companies Law, if such Dissenting Shareholder has not effectively withdrawn or lost his appraisal rights under the Cayman Companies Law. The Company shall give Parent (A) prompt notice of the receipt of any notice of dissent or other written demands for appraisal or any other instruments served pursuant to applicable Laws relating to shareholders' rights of appraisal and (B) the opportunity to direct all negotiations and proceedings with respect to all demands for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          (d)    Shares of Merger Sub.    Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Company. Such ordinary shares of the Surviving Company shall constitute the only issued and outstanding share capital of the Surviving Company and this shall be reflected in the register of members of the Surviving Company.

          (e)    Certain Adjustments.    Notwithstanding any other provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar action, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

        Section 3.02.    Payment for Shares.

          (a)    Paying Agent.    At or prior to the Effective Time, Parent shall (i) appoint an agent with the Company's prior consent (such consent not to be unreasonably withheld, conditioned or delayed) (the "Paying Agent") for the purposes of paying the Per Share Merger Consideration to holders of each Share other than Excluded Shares, including ADSs representing such Shares (collectively, the "Merger Consideration") and (ii) deposit, or cause to be deposited with the Paying Agent a cash amount in US Dollars in immediately available funds which, when aggregated with the Available Cash, is sufficient for the Paying Agent to make payments under Section 3.01(a); provided that the Company shall cooperate with Parent with respect to the amount of Available Cash Financing to be so deposited, subject to the terms and conditions of Section 7.14.

          (b)    Delivery of Letters of Transmittal.    Promptly after the Effective Time (and in any event within (x) five Business Days in the case of record holders and (y) three Business Days in the case of the depositary trust company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Company shall cause the Paying Agent to mail (or in the case of the depository trust company, deliver) to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form for a Cayman Islands exempted company specifying how the delivery of the Merger Consideration to registered holders of the Shares shall be effected; and (ii) instructions for effecting the surrender of share certificates, if any, representing such Shares (the "Share Certificates") (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g)) in exchange for the Merger Consideration. Promptly after a Dissenting Shareholder has effectively withdrawn or lost his appraisal rights under the Cayman Companies Law, the Surviving Company shall mail to such Dissenting Shareholder such letter of transmittal and instructions.

          (c)    Payment Procedures.    Upon surrender of any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) to the Paying Agent (in the case of Shares other than the Excluded Shares) or the Surviving Company (in the case of Shares held by Dissenting Shareholders who have effectively withdrawn or lost their appraisal rights under the Cayman Companies Law) in accordance with the terms of such letter of transmittal, each registered holder of Shares shall be entitled to receive a cheque in an amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary (as defined below) to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in US Dollars equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (net of any applicable fees and charges of, and expenses incurred by, the Depositary, and withholding taxes) pro rata to their holdings of ADSs upon surrender by them of the American Depositary Receipts for such ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs.

          (d)    Untraceable Shareholders.    Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Company, as applicable, of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members maintained by the Company; or (ii) notice of the Company Shareholders' Meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders' Meeting shall be forfeited and shall revert to the Surviving Company.

          (e)    Transfer Books; No Further Ownership Rights.    The Per Share Merger Consideration paid in respect of any Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Laws. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate is presented to the Surviving Company, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for the Share Certificates representing the Founder Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

          (f)    Return of Merger Consideration.    Any portion of the Merger Consideration (including the proceeds of any investments of the Merger Consideration) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be returned to the Surviving Company upon demand by the Surviving Company. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Company for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates, if any, or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g), without any interest thereon.

          (g)    Lost, Stolen or Destroyed Share Certificates.    In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Share Certificate, the Paying Agent or the Surviving Company, as applicable, will issue a cheque to such Person in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

          (h)    Withholding Rights.    Each of the Surviving Company, Parent and the Paying Agent, without double counting, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amount as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provision of applicable Laws relating to Tax. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Company, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Company, Parent or the Paying Agent, as the case may be.

          (i)    Termination of Deposit Agreement.    As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A. (the "Depositary") to terminate the deposit agreement dated November 10, 2010 between the Company and the Depositary (the "Deposit Agreement") in accordance with its terms.

          (j)    No Liability.    None of the Surviving Company, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

          (k)    Fair Value.    Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

          (l)    No Further Dividends.    No holder of any Share outstanding prior to the Effective Time shall be entitled to receive any dividends or other distributions with respect to shares of the Surviving Company with a record date on or after the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the Company Disclosure Schedule that specifically relates to a specific section or subsection of this Article IV and (ii) as disclosed in the Company SEC Reports filed or furnished prior to the date of this Agreement (excluding "risk factors" sections or any other language in such reports that is nonspecific, cautionary, predictive or forward-looking in nature, in each case other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.01.    Organization and Qualification; Subsidiaries.     Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its businesses as it is now being conducted and is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so organized, qualified or licensed or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

        Section 4.02.    Memorandum and Articles of Association.     The memorandum and articles of association, bylaws or other equivalent organizational documents, as applicable, of each of the Company and its Subsidiaries are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association, bylaws or equivalent organizational documents, as applicable, in any material respect.

        Section 4.03.    Capitalization.

          (a)   The authorized share capital of the Company is US$50,000 divided into 60,000,000,000 Shares and 2,500,000,000 preferred shares of a nominal or par value of US$0.0000008 each. As of December 21, 2012, 193,275,000 Shares are issued and outstanding (including Shares represented by ADSs), all of which are duly authorized, validly issued, fully paid and non-assessable. No preferred share is issued and outstanding.

          (b)   Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, and except for this Agreement and the Transactions, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company or any of its Subsidiaries relating to the issued or unissued share capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries. As of the date of this Agreement and other than the ADSs and the Deposit Agreement, the Company has not issued or had outstanding any bonds, debentures, notes or other obligations, which entitles the holders to the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

          (c)   Each outstanding share of capital stock of, or other equity interest in, each Subsidiary wholly owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interests. Each outstanding share of capital stock of or other equity interest that are directly or indirectly owned by the Company in each Subsidiary that is not wholly owned by the Company (other than VIE and its Subsidiaries) is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interests.

        Section 4.04.    Authority Relative to This Agreement.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the approval of this Agreement and the Merger, obtaining the Company Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfer), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) approved and declared advisable the Merger, the other Transactions and this Agreement;

  (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than holders of Founder Shares); and (iii) subject to Section 7.03(e), resolved to recommend the approval and adoption of this Agreement, and directed that this Agreement be submitted for approval, by the shareholders of the Company at the Company Shareholders' Meeting.

          (c)   The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Transactions (including the Merger) is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class, at the Company Shareholders' Meeting (the "Required Company Vote").

        Section 4.05.    No Conflict; Required Filings and Consents; Secured Creditors.

          (a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) and the Company Shareholder Approval have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries (other than Permitted Encumbrances) pursuant to any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Other than filings and/or notices required for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Exchange Act Rule 13e-3 transaction statement on Schedule 13E-3 (together with the exhibits thereto, the "Schedule 13E-3"), which shall include, as an exhibit thereto, the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders' Meeting (including any amendment or supplement thereto, the "Proxy Statement"), and the filing or furnishing of one or more amendments to the Schedule 13E-3), (ii) compliance with the rules and regulations of NYSE, and (iii) the filing of the Cayman Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions, except for those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company does not have any secured creditors.

        Section 4.06.    Permits; Compliance.

          (a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the business of each of the Company and its Subsidiaries is conducted in compliance with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NYSE, (iii) each of the Company and its Subsidiaries is in possession of all Company Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and its Subsidiaries is in compliance with the terms of such Company Permits, and (v) no such Company Permit shall cease to be effective as a result of the Transactions.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a "Company Affiliate") has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Laws or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (each, a "Government Official") for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person. No investigation or review by any Governmental Authority with respect to the Company or its Subsidiaries is pending or threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same, except for (A) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) any investigation or review related to the Merger.

        Section 4.07.    SEC Filings; Financial Statements.

          (a)   The Company has timely filed, or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed or furnished by it with the SEC since November 4, 2010 pursuant to the Securities Act and the Exchange Act (the "Company SEC Reports"). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act (in each case, including the rules and regulations promulgated thereunder), and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC.

          (b)   The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

          (c)   The audited and unaudited consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of operations, changes in shareholders' equity and cash flows, as the case may be, of such companies for the periods set forth therein, in each case in accordance with GAAP.

          (d)   The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to its chief executive officer and chief financial officer or other persons performing similar functions. Neither the Company nor its independent registered public accounting firm has identified or been made aware of any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. There is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

        Section 4.08.    No Undisclosed Liabilities.     None of the Company or any Subsidiary of the Company has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities or obligations (i) reflected or reserved against in the consolidated balance sheets of the Company and its consolidated Subsidiaries included in the Company SEC Reports, (ii) incurred after June 30, 2012 in the ordinary course of business consistent with past practice, or (iii) incurred pursuant to the Transactions in accordance with this Agreement.

        Section 4.09.    Absence of Certain Changes or Events.     Since June 30, 2012, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been (A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) (i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); or (ii) any redemption, repurchase or other acquisition of any capital share of the Company or any of its Subsidiaries; or (C) (i) any material increase in the compensation or benefits payable or to become payable to the officers or employees of the Company or any of its Subsidiaries (except for increases for employees in the ordinary course of business and consistent with past practice) or (ii) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee with the title of vice president or above, except to the extent required by applicable Laws.

        Section 4.10.    Absence of Litigation.     As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that would have a Company Material Adverse Effect. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 4.11.    Employee Benefit Plans.

          (a)   All material benefit and compensation plans, agreements, or arrangements, including, without limitation, plans and agreements to provide severance or fringe benefits, (the "Plans") covering current or former Service Providers are listed in Section 4.11(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan. Since June 30, 2012, there has been no material change, amendment, modification to, or adoption of, any Plan.

          (b)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Plans or otherwise; (y) increase any benefits otherwise payable under any of the Plans; or (z) result in any acceleration of the time of payment or vesting of any such benefits.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no outstanding Order against the Plans, (ii) each document prepared in connection with a Plan complies with applicable Laws, (iii) each Plan has been operated in accordance with its terms, applicable Laws, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (iv) to the Company's Knowledge no circumstance, fact or event exists that could result in any default under or violation of any Plan, and no Action is pending or, to the Company's Knowledge, threatened with respect to any Plan.

        Section 4.12.    Labor and Employment Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement applicable to persons employed by the Company or any of its Subsidiaries. As of the date hereof, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC relating to employment, termination, wages and hours and social security, in each case, with respect to each of the employees of the Company or any of its Subsidiaries (including those on layoff, disability or leave of absence, whether paid or unpaid); (ii) neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for its employees; and (iii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority.

          (b)   Except as would not reasonably be expected to have, individually or aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all applicable Laws of the PRC relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

        Section 4.13.    Real Property.

          (a)   Section 4.13(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole (the "Owned Real Property"). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title, or has been validly granted long term land use rights and building ownership rights, as applicable, to each parcel of Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

          (b)   The Company has made available to Parent copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Leased Real Property") (and all modifications, amendments and supplements thereto). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Real Property Leases constitute valid and legally binding obligations of the Company or its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and are in full force and effect. No termination event or condition or uncured default of a material nature on the part of the Company or any of its Subsidiaries or, to the Company's Knowledge, the landlord, exists under any Real Property Lease.

          (c)   No party to any such Real Property Leases has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder within the past two years before the date of this Agreement.

          (d)   Except as would not reasonably be expected to have, individually or aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

        Section 4.14.    Intellectual Property.

        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

          (a)   the Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the "Company Intellectual Property"), free and clear of all Encumbrances (other than Permitted Encumbrances);

          (b)   neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes or misappropriates any Intellectual Property rights of any Person. To the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any Subsidiary of the Company;

          (c)   there are no pending or, to the Knowledge of the Company, threatened Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property; and

          (d)   The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of Intellectual Property that they own.

        Section 4.15.    Taxes.     The Company and each of its Subsidiaries (i) have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax

Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; and (ii) have paid all taxes that are shown as due on such filed Tax Returns and any material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters that would have a Company Material Adverse Effect.

        Section 4.16.    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   the Company and its Subsidiaries are in compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the "Environmental Permits"), and all such Environmental Permits are in full force and effect;

          (b)   neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law;

          (c)   neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority or agreement with any third party concerning liability under any Environmental Law; and

          (d)   to the Company's Knowledge, neither the Company nor any of its Subsidiaries owns or operates any real property contaminated with any substance that is subject to any Environmental Laws or is liable for any off-site disposal or contamination pursuant to any Environmental Laws.

As used herein, the term "Environmental Law" means any applicable PRC local, provincial or national Law relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 4.16 constitutes the only representations and warranties of the Company with respect to Environmental Law.

        Section 4.17.    Material Contracts.

          (a)   Except for (A) this Agreement and (B) Contracts filed as exhibits to the Company SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

              (i)  any Contract that is required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

             (ii)  any Contract relating to the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement;

            (iii)  any Contract involving a loan (other than accounts receivable from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment, of more than US$3,000,000 in any calendar year;

            (iv)  any Contract involving Indebtedness of the Company or any of its Subsidiaries of more than US$5,000,000;

             (v)  any Contract granting or evidencing an Encumbrance on any properties or assets of the Company or any of its Subsidiaries with value of more than US$5,000,000, other than a Permitted Encumbrance;

            (vi)  any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business;

           (vii)  any Contract that contains restrictions with respect to (A) pledging of share capital of the Company or (B) issuance of guaranty by the Company; or

          (viii)  any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act.

          Each such Contract described in clauses (i) to (viii) above is referred to herein as a "Material Contract."

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company's Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

        Section 4.18.    Insurance.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

          (a)   all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are of the type and in amounts customarily carried by Persons conduction businesses similar to the Company in the same industry in the PRC and are in full force and effect;

          (b)   the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost;

          (c)   neither the Company nor any of its Subsidiaries has received any notice in writing threatening the termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policy; and

          (d)   neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

        Section 4.19.    Opinion of Financial Advisor.     The Special Committee has received the written opinion of Oppenheimer & Co. Inc., dated as of the date hereof, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Founder Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

        Section 4.20.    Brokers.     No broker, finder or investment banker (other than Oppenheimer & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements on behalf of the Company with Oppenheimer & Co. Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

        Section 4.21.    Takeover Statute.     The Company is not a party to any shareholder rights plan or "poison pill" agreement. No "business combination", "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation (save for the Cayman Companies Law or any similar anti-takeover provision in the Company's memorandum and articles of association) (each, a "Takeover Statute") is applicable to the Company, the Shares, the Merger or the other Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the Parent Disclosure Schedule that specifically relates to a specific section or subsection of this Article V, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        Section 5.01.    Organization and Qualification.     Parent is a business company duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

        Section 5.02.    Certificate of Incorporation and Memorandum and Articles of Association.     The certificate of incorporation and memorandum and articles of association of each of Parent and the Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or memorandum and articles of association in any material respect.

        Section 5.03.    Capitalization.

          (a)   The authorized share capital of Parent consists solely of 50,000 ordinary shares, which may be issued with or without par value. As of the date of this Agreement, 1 ordinary share of Parent was issued, with no par value, and outstanding, all of which is duly authorized, validly issued, fully paid and non-assessable and all of which is owned by Mr. Chen free and clear of all Encumbrances.

          (b)   The authorized share capital of Merger Sub is US$50,000 divided into 50,000 ordinary shares, par value US$1.00 per share. As of the date of this Agreement, 1 ordinary share of Merger Sub was issued and outstanding, all of which is duly authorized, validly issued, fully paid and non-assessable and all of which is owned by Parent free and clear of all Encumbrances.

          (c)   Other than as provided in this Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of, or other equity interests in, Parent or Merger Sub.

        Section 5.04.    Authority Relative to this Agreement.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, including the approval of the board of directors of Parent, the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 5.05.    No Conflict; Required Filings and Consents; Secured Creditors.

          (a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

          (b)   Other than (i) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, and the filing of an amendment to Schedule 13G with the SEC), (ii) compliance with the rules and regulations of NYSE, and (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except for those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

          (c)   Merger Sub does not have any secured creditors.

        Section 5.06.    Operations of Merger Sub.     Merger Sub was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization or pursuant to this Agreement or in connection with the Merger and the other Transactions. The Merger Sub does not have any Subsidiaries.

        Section 5.07.    Sufficient Funds.     Parent and Merger Sub have or will have, available as of the Effective Time, sufficient funds, when aggregated with the Available Cash of $15,600,000 on the date hereof, to consummate the Merger and the other Transactions and to pay all related fees and expenses.

          (a)   Parent has delivered to the Company a true, complete and correct copy of an executed equity commitment letter (the "Equity Commitment Letter") pursuant to which Mr. Chen has committed, subject to the terms and conditions set forth therein, to invest in Parent, the cash amount of $15,500,000 ("Equity Financing"). The Equity Commitment Letter provides that (i) it may be enforced by the Company in accordance with Section 10.06 of this Agreement and (ii) the Company is a third-party beneficiary of the Equity Commitment Letter. The Equity Commitment Letter is in full force and effect and constitutes legal, valid and binding obligations of Mr. Chen (subject to the Bankruptcy and Equity Exception). No event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or Mr. Chen under the Equity Commitment Letter. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Sub at the Effective Time. The Equity Commitment Letter contains all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Parent on the terms therein. There are no side letters or other agreements, contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter.

        Section 5.08.    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 5.09.    Solvency.     Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the solvency of the Company immediately prior to the Effective Time, (ii) accuracy of the representations and warranties made by the Company in Article IV, and (iii) the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions contemplated hereby, the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses, the Surviving Company will be solvent, as such term is used under the Laws of the Cayman Islands, at and immediately after the Effective Time.

        Section 5.10.    Ownership of Securities.

          (a)   As of December 21, 2012, Parent owned, legally and beneficially (as such term is used in Rule 13d-3 promulgated under the Exchange Act), the Founder Shares, consisting of 115,759,692 Shares, free and clear of any Encumbrances. Except for this Agreement and except as set forth in Section 5.10(a) of the Parent Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which Parent or any of its Affiliates is a party or by which their respective assets are bound relating to the issuance, sale, purchase, acquisition, redemption, conversion, exchange, registration, voting or transfer of the Founder Shares.

          (b)   Except as described in Section 5.10(a), as of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates beneficially owns any Shares or other securities of, or any other economic interest in, the Company or its Subsidiaries or any options, warrants or other rights to acquire Shares or other securities of the Company or its Subsidiaries.

          (c)   (i) The Schedule 13G with respect to the Company filed with the SEC on February 14, 2011 by Mr. Chen completely and correctly sets forth as of the date thereof, and (ii) the then-current Schedule 13G or Schedule 13D with respect to the Company filed with the SEC by Mr. Chen shall completely and correctly set forth as of the Effective Time, the legal and beneficial ownership with respect to the Shares legally and beneficially owned by Parent, Mr. Chen and their respective Affiliates.

        Section 5.11.    Absence of Litigation.     As of the date hereof, there is no material Action pending or threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other Transactions.

        Section 5.12.    Independent Investigation.     Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided reasonable access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations and warranties of the Company set forth in Article IV).

        Section 5.13.    Non-Reliance on Company Estimates.     The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

        Section 5.14.    Guarantees.     Concurrently with the execution of the Agreement, the Guarantor has delivered to the Company a duly executed Guarantee. The Guarantee is in full force and effect and is a legal, valid and binding obligation of the relevant Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under its Guarantee.

        Section 5.15.    Certain Actions.     Other than this Agreement, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company's management, directors or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration in connection with the Transactions or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.01.    Conduct of Business by the Company Pending the Merger.

          (a)   The Company covenants and agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, except (i) as required by applicable Laws, (ii) as set forth in Section 6.01 of the Company Disclosure Schedule, (iii) as expressly contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent, (1) the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice, and (2) the Company and each of its Subsidiaries shall use their respective reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers and key employees, (D) maintain and preserve intact their current relationships with customers, suppliers, distributors and other Persons with whom the Company or any of its Subsidiaries has material business relationships, and (E) comply with applicable Laws, in all cases referred to in clauses (1) and (2) above, in all material respects.

          (b)   By way of amplification and not limitation, except as required by applicable Laws, as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company will not and will cause its Subsidiaries not to:

              (i)  amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

             (ii)  (A) issue, sell, pledge, terminate or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries;

            (iii)  (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any assets of the Company or any of its Subsidiaries having a current value in excess of US$3,000,000, in each case, other than Permitted Encumbrances;

            (iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends paid by any of the Company's direct or indirect Subsidiaries to the Company or any of its other Subsidiaries;

             (v)  adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital;

            (vi)  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of the Company's Subsidiaries;

           (vii)  (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding US$3,000,000; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except for Indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its Subsidiaries), does not exceed US$5,000,000 or its equivalent in the aggregate for the Company and its Subsidiaries; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$3,000,000 or capital expenditures which are, in the aggregate, in excess of US$5,000,000 for the Company and its Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice; or (D) amend any Contract with respect to any matter set forth in this Section 6.01(b)(vii);

          (viii)  create any new Subsidiary;

            (ix)  engage in the conduct of any new line of business outside of its existing business segments material to the Company and its Subsidiaries, taken as a whole;

             (x)  make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

            (xi)  settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice, (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$3,000,000, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

           (xii)  enter into, materially amend or modify, or consent to the termination of any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company's or any of its Subsidiaries' material rights thereunder, other than in the ordinary course of business and consistent with past practice;

          (xiii)  make or change any material Tax election, materially amend any Tax Return (except as required by applicable Laws), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

          (xiv)  except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Laws or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements with any executive officer or director of the Company or any of its wholly-owned Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any Service Provider except in the ordinary course of business consistent with past practice, (C) establish, adopt, materially amend or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already required in any such Plan or contemplated by this Agreement, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

           (xv)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

          (xvi)  agree, authorize, commit, or enter into any formal agreement to do any of the foregoing.

        Section 6.02.    Operation of Parent's and Merger Sub's Business.     Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action or fail to take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; or (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

ARTICLE VII
ADDITIONAL AGREEMENTS

        Section 7.01.    Preparation of Proxy Statement and Schedule 13E-3.

          (a)   As promptly as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be filed with the SEC as an exhibit to the Schedule 13E-3. Each of Parent and Merger Sub shall promptly furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3 and cooperate with the Company in the preparation and filing of the Schedule 13E-3. The Company shall not make any filing of, or amendment or supplement to, the Schedule 13E-3 without providing Parent a reasonable opportunity to review and comment thereon. Each of Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to notify the other parties of any comments (and to provide the other parties and their respective counsels with copies of any written comments) that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 within twenty-four hours after receipt thereof. If at any time prior to the Effective Time, the Company, Parent or Merger Sub discovers any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to the Schedule 13E-3, so that the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

          (b)   As promptly as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3, the Company shall mail the Proxy Statement and all other proxy materials to the shareholders of the Company and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

        Section 7.02.    Company Shareholders' Meeting.

          (a)   As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 (including the Proxy Statement filed therewith as an exhibit), the Company shall take, in accordance with applicable Laws and its memorandum and articles of association, all action necessary to call, give notice of, and convene the Company Shareholders'

  Meeting; provided that the Company may postpone or adjourn the Company Shareholders' Meeting for up to thirty (30) calendar days (but in any event no later than five (5) Business Days prior to the End Date), (i) with the consent of Parent, (ii) if at the time the Company Shareholders' Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders' Meeting, or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's shareholders prior to the Company Shareholders' Meeting. For the avoidance of doubt, in the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation and/or authorizes the Company to terminate this Agreement pursuant to Section 7.03(e), the Company shall not be required to convene the Company Shareholders' Meeting and submit this Agreement to the holders of the Shares for approval.

          (b)   The Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders' Meeting (the "Record Date"). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders' Meeting without the prior written consent of Parent, unless required to do so by applicable Laws. In the event that the date of the Company Shareholders' Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, the Company shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders' Meeting, as so adjourned, postponed or delayed, except as required by applicable Laws.

          (c)   Subject to Section 7.03, the Company Board shall make the Company Recommendation and shall use its reasonable best efforts in accordance with applicable Laws and the memorandum and articles of association of the Company, to obtain the Company Shareholder Approval.

        Section 7.03.    Competing Transactions.

          (a)   Except as otherwise set forth in this Section 7.03, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing any non-public information), or take any other action to facilitate, any inquiries or indication of interest or the making of any proposal or offer (including any proposal or offer to the Company's shareholders) with respect to, or that may reasonably be expected to lead to, a Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any of its Subsidiaries in furtherance of such inquiries or indication of interest or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction (other than to state that the Company is not permitted to have such discussions), (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer with respect to or that may reasonably be expected to lead to, a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger, or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (and the Company shall promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or Takeover Statute). Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its

  Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the date of this Agreement by the Company with respect to a Competing Transaction and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Competing Transaction, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a standstill, confidentiality or similar agreement in connection with such Person's consideration of a Competing Transaction to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement and, if requested by Parent, to enforce such Person's obligation to do so. The Company acknowledges and agrees that any violation of the restrictions on the Company set forth in this Section 7.03(a) by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(a).

          (b)   The Company shall as promptly as reasonably practicable (and in any event, within 48 hours after the Company attains knowledge thereof) notify Parent, after the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of any proposal, indication of interest, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction, including any request for discussions or negotiations and any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, indication of interest, inquiry, offer or request and a description of such proposal, indication of interest, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction, and the Company shall as promptly as reasonably practicable (and in any event, within 48 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company shall keep Parent fully informed on a reasonably current basis of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, indication of interest, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). The Company shall provide Parent with at least 48 hours prior written notice of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board or Special Committee in respect of such meeting). The Company agrees that it shall as promptly as reasonably practicable (and in any event, within 48 hours) provide to Parent any information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, indication of interest, inquiry, offer or request (or any amendment thereto) which was not previously provided to Parent.

          (c)   Notwithstanding anything to the contrary in Section 7.03(a), at any time prior to the receipt of the Company Shareholder Approval, (i) following receipt by the Company of a written bona fide proposal or offer from any Person with respect to a Competing Transaction that did not result from a material breach of Section 7.03(a), the Company and its Representatives may contact such Person solely in order to (A) clarify and understand the terms and conditions of such proposal or offer so as to determine whether it constitutes or could reasonably be expected to result in a Superior Proposal and (B) notify such Person of the restrictions of this Section 7.03 ; provided that the Company shall keep Parent informed on a reasonably current basis of such contact; and (ii) the Company may, subject to compliance with this Section 7.03(c) and acting under the direction of the Special Committee, furnish information to, and enter into discussions with, a Person who has made a written bona fide proposal or offer with respect to a Competing Transaction that did not result from a material breach of Section 7.03(a) if, prior to furnishing such information or entering into such discussions, (x) the Special Committee has determined, in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) that (A) such proposal or offer constitutes, or is reasonably likely to result in, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board's fiduciary duties under the Laws of the Cayman Islands, (y) the Company promptly provides written notice to Parent of its intent to furnish information or enter into discussions with such Person and discloses (and, if applicable, promptly provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub, and (z) the Company has obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, promptly following its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

          (d)   Except as set forth in Section 7.03(e), the Company (acting through the Company Board or any committee thereof) shall not (i) (A) withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Competing Transaction, (D) fail to include the Company Recommendation in the Proxy Statement, (E) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)) (any action described in clauses (A) through (E), a "Change in the Company Recommendation") or (ii) enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an "Alternative Acquisition Agreement"). The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(d).

          (e)   Notwithstanding anything to the contrary in Section 7.03(d), at any time prior to the receipt of the Company Shareholder Approval, the Company Board (upon recommendation of the Special Committee) may make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement if (x) the Company has received a written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from a material breach of Section 7.03(a), that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) constitutes a Superior Proposal, and (y) the Company Board (upon recommendation of the Special Committee) determines in its good faith judgment (after having received the advice of outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws; provided that prior to effecting a Change in the Company Recommendation in connection with a Superior Proposal and/or terminating this Agreement pursuant to Section 9.01(c)(iii) to enter into an Alternative Acquisition Agreement, in each case as permitted by this Section 7.03(e), (A) the Company shall have provided written notice to Parent and Merger Sub (a "Notice of Superior Proposal") advising Parent and Merger Sub that the Company Board has received a Superior Proposal, stating that the Company Board intends to make a Change in the Company Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 9.01(c)(iii)

  (as applicable), and specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b), (B) the Company shall have negotiated, and shall have caused its Representatives to, during the five Business Day period following receipt by Parent and Merger Sub of the Notice of Superior Proposal (the "Notice Period"), negotiate, with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate), to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (any amendment to the terms of such Superior Proposal during the Notice Period shall require a new Notice of Superior Proposal of the terms of such amended Superior Proposal from the Company and an additional Notice Period that satisfies this Section 7.03(e)), and (C) following the end of the Notice Period, the Company Board (upon recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of its independent financial advisor and outside legal counsel) that the Superior Proposal giving rise to the Notice of Recommendation Change continues to constitute a Superior Proposal.

          (f)    Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under federal or state Laws of the United States of America, or other applicable Laws, with regard to a Competing Transaction; provided that if such disclosure constitutes a Change in the Company Recommendation under Section 7.03(d), Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company's receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not constitute a Change in the Company Recommendation).

        Section 7.04.    Access to Information; Confidentiality.

          (a)   Except as otherwise prohibited by applicable Laws or the terms of any Contract to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent's Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish as promptly as reasonably practicable to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided that the Company shall not be required to (A) take or allow actions that would unreasonably interfere with the operation of the business of the Company and its Subsidiaries, or (B) provide access to or furnish any information if doing so would violate any applicable Laws or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company's or any Subsidiary's privilege with respect thereto.

          (b)   All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with Section 10.08.

          (c)   No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

        Section 7.05.    Directors' and Officers' Indemnification and Insurance.

          (a)   The indemnification, advancement of expenses and exculpation provisions of the indemnification agreements and employment agreements by and among the Company or its Subsidiaries and their respective directors and executive officers, as in effect at the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or its Subsidiaries (the "Indemnified Parties"). The Articles of Association will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Laws, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

          (b)   From and after the Effective Time, the Surviving Company shall comply with all of the Company's obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time, to the extent provided under the Company's or any of its Subsidiary's organizational documents or indemnification agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Laws, including (X) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions, and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Laws; and (ii) the Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

          (c)   The Surviving Company shall, and Parent shall cause the Surviving Company to, maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) covering each Indemnified Party by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided that, subject to the immediately succeeding sentence, in no event shall the Surviving Company be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may at its option purchase a six year "tail" prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors' and officers' liability insurance maintained by the Company. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.05(c) shall terminate.

          (d)   If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Company, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.05.

          (e)   The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

          (f)    The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, nor shall it be construed to, release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers and directors, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

        Section 7.06.    Stock Exchange Delisting.     Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary on its part under applicable Laws and rules and policies of NYSE or SEC to cause the Shares and the ADSs to be (a) delisted from NYSE as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

        Section 7.07.    Public Announcements.     The initial press release relating to this Agreement shall be a joint press release the text of which shall have been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Laws or the requirements of NYSE, each of Parent and the Company shall use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

        Section 7.08.    Notification of Certain Matters.

          (a)   From and after the date of this Agreement until the earlier to occur of the Effective Date or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied; provided that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b)   From and after the date of this Agreement until the earlier to occur of the Effective Date or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to the Knowledge of the Company or Parent, as the case may be, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries and Affiliates which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

        Section 7.09.    Reasonable Best Efforts; Further Action.

          (a)   Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and its Subsidiaries that are or shall become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and shall cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

          (b)   Each party hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent), that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

        Section 7.10.    Takeover Statutes.     The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to lawfully eliminate or minimize the effects of such Takeover Statute on the Merger and the other Transactions.

        Section 7.11.    Resignations.     To the extent requested by Parent in writing at least three Business Days prior to the Effective Time, by the Effective Time, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company designated by Parent in such request.

        Section 7.12.    Participation in Litigations.     Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Actions commenced or, to the Company's Knowledge on the one hand and Parent's Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such litigation shall be settled without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 7.13.    Obligations of Parent and Merger Sub.

          (a)   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

          (b)   At the Company Shareholders' Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated herein is sought, Parent shall, and shall cause its Affiliates to, vote the Founder Shares in favor of granting the Company Shareholder Approval.

        Section 7.14.    Available Cash and Financing.

          (a)   Each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions specified in Section 7.14(a) of the Parent Disclosure Schedule in accordance with the timeline set forth therein and to do, or cause to be done, such other things necessary to ensure that at the Closing, the aggregate amount of Available Cash shall equal $25,600,000 (the "Available Cash Financing"). The parties will use their best efforts to cooperate with each other with respect to the Available Cash Financing and keep each other reasonably informed on a reasonably current basis of the status of the Available Cash Financing.

          (b)   If (i) any portion of the Available Cash Financing becomes, or is reasonably expected to be, unavailable on a timely basis as contemplated by Section 7.14(a), (ii) any approval of any Governmental Authority required for the Available Cash Financing has not been obtained by March 5, 2013, or (iii) Parent shall have breached Section 7.15 of this Agreement, the Company shall so notify Parent (except in the case of clause (iii), Parent shall so notify the Company and the Company's notice is not required) and Parent shall, as promptly as practicable following the occurrence of such event (and in any event no later than ten Business Days prior to the End Date), arrange to obtain alternative financing from alternative sources, with no recourse to the Company, in an aggregate amount sufficient, when added to any funds that are available under the Available Cash Financing and the Equity Commitment Letter, to consummate the Transactions (the "Backup Financing"), and to enter into definitive agreements with respect thereto (the "Backup Financing Documents"). For the avoidance of doubt, Parent's obligations to obtain Backup Financing shall apply to any funds required to consummate the Transactions as a result of any event referred to in clause (iii) above. Each of Parent and Merger Sub shall keep the Company informed of all the material steps for arranging the Backup Financing, if applicable and provide to the Company copies of the Backup Financing Documents.

          (c)   Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Equity Commitment Letter and the Backup Financing Documents (if applicable, and together with the Equity Commitment Letter, the "Financing Documents"), (ii) cause the Equity Financing and Backup Financing (if applicable, and together with the Equity Financing, the "Financing") to be funded at or prior to the Closing, including through litigation in good faith, and (iii) draw upon and consummate the Financing and Available Cash Financing at or prior to the Closing. Neither Parent nor Merger Sub shall agree to or permit any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Documents without prior consent of the Company.

          (d)   Each of Parent and Merger Sub acknowledges and agrees that the obtaining or availability of the Financing or the Available Cash Financing shall not be a condition to the obligations of Parent and Merger Sub to consummate the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or the Available Cash Financing, subject to the applicable conditions set forth in Article VIII, the breach of which obligation will give rise to the remedies set forth in Article IX or Section 10.06, as applicable.

          (e)   Parent shall (i) prior to the Closing, give the Company prompt notice of any material breach or threatened material breach by any party to the Financing Documents, of which Parent or Merger Sub becomes aware, or any termination thereof, and (ii) prior to the Closing, otherwise keep the Company reasonably informed on a reasonably current basis of the status of Parent and Merger Sub's efforts to arrange the Financing.

          (f)    Parent shall promptly, upon the termination of this Agreement, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the actions or arrangements contemplated by this Section 7.14 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with such actions and arrangements and information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries). Parent and Merger Sub acknowledge and agree that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any Person under any financing that Parent and Merger Sub may raise in connection with the Transactions.

        Section 7.15.    Parent Ownership.     Parent shall not sell or otherwise transfer, or permit to be sold or otherwise transferred, any of the 115,759,692 Shares legally or beneficially owned by it as described in Section 5.10(a).

        Section 7.16.    Expenses.     Subject to Section 9.03, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

        Section 7.17.    Actions Taken at Direction of CEO; Knowledge of Parent.     Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent, including Mr. Chen, without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Parent shall not have any right to (i) terminate this Agreement under Section 9.01, (ii) claim any damage or seek any other remedy at law or in equity or (iii) claim that any condition set forth in Sections 8.01 or 8.02 shall have not been satisfied, in each case by reason of any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent any officer or director of Parent, including Mr. Chen, has knowledge, as of the date of this Agreement, of such breach or inaccuracy.

ARTICLE VIII
CONDITIONS TO THE MERGER

        Section 8.01.    Conditions to the Obligations of Each Party.     The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Laws) at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained in accordance with Cayman Companies Law.

          (b)    No Order.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a "Restraint").

        Section 8.02.    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Laws) at or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    (i) the representations and warranties of the Company set forth in (i) Section 4.03 of this Agreement shall be true and correct in all material respects and (ii) in each other Section of this Agreement (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifications therein) shall be true and correct, except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case of (i) and (ii), as of the date of this Agreement and as of the Closing Date, as though made on and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date).

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (c)    Officer Certificate.    The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

          (d)    No Company Material Adverse Effect.    Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

        Section 8.03.    Conditions to the Obligations of the Company.     The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible under applicable Laws) at or prior to the Closing Date of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any "materiality" or similar qualifications therein) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to prevent Parent and Merger Sub from consummating, or materially impair the ability of Parent and Merger Sub to consummate, the Merger.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

          (c)    Officer Certificate.    Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date, signed by a director of each of Parent and Merger Sub, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

        Section 9.01.    Termination.     This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

          (a)   by mutual written consent of Parent and the Company (upon the approval of the Special Committee); or

          (b)   by either Parent or the Company if:

              (i)  the Effective Time shall not have occurred on or before the End Date; provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement results in, or has been a material cause of, the failure of the Effective Time to occur on or before the End Date;

             (ii)  any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose breach of, or failure to fulfill, any of its obligations under this Agreement results in, or has been a material cause of, the issuance of such final, non-appealable Restraint; or

            (iii)  the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders' Meeting duly convened therefor or at any adjournment thereof; or

          (c)   by the Company:

              (i)  if Parent or Merger Sub shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.03 and (y) is incapable of being cured or has not been cured within thirty (30) Business Days of the receipt by Parent of written notice thereof from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that would result in the closing conditions set forth in Section 8.01 and Section 8.02 not being satisfied;

             (ii)  if (x) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (y) Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.02; or

            (iii)  if prior to the receipt of the Company Shareholder Approval, (x) the Company Board (upon recommendation of the Special Committee) has effected a Change in the Company Recommendation and/or authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the terms of this Agreement including Section 7.03(e), and (y) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal; or

          (d)   by Parent:

              (i)  if the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 8.02 and (y) is incapable of being cured or has not been cured, in the case of a breach of Section 7.03, within ten (10) Business Days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty (30) Business Days of the receipt by the Company of written notice thereof from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement that would result in the closing conditions set forth in Section 8.01 and Section 8.03 not being satisfied; or

             (ii)  if (x) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation; or (y) the Company Board, acting through the Special Committee, notifies Parent or Merger Sub that it intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 7.03(e).

        Section 9.02.    Effect of Termination.     In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) this Section 9.02, Section 9.03 and Article X, all of which shall survive any termination of this Agreement and remain in full force and effect, and (b) nothing in this Section 9.02 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 9.03.    Termination Fees and Expenses.

          (a)   The Company agrees that:

              (i)  If this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii), the Company shall pay the Termination Fee to Parent or its designee within five Business Days after the date of such termination by wire transfer of same day funds to one or more accounts designated by Parent or its designee; and

             (ii)  If this Agreement is terminated by Parent pursuant to Section 9.01(d), the Company shall, within five Business Days after the date of such termination, pay the Termination Fee to Parent or its designee by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

  For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

          (b)   Parent agrees that if this Agreement is terminated by the Company pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall within five Business Days following such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds; provided that in no event shall Parent be required to pay the

  Parent Termination Fee on more than one occasion, and provided further that nothing in this Section 9.03(b) shall limit the rights of the Company under Section 10.06(c).

          (c)   If (i) Parent shall terminate this Agreement pursuant to Section 9.01(d) or (ii) this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii), then in any such event the Company shall pay Parent or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions up to a maximum amount equal to US$500,000.

          (d)   If the Company shall terminate this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), then Parent shall pay the Company or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates in connection with the Transactions up to a maximum amount equal to US$500,000.

          (e)   The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the Parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee, Parent Termination Fee or any Expenses when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

        Section 9.04.    Amendment.     This Agreement may be amended by the parties hereto at any time prior to the Effective Time if, but only if, such amendment is in writing approved by the board of directors of each party to this Agreement (with respect to the Company Board, upon recommendation of the Special Committee); provided that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Laws or in accordance with the rules of NYSE requires further approval by the shareholders of the Company without such approval having been obtained.

        Section 9.05.    Waiver.     At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors or (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (iii) subject to the proviso in Section 9.04 and to the extent permitted by applicable Laws, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X
GENERAL PROVISIONS

        Section 10.01.    Non-Survival of Representations, Warranties, Covenants and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall survive the Effective Time, except for those covenants and agreements (i) contained in Article II, Article III, Section 7.05, and this Article X and (ii) that by their terms are to be performed in whole or in part after the Effective Time or termination of this Agreement, as applicable.

        Section 10.02.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

  if to Parent or Merger Sub:

    9/F Syswin Building
    No. 316 Nan Hu Zhong Yuan, Chaoyang District
    Beijing 100102, P. R. China
    Attention: Mr. Liangsheng Chen
    Facsimile: (86-10) 8497-8788

  with a copy to:

    Wilson Sonsini Goodrich & Rosati P.C.
    Jin Mao Tower, 38F
    88 Century Boulevard
    Pudong, Shanghai 200121
    P.R. China
    Attention: Zhan Chen
    Facsimile: +86-21-6165-1799
    e-mail: zchen@wsgr.com

  if to the Company:

    SYSWIN Inc.
    9/F Syswin Building
    No. 316 Nan Hu Zhong Yuan, Chaoyang District
    Beijing 100102, P. R. China
    Attention: Ray Han
    Facsimile: (86-10) 8497-8788
    e-mail: handecheng@syswin.com

  with a copy to:

    Cleary Gottlieb Steen & Hamilton LLP
    Twin Towers West (23/F)
    Jianguomenwai Da Jie
    Chaoyang District, Beijing, P. R. China
    Attention: Ling Huang and W. Clayton Johnson
    Facsimile: (852) 2160-1087, (852) 2160-1086
    e-mail: lhuang@cgsh.com and cjohnson@cghs.com

        Section 10.03.    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

        Section 10.04.    Entire Agreement; Assignment.     This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule), the Guarantee, the Equity Commitment Letter and the Backup Financing Documents (if applicable) shall constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Merger Sub may assign all (but not less than all) of its rights and obligations under this Agreement to any wholly-owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement shall be void ab initio.

        Section 10.05.    Parties in Interest.     This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of the date hereof or as of any other date.

        Section 10.06.    Specific Performance.

          (a)   Subject to Section 10.06(c), in the event the Company and its designees shall receive from Parent (i) the Parent Termination Fee, (ii) Expenses pursuant to Section 9.03(d), and (iii) any reimbursement of costs and expenses that are payable pursuant to the second sentence of Section 9.03(e), the receipt of such fees and expenses shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Company Group against the Parent Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for, and no member of the Company Group shall seek, or permit to be sought from the Parent Group, monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the amounts set forth in the first sentence of this Section 10.06(a).

          (b)   Subject to Section 10.06(c), in the event Parent and its designees shall receive from the Company (i) the Termination Fee, (ii) Expenses pursuant to Section 9.03(c), and (iii) any reimbursement of costs and expenses that are payable pursuant to the second sentence of Section 9.03(e), the receipt of such fees and expenses shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, no member of the Company Group shall have any liability for, and no member of the Parent Group shall seek, or permit to be sought from the Company Group, monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment of the amounts set forth in the first sentence of this Section 10.06(b).

          (c)   The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement or the Equity Commitment Letter and to enforce specifically the terms and provisions of this Agreement or the Equity Commitment Letter shall not be required to provide any bond or other security in connection with any such order or injunction. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by the amount of time during which such Action is pending, plus twenty (20) Business Days. Without limiting the forgoing provisions of this Section 10.06(c), the parties acknowledge and agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable relief to (i) enforce the Parent's obligation to cause the Equity Financing to be funded at the Effective Time, if (A) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (B) the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing, and (C) Parent and Merger Sub fail to complete the Closing in accordance with Section 2.02 and (ii) enforce the obligations of Parent and Merger Sub set forth in Section 7.14. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 10.06(a) or Section 10.06(b), as applicable, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

        Section 10.07.    Governing Law; Dispute Resolution.

          (a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

          (b)   Subject to the last sentence of this Section 10.07(b), any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a "Dispute") shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the "Centre") in accordance with the Arbitration Rules of the Centre in force at the date of commencement of the arbitration (the "Arbitration Rules"). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the Arbitration Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

        Section 10.08.    Confidentiality.

          (a)   Prior to and during the term of this Agreement, each party has disclosed or may disclose to the other party Confidential Information. Subject to Section 10.08(b), unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law, keep confidential and not disclose or reveal any Confidential Information to any Person other than the receiving party's Representatives (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) whom the receiving party will cause to observe the terms of this Section 10.08, and (ii) not to use Confidential Information for any purpose other than in connection with the Transactions. Each party acknowledges that such party shall be responsible for any breach of the terms of this Section 10.08 by such party or its Representatives and each party agrees, at its sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

          (b)   In the event that the receiving party or any of its Representatives is required by Law to disclose any the Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party's taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.08. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 10.08, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such disclosing party's best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

        Section 10.09.    Attorneys' Fees.     In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        Section 10.10.    Counterparts.     This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRILLIANT STRATEGY LIMITED
By	/s/ LIANGSHENG CHEN
	Name:	Liangsheng Chen
	Title:	Director
BRILLIANT ACQUISITION LIMITED
By	/s/ LIANGSHENG CHEN
	Name:	Liangsheng Chen
	Title:	Director
SYSWIN INC.
By	/s/ ZELAI ZHANG
	Name:	Zelai Zhang
	Title:	Director

EXHIBIT A

PLAN OF MERGER

        THIS PLAN OF MERGER is made on [                    ].

BETWEEN:

(1)
SYSWIN Inc., an exempted company incorporated under the laws of the Cayman Islands, having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the "Surviving Company"); and

(2)
Brilliant Acquisition Limited, an exempted company incorporated under the laws of the Cayman Islands, having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KYI-111, Cayman Islands (the "Merging Company", and together with the Surviving Company, the "Companies").

WHEREAS:

(A)
The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of a merger agreement dated December 24 among Brilliant Strategy Limited and the Companies (the "Agreement"), a copy of which is annexed as Annex A to this Plan of Merger and pursuant to the provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)
The directors and shareholders of each of the Surviving Company and the Merging Company have approved and adopted the Agreement and this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)
This Plan of Merger is made in accordance with section 233 of the Companies Law.

IT IS AGREED:

1.     CONSTITUENT COMPANIES

1.1
The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

1.2
The surviving company (as defined in the Companies Law) is the Surviving Company.

1.3
The registered office of each of the Surviving Company and Merging Company is Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KYI-111, Cayman Islands.

1.4
Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company is US$50,000 divided into 60,000,000,000 ordinary shares each of nominal or par value US$0.0000008 each, and 2,500,000,000 preferred shares each of a nominal or par value of US$0.0000008 each.

1.5
Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares each of a nominal or par value of US$1.00, [all of which have been issued and outstanding].

2.     EFFECTIVE DATE

2.1
In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the "Effective Date").

3.     TERMS AND CONDITIONS; SHARE RIGHTS

3.1
On the Effective Date, each share of a nominal or par value US$1.00 each in the capital of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of a nominal or par value US$1.00 each in the capital of the Surviving Company in accordance with the Agreement.

3.2
On the Effective Date, each ordinary share of a nominal or par value US$0.0000008 each in the capital of the Surviving Company issued and outstanding immediately prior to the Effective Date, other than any Excluded Shares (as defined in the Agreement), shall be cancelled. Upon such cancellation, each holder of ordinary shares of a nominal or par value US$0.0000008 each in the capital of the Surviving Company so cancelled shall have the right to receive US$0.5125 in cash per ordinary share without interest in accordance with the Agreement.

3.3
On the Effective Date, any Founder Shares (as defined in the Agreement) shall be cancelled and cease to exist without any conversion or any consideration in accordance with the Agreement.

3.4
From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A (as defined below).

4.     MEMORANDUM AND ARTICLES OF ASSOCIATION

4.1
From the Effective Date, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed hereto as Annex B (the "M&A").

5.     DIRECTORS' INTERESTS IN THE MERGER

5.1
No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

5.2
The names and addresses of each director of the Surviving Company from the Effective Date are:

(a)
[    •    ], [address];

(b)
[    •    ], [address]; and

(c)
[    •    ], [address].

6.     SECURED CREDITORS

  (a)
  The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

  (b)
  The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

7.     PROPERTY

7.1
On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company, which shall be liable for and subject to, in the same manner as the Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Companies.

8.     TERMINATION

8.1
At any time prior to the Effective Date, this Plan of Merger may be terminated in accordance with the terms and conditions of the Agreement.

9.     COUNTERPARTS

9.1
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)
SYSWIN Inc.:	)
	)	Director
)
	)	Name:
)
	)	Title:
SIGNED for and on behalf of	)
Brilliant Acquisition Limited:	)
	)	Director
)
	)	Name:
)
	)	Title:

ANNEX A

(the "Agreement")

ANNEX B

Memorandum and Articles of Association of the Surviving Company

Annex B

PRIVILEGED & CONFIDENTIAL

December 24, 2012

Special Committee of the Board of Directors
Syswin Inc.
No. 316 Nan Hu Zhong Yuan, Chaoyang District
Beijing 100102, P.R. China

Members of the Special Committee:

        You have asked Oppenheimer & Co. Inc. ("Oppenheimer") to render a written opinion ("Opinion") to the Special Committee of the Board of Directors of Syswin Inc. ("Syswin") as to the fairness, from a financial point of view, to the holders of Shares (as defined below) and ADSs (as defined below), other than Shares and ADSs beneficially owned by Mr. Liangsheng Chen or any person controlled by him (the "Excluded Shares"), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 24, 2012, among Brilliant Strategy Limited (the "Parent"), Brilliant Acquisition Limited (the "Merger Sub"), and Syswin (the "Agreement"). The Agreement provides for, among other things, the merger of the Merger Sub with and into Syswin (the "Merger") with Syswin surviving the Merger and that, at the effective time of the Merger and in connection therewith, (i) each ordinary share, par value $0.0000008, of Syswin (a "Share", or, collectively, the "Shares") other than Excluded Shares, will be cancelled and converted into the right to receive US$0.5125 in cash, and (ii) each American Depositary Share, representing four Shares (an "ADS" or, collectively, the "ADSs") other than ADSs representing any Excluded Shares, will be cancelled and converted into the right to receive US$2.05 in cash (such consideration in each case, the "Merger Consideration").

        In arriving at our Opinion, we:

  (a)
  reviewed the draft, dated December 21, 2012, of the Agreement;

  (b)
  reviewed (i) audited financial statements of Syswin for fiscal years ended December 31, 2009, 2010 and 2011; (ii) unaudited interim financial statements of Syswin for the nine months ended September 30, 2012, and (iii) certain other interim unaudited financial information prepared by management of the Company;

  (c)
  reviewed financial forecasts and estimates relating to Syswin prepared by the management of Syswin;

  (d)
  reviewed the historical market prices and trading volume of the ADSs;

  (e)
  held discussion with the senior management of Syswin with respect to the business and prospects of Syswin;

  (f)
  reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating Syswin;

  (g)
  reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

  (h)
  analyzed the estimated present value of the future cash flows of Syswin based on financial forecast and estimates prepared by the management of Syswin;

  (i)
  reviewed other public information concerning Syswin; and

  (j)
  performed such other analysis, reviewed such other information and considered such other factors as we deemed appropriate.

        In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Syswin and its employees, representatives and affiliates or publicly available to or otherwise reviewed by us. With respect to the financial forecast and estimates relating to Syswin referred to above, we have relied upon, at the direction of Syswin and with your consent, without independent verification or investigation, the assurance from the management of Syswin that such forecast and estimates were reasonably prepared in accordance with industry practice on bases reflecting the best available information, estimates and judgments of the management of Syswin as to the future financial condition and operating results of Syswin and the other matters covered thereby, and that the financial results in such forecasts and estimates will be achieved at the times and in the amounts projected. We express no opinion or views as to any such forecasts or estimates or the assumptions on which they were based. We also assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Merger will be consummated in accordance with its terms without waivers, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Syswin or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of Syswin.

        We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Syswin, or the price at which Shares or ADSs will trade at any time. We express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the fairness of Merger Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the ability of the Parent and Merger Sub to fund the consideration to be paid in the Merger, or the fairness of the amount or nature of the compensation resulting from the Merger (if any) to any individual officers, directors or employees of Syswin, or class of such persons, relative to the Merger Consideration.

        In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Syswin to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for Syswin or the effect of any other transaction in which Syswin might engage. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Syswin. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

        We are not legal, tax, regulatory or accounting advisors and have relied on the assessments made by Syswin and its advisors with respect to such issues. This Opinion does not address any legal, tax, regulatory or accounting matters. In addition, this Opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Syswin under any federal or state laws relating to bankruptcy, insolvency or similar matters.

        The issuance of this Opinion was approved by an authorized committee of Oppenheimer & Co. Inc. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

        We have acted as financial advisor to the Special Committee of the Board of Directors of Syswin in connection with the Merger and will receive a fee for our services, a portion of which will be payable upon delivery of this Opinion and a portion of which is contingent upon consummation of the Merger. Syswin has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We and our affiliates in the past have performed investment banking and other services for Syswin unrelated to the Merger, for which services we and our affiliates have received compensation, Notably, Oppenheimer & Co. Inc.acted as a Co-Managing Underwriter in Syswin's initial public offering in the United States consummated on November 26, 2010. In the ordinary course of business, we and our affiliates may actively trade securities of Syswin for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We may also seek to provide financial advisory services to Syswin in the future, for which we would expect to receive compensation.

        Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration provided for in the Agreement is fair, from a financial point of view, to the holders of Shares and ADSs, other than holders of Excluded Shares. This Opinion is for the use of the Special Committee of the Board of Directors of Syswin in its evaluation of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the Merger.

        Our Opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval, unless pursuant to applicable law or regulations or required by other regulatory authority or by the order or ruling of a court or administrative body, except that this Opinion may be included in its entirety and references can be made to the Opinion and us in the transaction statement on Schedule 13E-3 relating to the Merger to be filed with the Securities and Exchange Commission and the proxy statement to be mailed to the Shareholders of Syswin.

Very truly yours,
/s/ Oppenheimer & Co. Inc. OPPENHEIMER & CO. INC.

Annex C

ANNEX C: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961,
AS CONSOLIDATED AND REVISED)—SECTION 238

238. Rights of dissenters

(1)
A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

C-1

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

Annex D

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND
EACH ENTITY IN THE BUYER GROUP

1.     Directors and Executive Officers of the Company

        The Company is a company organized under the laws of the Cayman Islands with its principal business address at 9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China. The telephone number of the Company's principal executive office is +86-10-8497-8088. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Xiaoling Hu	1503 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong	Chairwoman of the Board of Directors(1)	PRC
Liangsheng Chen	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Director, Chief Executive Officer and President(2)	PRC
Xiaoya Zhang	10/F Tower A, Guancheng Mansion, No. 12 Taiyanggong Middle Road, Chaoyang District, Beijing 100028, The People's Republic of China	Independent Director(3)	PRC
Shulong Chu	Research Institute of International Strategies and Development, School of Public Policy and Management, Tsinghua University, Haidian District, Beijing 100084, The People's Republic of China	Independent Director(4)	PRC
Zelai Zhang	DaXinHua Hangkong Building, Yi Er Hao, Dong San Huan North Road, Beijing, The People's Republic of China	Independent Director(5)	PRC
Ray Han	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Director and Chief Financial Officer(6)	Canada
Peng Zhang	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Director, Vice President and General Manager of the North China region of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited(7)	PRC

Name	Business Address	Present Principal Employment	Citizenship
Shi'en Liu	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People"s Republic of China	Assistant Vice President and General Manager of the South China region of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited(8)	PRC
Jianhua Liao	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Assistant Vice President and General Manager of the West China region of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited(9)	PRC
Wu Ding	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Chief Client Representative of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited(10)	PRC

(1)
Ms. Xiaoling Hu is also a managing director of CDH Investments Management (Hong Kong) Limited, an asset management company with its principal business address at 1503 International Commerce Center, 1 Austin Road West, Kowloon, Hong Kong, since 2010.

(2)
Mr. Liangsheng Chen has served as the chairman of the board of directors of Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since it was founded in 2004.

(3)
Mr. Xiaoya Zhang has served as a director and president of Beijing AirMedia Advertising Co., Ltd., an out-of-home advertising company with its principal business address in China at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, since 2005. Mr. Zhang served as a director and president of AirMedia Group Inc. (NASDAQ: AMCN), an out-of-home advertising company with its principal business address in China at 17/F, Sky Plaza, No. 46 Dongzhimenwai Street, Dongcheng District, Beijing 100027, from the company's inception in 2007 to January 2011 and its interim chief financial officer from February 2010 to January 2011. Since February 2011, Mr. Zhang joined Unibank Media and has been serving as its chairman of the board of directors since April 2011.

(4)
Mr. Shulong Chu has served as professor and Ph.D. supervisor of the School of Public Policy and Management, Tsinghua University in China at Haidian District, Beijing 100084, since 2001.

(5)
Mr. Zelai Zhang has served as the president of Tianjin Haihang Bohai Real Estate Equity Investment Fund Management Co., Ltd., an equity investment fund company with its principal business address in China at DaXinHua Hangkong Building, Yi Er Hao, Dong San Huan North Road, Beijing, the People's Republic of China, since 2010. From 2005 to 2009, Mr. Zhang served as a director and president of Ningbo Jingang Investment Trust Co., Ltd., an investment trust company with its principal business address in China at Jin Gang Building, No. 51 YangShan Road, Ningbo City, Zhejiang Province, the People's Republic of China.

(6)
Mr. Ray Han served as the Regional Director of Finance for VMware Inc. (NYSE: VMW), Greater China, a virtualization solutions company with its principal business address in China at South 3/F, Building C, RongKe Information Center, South No. 2, Science Academy, Haidian District, Beijing, from 2009 to 2010. From 2005 to 2009, Mr. Ray Han served as the Finance and Administration Director for Silicon Graphics Inc. (now Silicon Graphics International) Greater China region, a computer hardware and software manufacturer with its principal business address in China at 9/F China Central Place Tower II, 79 Jianguo Road, Chaoyang District, Beijing; the

  board of directors of Silicon Graphics Hong Kong Limited, at 8 Argyle St, Suite 2203, Office Tower, Langham Place, Kowloon; and the Chief Representative of Silicon Graphics Inc. Beijing Representative Office, at 9/F China Central Place Tower II, 79 Jianguo Road, Chaoyang District, Beijing.

(7)
Mr. Peng Zhang served various positions in Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since he joined us in 2003.

(8)
Mr. Shi'en Liu served as the general manager of the Foshan branch of Shenzhen WorldUnion Properties Consultancy Co., Ltd., a real estate consultancy company with its principal business address in China at 13/F, No. 7 Building, Chuangyi Industry Park, Foshan City, Guangdong, the People's Republic of China from 2003 to 2011.

(9)
Mr. Jianhua Liao served various positions in Beijing Syswin Xing Ye Real Estate Brokerage Company Limited since he joined us in 2008. From 2005 to 2008, he served as the general manager of the precision manufacturing department of UFIDA Software Co., Ltd., an enterprise software company with its principal business address in China at Yongyou Software Park, No. 68 Bei Qing Road, Haidian District, Beijing 100094.

(10)
Mr. Wu Ding served as the general manager of Shenzhen Syswin Computer Software Company Limited from 2005 to 2007 and chairman of its board of directors since 2008.

        During the last five (5) years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.     Directors and Executive Officers of Parent

        Parent is a business company incorporated under the laws of the British Virgin Islands with its business address located at c/o SYSWIN Inc., 9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China, and its telephone number is +86-10-8497-8088.

        The name, business address, present principal employment and citizenship of the sole director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officers.

Parent (Sole Director)
Name	Business Address	Present Principal Employment	Citizenship
Liangsheng Chen	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Director, Chief Executive Officer and President of the Company	PRC

        During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.     Directors and Executive Officers of Merger Sub

        Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its business address located at c/o SYSWIN Inc., 9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China, and its telephone number is +86-10-84978088.

        The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Merger Sub (Sole Director)
Name	Business Address	Present Principal Employment	Citizenship
Liangsheng Chen	9/F Syswin Building, No. 316 Nan Hu Zhong Yuan, Chaoyang District, Beijing 100102, The People's Republic of China	Director, Chief Executive Officer and President of the Company	PRC

        During the last five (5) years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.